Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221129

This preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell, or a solicitation of an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated October 26, 2017	CONFIDENTIAL

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 26, 2017)

China Lodging Group, Limited

        This is an offering of up to an aggregate of            American depositary shares ("ADSs") (each representing as of the date hereof four ordinary shares of China Lodging Group, Limited, par value US$0.0001 per ordinary share), which we will loan to Deutsche Bank AG, London Branch, or the "ADS Borrower," as borrower, pursuant to an ADS lending agreement, which we refer to in this prospectus supplement as the "ADS Lending Agreement." In this prospectus supplement, we also refer to the ADSs borrowed under the ADS Lending Agreement as the "Borrowed ADSs" and to the ADS loan transaction as the "Registered ADS Borrow Facility". The ADS Borrower is an affiliate of Deutsche Bank Securities Inc., or the "ADS Underwriter," which is acting as the underwriter in this offering. We believe that under United States generally accepted accounting principles, or U.S. GAAP, the Borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per ADS.

        We will not receive any proceeds from the sale of the Borrowed ADSs in this offering, but we will receive from the ADS Borrower or its affiliate a nominal lending fee of US$0.0004 per Borrowed ADS. The ADS Borrower will receive all the proceeds from the sale of the Borrowed ADSs. The Registered ADS Borrow Facility is designed to facilitate short sales and/or privately negotiated derivative transactions by which some investors in our convertible senior notes due 2022, which are being offered in a concurrent offering in accordance with Rule 144A under the Securities Act of 1933, as amended, or the "Securities Act", to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and outside the United States to non-U.S. persons in reliance on Regulation S of the Securities Act, and which are referred to in this prospectus supplement as the "convertible senior notes," may hedge their investments in the convertible senior notes.                        Borrowed ADSs (the "Initial Borrowed ADSs") will initially be offered at US$        per ADS. Additional ADSs offered hereby may be offered on a delayed basis in transactions that may include block sales, sales on the NASDAQ Global Select Market, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The ADS Borrower expects that, over the same period when the ADS Underwriter sells such additional ADSs, the ADS Borrower, or its affiliates or agents, may, in its discretion, purchase a comparable number of ADSs in the open market. See "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes" and "Underwriting."

        Our ADSs are listed on The NASDAQ Global Select Market under the symbol "HTHT." The last reported sale price of our ADSs on The NASDAQ Global Select Market on October     , 2017 was US$        per ADS.

        The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan under the ADS Lending Agreement will terminate, and this offering will terminate and all the Initial Borrowed ADSs (or ADSs fungible with the Initial Borrowed ADSs) must be returned to us.

        Investing in the ADSs involves risk. See "Risk Factors" beginning on page S-20 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the ADSs.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the issuance of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Deutsche Bank Securities

The date of this prospectus supplement is October     , 2017.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the ADS Underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the ADS Underwriter is not, making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under the shelf registration process, from time to time, we may sell any combination of the securities described in the accompanying prospectus in one or more offerings, subject in certain cases to the receipt of regulatory approval. This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our ADSs and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part consists of the accompanying prospectus, which gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not be applicable to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

  •
  "ADSs" refers to our American depositary shares, each representing four ordinary shares;

  •
  "China" or "PRC" refers to the People's Republic of China, excluding, for purposes of this prospectus supplement, Taiwan, Hong Kong and Macau;

  •
  "Crystal Orange" refers to Crystal Orange Hotel Holdings Limited;

  •
  "leased hotels" refers to leased-and-operated hotels;

  •
  "manachised hotels" refers to franchised-and-managed hotels;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value US$0.0001 per share;

  •
  "US$" or "U.S. dollars" refers to the legal currency of the United States; and

  •
  "we," "us," "our company" or "our" refers to China Lodging Group, Limited, a Cayman Islands exempted company (the "Company"), and its predecessor entities and subsidiaries.

        We publish our consolidated financial statements in Renminbi. The conversion of Renminbi into U.S. dollars in this prospectus supplement is solely for the convenience of readers. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement and the accompany prospectus were made at a rate of RMB6.7793 to US$1.00, the noon buying rate in effect as of June 30, 2017. The Renminbi is not freely convertible into foreign currency. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade.

S-i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the information incorporated herein by reference include "forward-looking statements" within the meaning of, and intended to qualify for the safe harbor from liability established by, the United States Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify these forward-looking statements by words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," "would," "predict," "future," "is/are likely to," "project" or "continue" or similar expressions, including their negatives. We have based these forward looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among others:

  •
  our anticipated growth strategies, including developing new hotels at desirable locations in a timely and cost-effective manner and launching a new hotel brand;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our revenues and certain cost or expense items;

  •
  our ability to attract customers and leverage our brand; and

  •
  trends and competition in the lodging industry.

        You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should read thoroughly this prospectus supplement and the documents that we reference in this prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section headed "Risk Factors." They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This prospectus supplement also contains or incorporates by reference data, including industry-demand and product-pricing data, related to the lodging market in several countries, including China. These market data include projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions.

        The forward-looking statements and any related statements made in this prospectus supplement and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

S-ii

NON-GAAP FINANCIAL MEASURES

        A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial condition or cash flows but excludes or includes amounts that would not be so adjusted in the most comparable U.S. GAAP measure.

EBITDA and Adjusted EBITDA

        We use earnings before interest income, interest expense, income tax expense (benefit) and depreciation and amortization, or EBITDA, a non-GAAP financial measure, to assess our results of operations before the impact of investing and financing transactions and income taxes. Given the significant investments that we have made in leasehold improvements, depreciation and amortization expense comprises a significant portion of our cost structure. We believe that EBITDA is widely used by other companies in the lodging industry and may be used by investors as a measure of our financial performance. We also use Adjusted EBITDA, another non-GAAP measure, which is defined as EBITDA before share-based compensation expenses. We present Adjusted EBITDA because it is used by our management to evaluate our operating performance. We also believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our consolidated results of operations in the same manner as our management and in comparing financial results across accounting periods and to those of our peer companies. Our calculation of EBITDA and Adjusted EBITDA does not deduct foreign exchange loss, which was RMB0.2 million in 2014, and foreign exchange gain, which was RMB7.8 million and RMB16.5 million (US$2.4 million) in 2015 and 2016, respectively. Our calculation of EBITDA and Adjusted EBITDA does not deduct foreign exchange gain of RMB4.3 million in the six months ended June 30, 2016 and foreign exchange loss of RMB10.0 million (US$1.5 million) in the six months ended June 30, 2017. The presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by other charges and gains we consider to be outside the ordinary course of our business.

        The use of EBITDA and Adjusted EBITDA has certain limitations. Depreciation and amortization expense for various long-term assets, income tax, interest income and interest expense have been and will be incurred and are not reflected in the presentation of EBITDA. Share-based compensation expenses have been and will be incurred and are not reflected in the presentation of Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA or Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest income, interest expense, income tax expense, share-based compensation expenses, capital expenditures and other relevant items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

        The terms EBITDA and Adjusted EBITDA are not defined under U.S. GAAP, and neither EBITDA nor Adjusted EBITDA is a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. When assessing our operating and financial performance, you should not consider this data in isolation or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA or Adjusted EBITDA may not be comparable to EBITDA or Adjusted EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or Adjusted EBITDA in the same manner as we do. For a reconciliation of EBITDA and Adjusted EBITDA to net income for the years ended December 31, 2014, 2015 and 2016 and the six months ended June 30, 2016 and 2017, see "Summary—Summary Financial and Operating Data—Non-GAAP Financial Data."

S-iii

INDUSTRY DATA

        Market data and certain industry forecasts used in or incorporated into this prospectus supplement were obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys, industry forecasts, market research and publicly available information, while believed to be reliable, cannot be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties, and neither we nor the ADS Underwriter can guarantee the accuracy of such information.

S-iv

SUMMARY

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in the Borrowed ADSs. You should read the entire prospectus supplement carefully, including the section titled "Risk factors" and the financial statements and the notes thereto of our Company and Crystal Orange, which are incorporated by reference in this prospectus supplement, and the other financial information appearing elsewhere or incorporated by reference in this prospectus supplement.

Overview

        We are a leading and fast-growing multi-brand hotel group in China and China's second largest hotel operator in terms of the number of hotels in operation as of June 30, 2017 according to public data. We operate under leased and owned, manachised, and franchised models. Under the lease and ownership model, we directly operate hotels located primarily on leased properties. Under the manachise model, we manage manachised hotels through the on-site hotel managers we appoint and collect fees from franchisees. Under the franchise model, we provide training, reservation and support services to the franchised hotels and collect fees from franchisees but do not appoint on-site hotel managers. We apply a consistent standard and platform across our hotels. As of June 30, 2017, we had 686 leased and owned hotels, 2,654 manachised hotels and 201 franchised hotels that were in operation and 30 leased and owned hotels and 582 manachised and franchised hotels that were contracted or under development. As of the same date, we had 359,530 hotel rooms in operation, and we operated approximately 24% of these hotel rooms under the lease and ownership model and the rest under the manachise and franchise models.

        We own 12 hotel brands that are designed to target distinct segments of customers:

  •
  Hi Inn, our budget hotel product which targets practical and price-conscious travelers, originally marketed under the name of HanTing Hi Inn;

  •
  HanTing Hotel, our economy hotel product which targets knowledge workers and value- and quality-conscious travelers, originally marketed under the name of HanTing Express Hotel;

  •
  Elan Hotel, our economy hotel product which targets business travelers, young customers and urban tourists. Elan Hotel is committed to provide a unique business and travel life experience for its guests;

  •
  JI Hotel, our standardized midscale limited service hotel product which targets mature and experienced travelers who seek a quality experience in hotel stays, previously marketed first under the name of HanTing Hotel and then HanTing Seasons Hotel;

  •
  Starway Hotel, our midscale limited service hotel product with variety in design and consistency in quality which targets middle class travelers who seek a spacious room, reasonable price and guaranteed quality;

  •
  Joya Hotel, our upscale brand concept targeting affluent travelers and corporate events. Joya Hotels are typically located in central business districts;

  •
  Crystal Orange Hotel, Orange Hotel Select, Orange Hotel and VUE Hotel, our mid-to-upscale boutique hotel products under Crystal Orange appealing to life-style travelers as opposed to the traditional business clientele of JI Hotels;

  •
  HanTing Plus, our entry level midscale hotel brand targeting middle class leisure travelers and midscale corporate events; and

  •
  Manxin Hotel, our mid-to-upscale hospitality brand including city hotels and resorts. Manxin Hotel targets business travelers, leisure travelers, families and corporate events.

        We have also entered into brand franchise agreements with Accor and enjoy exclusive franchise rights in respect of "Mercure," "Ibis" and "Ibis Styles" in the PRC, Taiwan and Mongolia and non-exclusive franchise rights in respect of "Grand Mercure" and "Novotel" in the PRC, Taiwan and Mongolia:

  •
  Grand Mercure, a brand that offers a upscale network of hotels and apartments that combine local culture with world-class services;

  •
  Novotel, a mid-to-upscale brand that provides a multi-service offer for both business and leisure guests;

  •
  Mercure, a midscale hotel brand that targets business and leisure travelers around the world;

  •
  Ibis Styles, a midscale brand that offers comfortable, designer hotels at an all-inclusive rate; and

  •
  Ibis, an economy hotel brand that is recognized across the world for its quality, reliability and commitment to the environment.

        As a result of our customer-oriented approach, we have developed strong brand recognition and a loyal customer base. In 2016, approximately 80% of our room nights were sold to members of HUAZHU Rewards, our loyalty program.

        Our operations commenced with midscale limited service hotels and commercial property development and management in 2005. We began our current business of operating and managing a multi-brand hotel group in 2007. Our net revenues grew from RMB4,964.7 million in 2014 to RMB5,774.6 million in 2015, and further to RMB6,538.6 million (US$964.5 million) in 2016, representing a compound annual growth rate, or CAGR of 14.8%. Our net revenues increased by 15.7% from RMB3,094.9 million in the six months ended June 30, 2016 to RMB3,582.3 million (US$528.4 million) in the same period of 2017. We had net income attributable to our Company of RMB307.3 million, RMB436.6 million and RMB804.6 million (US$118.7 million) in 2014, 2015 and 2016, respectively, representing a CAGR of 61.8%. Our net income attributable to our Company increased from RMB384.9 million in the six months ended June 30, 2016 to RMB537.7 million (US$79.3 million) in the same period of 2017. We had net cash provided by operating activities of RMB1,454.0 million, RMB1,749.7 million, RMB2,047.7 million (US$302.1 million) and RMB984.5 million (US$145.2 million) in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively.

Our Competitive Strengths and Strategies

Competitive Strengths

        We believe that the following competitive strengths have contributed significantly to our success and differentiate us from our competitors:

Leading market position in a growing and consolidating industry

        We are China's second largest hotel operator in terms of the number of hotels in operation as of June 30, 2017 according to public data. As of June 30, 2017, we had 3,541 hotels in operation, including 686 leased and owned hotels, 2,654 manachised hotels and 201 franchised hotels. In our pipeline we also had 30 leased and owned hotels and 582 manachised and franchised hotels that were contracted or under development. Since we began our current business model in 2007, we have grown significantly into a leading and fast-growing multi-brand hotel group in China with leased, owned, manachised and franchised models. As of June 30, 2017, we had 17 brands across upscale, midscale and economy market segments in 369 cities across China. We have also maintained a relatively high occupancy rate across our hotels, which was approximately 89%, 85%, 85% and 87% for all of our hotels in operation in 2014, 2015, 2016 and the six months ended June 30, 2017.

        China's hotel industry has strong growth potential, with the market far from reaching saturation. The rising middle class's increasing spending on leisure, vacation and domestic travel remains robust and grows faster than Chinese consumers' disposable income. For example, from 2011 to 2016, China's disposable income per capita grew at a CAGR of 7.1%, while China's domestic travel expenditure grew at a CAGR of 14.5%, according to China's National Tourism Administration. In addition, we expect Chinese consumers' increasing purchasing power to continue to fuel the long-term growth of the hotel average daily rate in China. At the same time, China's net addition of branded hotels slowed down in 2016 for the first time, a trend that is expected to continue in 2017, according to China's National Tourism Administration. This favorable supply-demand situation helped our same-hotel revenues generated per available room ("RevPAR") growth, which was 9.5% in the third quarter of 2017 (compared to 0.5% of the third quarter of 2016), the highest since the second quarter of 2012. Moreover, China's hotel market is fragmented, and we expect significant industry consolidation in both the economy and midscale segments. We believe that our market-leading position prepares us to capture these growth opportunities in China's lodging industry.

Proven asset light franchise business model driving robust cash flow and expanding margins

        We have built an asset light business model, with a proven record of robust cash flows and profitability. As of June 30, 2017, we had 359,530 hotel rooms in operation, approximately 76% of which were under the manachise and franchise models. Under the manachise model, we manage manachised hotels through the on-site hotel managers we appoint and collect fees from franchisees. Under the franchise model, we provide training, reservation and support services to franchised hotels and collect fees from franchisees but do not appoint on-site hotel managers. As opposed to our leased and owned hotels, under the manachise and franchise models we do not bear capital expenditures or other costs or expenses nor do we share profit or loss of the hotels, which are borne or owned by the franchisees. We collect one-time and monthly franchisee fees, as well as other service fees (such as reservation fees for using our central reservation system) from franchisees. We believe that the manachise and franchise models have enabled us to quickly and effectively expand our geographical coverage and market share in a less capital-intensive manner by capitalizing on the local knowledge and relationships of our franchisees.

        Our asset light model allows us to reduce capital requirements and expand margins. We have historically generated strong net cash from operating activities, which was RMB1,454.0 million, RMB1,749.7 million, RMB2,047.7 million (US$302.0 million) and RMB984.5 million (US$145.2 million) in 2014, 2015, 2016 and the six months ended June 30, 2017, respectively. In addition, our income from operations as a percentage of net revenues increased from 7.9% in 2014 to 10.4% in 2015 and further to 13.3% in 2016, and increased from 10.8% in the six months ended June 30, 2016 to 17.0% in the same period of 2017. Our return on equity increased from 10.0% in 2014 to 13.2% in 2015 and further to 18.0% in 2016, and was 18.7% in the six months ended June 30, 2017.

        Largely due to our proven business model and our outperforming manachised and franchised hotels, we have remained highly attractive to our franchisees. For example, our manachised hotels increased from 516 hotels as of December 31, 2012 to 2,471 hotels as of December 31, 2016, representing a CAGR of 47.9%. Our franchised hotels increased from 54 hotels as of December 31, 2012 to 174 hotels as of December 31, 2016, representing a CAGR of 34.0%. In addition, over 46% of our newly opened hotels in 2016 were converted from third-party hotels, demonstrating our ability to attract many existing hotel owners to convert into our franchisees.

Multiple-brand strategy and fast expansions into midscale and upscale segments

        We started as a budget and economy hotel operator but have successfully grown into a multi-brand hotel group and expanded into the midscale and upscale segments through organic growth and acquisitions. Midscale and upscale hotels accounted for approximately 28% and 33% of our total revenues in 2016 and the six months ended June 30, 2017, respectively. We launched our economy hotel product, HanTing Express Hotel (subsequently rebranded as HanTing Hotel) and our midscale limited service hotel product, HanTing Hotel (subsequently rebranded first as HanTing Seasons Hotel and later as JI Hotel) in 2007, and launched our budget hotel product, HanTing Hi Inn (subsequently rebranded as Hi Inn) in 2008. Since then, we have grown significantly from a budget and economy hotel operator targeting the mass market into a hotel group of 17 brands covering the economy, midscale and upscale segments.

        We acquired our midscale limited service hotel product, Starway in 2012. We launched our mid-to-upscale hospitality brand, Manxin Hotels & Resorts (subsequently rebranded as Manxin Hotel), and our upscale brand, Joya Hotel in 2013. We launched a new economy hotel brand, Elan Hotel in 2014. As part of our alliance with Accor, we added Grand Mercure, Novotel, Mercure, ibis Styles and ibis to our brand portfolio in 2016. We HanTing Plus and rebranded Manxin Hotel in 2017.

        In addition, we acquired Crystal Orange's mid-to-upscale brands, Crystal Orange Hotel, Orange Hotel Select, Orange Hotel and VUE Hotel, in May 2017. As of June 30, 2017, Crystal Orange had 140 hotels in operation. Our acquisition of Crystal Orange has increased our market share and presence in tier 1 and tier 2 cities in China. Our acquisition of Crystal Orange has also enhanced our design capabilities and attractiveness to younger generation customers. Crystal Orange has recorded outperforming RevPAR and available daily rates, which were approximately RMB284 and RMB380, respectively, as of December 31, 2016.

        The table below sets forth a breakdown of our net added hotels by segment for the periods indicated.

	Year Ended December 31,
							Six Months Ended June 30, 2017
	2014		2015		2016
	Number of net added hotels	%	Number of net added hotels	%	Number of net added hotels	%	Number of net added hotels	%
Economy hotels	510	89.5	634	82.6	360	71.1	80	29.4
Midscale and upscale hotels	60	10.5	134	17.4	146	28.9	192	70.6

Total number of hotels	570	100.0	768	100.0	506	100.0	272	100.0

        We believe that our multi-brand strategy ensures our exposure to a broad range of customer types and enables us to capitalize on revenue growth from all major market segments. In addition, the lifestyle change of Chinese consumers who favor travel and other life-enrichment activities, or consumption upgrade, is expected to drive the midscale hotels' boom as the inventory in this segment is relatively small. We believe that, with our significant operations in the midscale segment, we are well positioned to benefit from this consumption upgrade. As a result of the successful implementation of our branding strategy, our "China Lodging" brand's value increased by approximately 25% from approximately US$358 million in 2016 to US$448 million in 2017 and our ranking increased from 84th in 2016 to 78th in 2017 among Chinese brands, according to BrandZ.

Strong direct sales capability and fast growing membership program

        We believe that our strong direct channel sales capability and increasing number of members have brought quality repeat consumers for our hotels. For example, approximately 88% of our operations (by room nights) was attributable to our direct channel sales in 2016. A significant portion of our direct channel sales are made through our centralized registration system, approximately 90% of which were via mobile apps in 2016. Our customers can book and check in and out of our hotel rooms through these mobile apps. Our direct channel booking enables us to not over-rely on online travel agencies. In addition, our fast growing loyalty program, HUAZHU Rewards, helps establish customer loyalty and incentivizes customer spending with us. Customers typically register into our HUAZHU Rewards program when checking into our hotels. Members of this program are provided a guarantee of lowest prices of our hotel rooms and can use the reward points to buy room nights or other products with us. The number of members of this program increased at a CAGR of 74.9% from 8.4 million as of December 31, 2012 to 78.6 million as of December 31, 2016 and further reached 88.0 million as of June 30, 2017. In 2016, approximately 80% of our room nights were sold to members of this program. We believe our direct sales strength and membership program will continue to contribute significantly to our revenue growth.

Consistent standards and strict quality control, centralized hotel management platform and integrated hotel operational IT systems

        We apply consistent standards to and place strict quality control over our manachised and franchised hotels, apply centralized operational platforms across our hotels and utilize efficient IT systems to monitor our hotels' performance. We hire, appoint and train hotel managers and help train other hotel staff for our manachised hotels to ensure that consistent service is provided. We also manage reservations for our manachised hotels and provide sales and marketing and other operational support and information to these hotels. In addition, we maintain strict control over quality of services provided by our manachised and franchised hotels, including through regular on-site quality inspections. Our staff can monitor and manage our room inventory on a real time basis and receive centralized operating support from our centralized operational platforms and IT systems. Moreover, our high standards for selecting franchisees, such as on their experience, capability and hotel site, help to ensure the quality of our manachised and franchised hotels. We believe that we are well-positioned for scalable growth as we open more hotels.

Solid balance sheet with a strong credit profile

        We have maintained strong cash position due to the strong cash flows of the hotel management business. We have historically maintained minimal indebtedness and high cash and liquidity position. Our debt to adjusted EBITDA ratio remained below 2x in 2014, 2015, 2016 and the six months ended June 30, 2017. Our adjusted EBITDA to interest expense coverage ratio remained above 50x in 2014, 2015, 2016 and the six months ended June 30, 2017. Our cash and cash equivalents were RMB808.9 million, RMB1,237.8 million, RMB3,235.0 million (US$477.2 million) and RMB2,980.4 million (US$439.6 million) as of December 31, 2014, 2015 and 2016 and June 30, 2017, respectively. We believe that our strong credit profile will provide good financial support for our business expansion.

Experienced management team with a proven track record of success

        Our senior management team has strong expertise in the travel and hospitality industry. Mr. Qi Ji, founder and Executive Chairman of our Board Directors since February 2007, has extensive experience and is widely recognized in China's travel and hospitality industry. Mr. Qi Ji co-founded Home Inns & Hotels Management Inc., or Home Inns, and served as its CEO from 2001 to 2005. Mr. Qi Ji also co-founded Ctrip, one of the largest online travel services providers in China, in 1999 and served as its CEO and President until 2001, and currently serves on Ctrip's board as an independent director. We believe that Mr. Qi Ji's industry experience, vision and network have significantly contributed to our success and helped to attract potential business partners and distinguish us in China's highly competitive lodging industry. In addition, most of our senior management members have worked for us for over ten years and have deep understanding in our strategies, daily operations and financial matters. Mr. Qi Ji, as well as Ms. Min (Jenny) Zhang, our chief executive officer, and other members of our management team are particularly important to our success due to their substantial experience in lodging and other consumer-service industries. Our founder and management team have nurtured a corporate culture dedicated to the pursuit of excellence. These values and culture, coupled with our market-leading position and employee training, career development and incentive programs, have attracted and greatly motivated our talented employees to drive our growth.

Strategies

        We aim to become a world leading company in the lodging industry. To achieve this goal, we intend to pursue the following growth strategies:

Adherence to asset light business model

        We will adhere to our asset light business model to further our success. As of June 30, 2017, our manachised and franchised hotels represented approximately 76% of our total number of hotel rooms, with the remaining 24% being our leased and owned hotels. As of June 30, 2017, approximately 95% of our 612 hotels in the pipeline were manachised hotels. We plan to continue our asset light business model by opening additional manachised and franchised hotels and through economies of scale of our hotels, improve our profitability and increase our operating cash inflows.

Continue to upgrade for economy hotels

        In line with Chinese consumers' consumption upgrade, we plan to upgrade the design and service quality of our economy hotels, particularly the upgrade of HanTing 2.0. Approximately 62% of our hotels are HanTing brand as of June 30, 2017. The RevPAR of our HanTing hotels that have been upgraded to HanTing 2.0 increased on average by approximately 10% than before the upgrade, primarily as a result of an increase in the average daily rate of these hotels. As of June 30, 2017, approximately 33% of our HanTing hotels had completed the upgrade into HanTing 2.0. We expect to complete this upgrade for approximately 90% of our HanTing hotels by the end of 2019. To facilitate the upgrade of our economy hotels, particularly the HanTing 2.0 upgrade, we have made significant branding efforts, including setting higher standard of cleanliness, categorizing hotels by their level of cleanliness rating and encouraging housekeepers to continue to deliver quality service. Our average daily room rate increased from RMB179 in the six months ended June 30, 2016 to RMB191 in the same period of 2017, and the RevPAR for all of our hotels in operation increased by 12.2% from RMB148 in the six months ended June 30, 2016 to RMB166 in the same period of 2017. These increases were due in part to the improvement of our economy hotels' quality. We will continue to upgrade our economy hotels to improve our brand awareness among and loyalty of our customers.

Expansion of midscale and upscale hotels

        We are the first hotel group in China to firmly execute the midscale strategy, expanding into the midscale market since the launch of our midscale limited service hotel product, HanTing Hotel in 2007. We will continue to implement our multi-brand strategy to penetrate into the mid-to-upscale segments and diversify our revenues. The increases in our average daily rate and the RevPAR for all of our hotels from the six months ended June 30, 2016 to the same period of 2017 were due in part to the expansion of our midscale upscale hotels. Our room inventory for the midscale and upscale segments as a percentage of our total rooms increased from approximately 11% in 2014 to approximately 24% in the second quarter of 2017. As of June 30, 2017, approximately 57% of our rooms in the pipeline are midscale and upscale inventory. We endeavor to apply our experience in our existing successful brands to our new and fledging midscale and upscale brands.

Increasing management efficiency

        We are committed to increasing our management efficiency and controlling our costs. Our direct channel sales have enabled us to not over-rely on online travel agencies and as a result helped to control our costs. In addition, our mobile apps allow our customers to book and check in and out of our hotel rooms themselves, and our IT systems enable our staff to monitor and manage our room inventory on a real time basis. These platforms and systems have helped to reduce our staff-to-room ratio, which decreased from 0.25 as of December 31, 2010 to 0.17 as of June 30, 2017. We endeavor to improve our management efficiency and to enhance unit economics for our hotels so as to increase our overall profitability and long-term growth, through continuing optimization of our staff-to-room ratio and implementation of IT technologies.

Balanced organic growth and prudent and selective acquisitions and investments

        We intend to achieve a balanced development of our business through organic growth and prudent and selective acquisitions. We intend to selectively acquire, invest in or form strategic alliances with other businesses that are in our industry or are complementary to our business to optimize our brand and product mix and broaden our consumer groups. We believe our good relationships with industry participants and our knowledge of, and experience in, the lodging industry allow us to well understand industry trends, competition and market potential, which will assist us in making decisions regarding these acquisitions, investments and alliances. We will carefully consider and evaluate the synergies between us and our potential acquisition targets, investees and alliance partners.

Our Acquisition of Crystal Orange

        Crystal Orange is a leading boutique hotel operator in China founded in 2006. Its brands address different segments of the market, including "Crystal Orange Hotel," "Orange Hotel Select," "Orange Hotel" and "VUE Hotel" in the mid-to-upscale segments. In February 2017, China Lodging Holdings (HK) Limited, our wholly-owned subsidiary, entered into a definitive share purchase agreement with the shareholders of Crystal Orange to acquire all of the equity interests of Crystal Orange for an initial aggregate consideration in cash of RMB3.65 billion, with customary post-closing adjustments. We completed this acquisition on May 25, 2017. As of June 30, 2017, Crystal Orange had 140 hotels in operation located primarily in tier 1 and tier 2 cities in China. To finance this acquisition, in May 2017 we entered into a facilities agreement (the "US$500 million Facilities Agreement") with a syndicate of banks led by Deutsche Bank AG, Singapore Branch, under which we were granted a term facility of US$250 million and a revolving credit facility of US$250 million. This facilities agreement terminates on May 18, 2020. For Crystal Orange's audited financial statements as of and for the year ended December 31, 2016 and our unaudited pro forma condensed combined statements of comprehensive income for the year ended December 31, 2016 and the six months ended June 30, 2017 to give effect to this acquisition, see our current report on Form 6-K furnished to the SEC on October 26, 2017, which is incorporated by reference in this prospectus supplement.

Our Corporate Information

        Our principal executive offices are located at No. 2266 Hongqiao Road, Changning District, Shanghai 200336, People's Republic of China. Our telephone number at this address is +86 (21) 6195-2011. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 E. 40th Street, 10th floor, New York, NY 10016.

        Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is http://www.huazhu.com. The information contained on our website is not a part of this prospectus supplement.

Concurrent Convertible Senior Notes Offering

        Concurrently with this offering of Borrowed ADSs, we are offering up to US$425,000,000 aggregate principal amount of convertible senior notes, assuming no exercise of the note initial purchasers' option to purchase additional convertible senior notes (or up to US$50,000,000 aggregate principal amount of our convertible senior notes if the note initial purchasers in the convertible senior notes offering exercise their option in full), in reliance on the exemption from registration provided by Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act.

        The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan under the ADS Lending Agreement will terminate, and this offering will terminate, and all the Initial Borrowed ADSs (or ADSs fungible with Initial Borrowed ADSs) must be returned to us.

Recent Developments

        As of September 30, 2017, we had 3,656 hotels in operation, including 684 leased and owned hotels, 2,972 manachised hotels and franchised hotels. In addition, we had 372,464 hotel rooms in operation, including 86,568 under the lease and ownership model and 285,896 under the manachise and franchise model. We also had 606 hotels in our pipeline, including 568 manachised and franchised hotels and 38 leased and owned hotels.

        The following table sets forth our RevPAR, average daily room rate and occupancy rate for our leased and owned and manachised and franchised hotels for the periods indicated.

	For the Quarter Ended
	September 30, 2016	June 30, 2017	September 30, 2017
RevPAR(1) (in RMB)
Leased and owned hotels	195	211	238
Manachised hotels	166	171	192
Franchised hotels	144	151	186
Total hotels in operation	173	179	203
Average daily room rate(1) (in RMB)
Leased and owned hotels	217	232	257
Manachised hotels	186	188	204
Franchised hotels	194	203	236
Total hotels in operation	194	199	218
Occupancy rate (as a percentage)
Leased and owned hotels	90	91	93
Manachised hotels	89	91	94
Franchised hotels	74	74	79
Total hotels in operation	89	90	93

(1)
Value-added tax has been implemented for hospitality industry to replace business tax in China effective May 1, 2016. Our room rates quoted and received from customers are tax-inclusive (business tax or value-added tax) before and after the implementation of value-added tax. For comparison purposes, the RevPAR and average daily room rates disclosed herein are based on the tax-inclusive room rates.

        On September 28, 2017, our board of directors approved to pay cash dividends of approximately RMB 300 million (US$45 million) (US$0.16 per ordinary share, or US$0.64 per ADS) to our shareholders. The record date for this dividend distribution is December 4, 2017. Citibank, N.A., depositary for the ADSs, expects to pay out dividends to ADS holders on or about December 15, 2017.

        We entered into a five-year memorandum of understanding on September 8, 2017 with Oravel Stays Private Ltd., or OYO, India's leading hospitality company, to facilitate and strengthen collaboration to build a global market leading hospitality business. As part of this collaboration, we agreed to make a US$10 million equity investment in OYO to become a minority shareholder (less than 5%) of it. We have not made this investment as of the date of this prospectus supplement.

Summary Financial and Operating Data

        You should read the following information in conjunction with our consolidated financial statements and the related notes incorporated in this prospectus supplement by reference to our 2016 20-F; our unaudited condensed consolidated financial statements and the related notes, Crystal Orange's consolidated financial statements and the related notes, and the unaudited pro forma condensed combined financial information included in our current report on Form 6-K furnished to the SEC on October 26, 2017, which is incorporated by reference in this prospectus supplement; as well as other financial information included elsewhere in this prospectus supplement.

        Our summary consolidated statements of comprehensive income data for the years ended December 31, 2014, 2015 and 2016, and our summary consolidated balance sheet data as of December 31, 2015 and 2016 have been derived from our consolidated financial statements for the relevant periods incorporated in this prospectus supplement by reference to our 2016 20-F. Our summary consolidated balance sheet data as of December 31, 2014 has been derived from our audited consolidated financial statements which are not included or incorporated by reference in this prospectus supplement. Our summary consolidated statements of comprehensive income data for the six months ended June 30, 2016 and 2017 and our summary consolidated balance sheet data as of June 30, 2017 were derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. We have prepared the unaudited consolidated financial statements on the same basis as our audited consolidated financial statements. Our unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Our historical results do not necessarily indicate our results expected for any future periods.

Summary Consolidated Statement of Comprehensive Income Data

	Year Ended December 31,				Six Months Ended June 30,
	2014	2015	2016		2016	2017
	(RMB)	(RMB)	(RMB)	(US$)	(RMB)	(RMB)	(US$)
	(In thousands)
Revenues:
Leased and owned hotels	4,522,431	4,986,872	5,212,405	768,871	2,531,497	2,766,593	408,094
Manachised and franchised hotels	742,797	1,123,979	1,411,156	208,156	669,934	796,914	117,551
Others	—	—	31,219	4,605	9,622	18,780	2,770

Total revenues	5,265,228	6,110,851	6,654,780	981,632	3,211,053	3,582,287	528,415
Less: Business tax and related taxes	300,500	336,227	116,149	17,133	116,149	—	—

Net revenues	4,964,728	5,774,624	6,538,631	964,499	3,094,904	3,582,287	528,415
Operating costs and expenses(1):
Hotel operating costs	3,878,027	4,512,147	4,932,173	727,534	2,417,871	2,547,232	375,737
Other operating costs	—	—	7,606	1,122	3,029	5,672	837
Selling and marketing expenses	187,435	179,568	146,525	21,613	69,119	79,530	11,731
General and administrative expenses	342,128	403,008	492,141	72,595	225,475	301,032	44,405
Pre-opening expenses	186,325	110,011	71,847	10,598	35,390	67,246	9,919

Total operating costs and expenses	4,593,915	5,204,734	5,650,292	833,462	2,750,884	3,000,712	442,629
Other operating income (expense), net	18,551	31,264	(17,440)	(2,573)	(9,878)	28,474	4,200

Income from operations	389,364	601,154	870,899	128,464	334,142	610,049	89,986
Interest income	23,162	26,712	67,366	9,937	25,273	40,124	5,919
Interest expenses	1,533	3,854	11,056	1,631	6,608	18,228	2,689
Other income, net	2,884	6,979	133,755	19,730	125,385	101,361	14,952
Foreign exchange gain (loss)	(246)	7,814	16,481	2,431	4,340	(9,955)	(1,468)

Income before income taxes	413,631	638,805	1,077,445	158,931	482,532	723,351	106,700
Income tax expense	113,105	196,529	287,120	42,352	105,170	182,526	26,924
Income (loss) from equity method investments	1,865	(2,896)	6,157	908	145	(5,632)	(831)

Net income	302,391	439,380	796,482	117,487	377,507	535,193	78,945
Less: net income (loss) attributable to non-controlling interest	(4,957)	2,780	(8,133)	(1,200)	(7,381)	(2,529)	(373)

Net income attributable to China Lodging Group, Limited	307,348	436,600	804,615	118,687	384,888	537,722	79,318

(1)
Includes share-based compensation expenses as follows:

	Year Ended December 31,				Six Months Ended June 30,
	2014	2015	2016		2016	2017
	(RMB)	(RMB)	(RMB)	(US$)	(RMB)	(RMB)	(US$)
	(In thousands)
Share-based compensation expenses	31,937	52,535	55,436	8,177	31,095	31,820	4,694

Summary Consolidated Balance Sheet Data

	As of December 31,				As of June 30,
	2014	2015	2016		2017
	(RMB)	(RMB)	(RMB)	(US$)	(RMB)	(US$)
	(In thousands)
Cash and cash equivalents	808,865	1,237,838	3,235,007	477,189	2,980,375	439,629
Restricted cash	—	360,500	500	74	467,500	68,960
Prepaid rent	385,158	429,588	446,127	65,807	502,447	74,115
Property and equipment, net	3,907,343	3,805,886	3,710,468	547,323	4,462,948	658,320
Intangible assets, net	104,537	144,812	342,694	50,550	1,806,383	266,456
Land use rights	—	—	145,521	21,465	142,826	21,068
Long-term investments	229,005	344,242	1,064,321	156,996	1,282,714	189,210
Goodwill	64,654	108,344	171,504	25,298	2,136,710	315,181
Total assets	6,182,906	7,693,521	9,993,364	1,474,100	15,003,483	2,213,132
Accounts payable	640,691	585,347	584,731	86,252	600,330	88,553
Deferred revenue	669,663	886,468	916,756	135,229	966,479	142,563
Accrued expenses and other current liabilities	313,017	576,160	895,837	132,143	1,065,785	157,212
Long-term debt	—	—	—	—	3,658,041	539,590
Deferred rent—long-term	830,414	945,192	1,023,843	151,025	1,242,292	183,248
Total liabilities	2,964,193	4,252,773	4,577,207	675,174	8,955,759	1,321,045
Total equity	3,218,713	3,440,748	5,416,157	798,926	6,047,724	892,087

Non-GAAP Financial Data

	Year Ended December 31,				Six Months Ended June 30,
	2014	2015	2016		2016	2017
	(RMB)	(RMB)	(RMB)	(US$)	(RMB)	(RMB)	(US$)
	(In thousands)
Net income attributable to our company	307,348	436,600	804,615	118,687	384,888	537,722	79,318
Interest income	(23,162)	(26,712)	(67,366)	(9,937)	(25,273)	(40,124)	(5,919)
Interest expense	1,533	3,854	11,056	1,631	6,608	18,228	2,689
Income tax expense	113,105	196,529	287,120	42,352	105,170	182,526	26,924
Depreciation and amortization	570,722	661,404	694,894	102,503	345,430	362,414	53,459

EBITDA (Non-GAAP)	969,546	1,271,675	1,730,319	255,236	816,823	1,060,766	156,471

Share-based compensation expenses	31,937	52,535	55,436	8,177	31,095	31,820	4,694

Adjusted EBITDA (Non-GAAP)	1,001,483	1,324,210	1,785,755	263,413	847,918	1,092,586	161,165

Operating Data

	As of December 31,			As of June 30,
	2014	2015	2016	2017
Total hotels in operation	1,995	2,763	3,269	3,541
Leased and owned hotels	611	616	624	686
Manachised hotels	1,376	2,067	2,471	2,654
Franchised hotels	8	80	174	201
Total hotel rooms in operation	209,955	278,843	331,347	359,530
Leased and owned hotels	72,335	75,436	78,160	86,232
Manachised hotels	136,689	196,737	237,094	253,469
Franchised hotels	931	6,670	16,093	19,829
Total hotel room-nights available for sale	65,321,955	88,384,653	112,937,662	61,101,259
Leased and owned hotels	25,286,195	27,093,439	28,346,421	14,396,873
Manachised hotels	39,542,356	60,244,011	80,161,362	43,991,260
Franchised hotels	493,404	1,047,203	4,429,879	2,713,126
Number of cities	300	352	367	369

Crystal Orange

        The summary consolidated statement of comprehensive income data for the year ended December 31, 2016 and the summary consolidated balance sheet data as of December 31, 2016 of Crystal Orange have been derived from its audited consolidated financial statements included in our current report on Form 6-K furnished to the SEC on October 26, 2017, which is incorporated by reference in this prospectus supplement. Crystal Orange's historical results do not necessarily indicate its results expected for any future periods.

Summary Consolidated Statement of Comprehensive Income Data

Year Ended December 31, 2016
(US$ in thousands)
Revenues:
Room, food and beverage revenue	128,318
Franchise fees	8,865
Membership card	527
Sublease revenue	2,198
Others	1,911

Total revenues	141,819

Less: Business tax and related surcharge	2,552

Net revenues	139,267

Costs and operating expenses(1):
Cost of revenue	102,660
Sales and marketing expenses	6,381
General and administrative expenses	14,391

Total operating costs and expenses	123,432

Income from operations	15,835
Interest income	634
Other expenses, net	(1,142)

Income before income tax expenses	15,327
Income tax expense	5,590

Net income	9,737
Net income (loss) attributable to non-controlling interest	(119)

Net income attributable to Crystal Orange Hotel Holdings Limited	9,856

Summary Consolidated Balance Sheet Data

As of December 31, 2016
(US$ in thousands)
Cash	43,272
Accounts receivable, net of nil allowance for doubtful accounts	3,163
Prepayments, deposits and other receivables	4,834
Property and equipment, net	110,528
Deferred tax assets	8,559
Rental deposit	7,412
Total assets	178,881
Accrued expenses and other liabilities	20,628
Income tax payable	5,089
Total liabilities	50,651
Total mezzanine equity	166,337
Total deficit	(38,107)

Unaudited Pro Forma Financial Data

        The summary unaudited pro forma results have been derived from our unaudited pro forma condensed combined statements of comprehensive income for the year ended December 31, 2016 and the six months ended June 30, 2017. Our unaudited pro forma condensed combined statement of comprehensive income for the year ended December 31, 2016 and the six months ended June 30, 2017 combine the historical consolidated statements of comprehensive income of our Company and Crystal Orange, giving effect to our acquisition of Crystal Orange as if it had occurred on January 1, 2016. Since our acquisition of Crystal Orange was completed on May 25, 2017, the statement of comprehensive income of Crystal Orange from May 25, 2017 to June 30, 2017 was already consolidated in our statement of comprehensive income for the six months ended June 30, 2017. A pro forma balance sheet is not required as the acquisition is already reflected in our unaudited condensed consolidated balance sheet as of June 30, 2017. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the beginning of the period presented, and may not be indicative of future operating results.

	Pro Forma Results
	Year Ended December 31, 2016		Six Months Ended June 30, 2017
	(RMB)	(US$)	(RMB)	(US$)
	(In thousands)
Net revenues	7,473,851	1,102,452	3,983,463	587,592
Income from operations	959,120	141,478	668,865	98,663
Income before income taxes	1,162,256	171,442	781,962	115,346
Net income	848,283	125,128	575,102	84,832
Net income attributable to China Lodging Group, Limited/Crystal Orange Hotel Holdings Limited(1)	857,213	126,446	577,878	85,242

(1)
This combines results of our Company and Crystal Orange to give effect to our acquisition of Crystal Orange as if it had occurred on January 1, 2016.

 The Offering of the ADSs

Issuer	China Lodging Group, Limited, an exempted company incorporated under the laws of the Cayman Islands.
Borrowed ADSs Offered	Up to Borrowed ADSs (representing up to ordinary shares)

Initial Borrowed ADSs will initially be offered at US$             per ADS. Additional ADSs may be offered on a delayed basis in transactions that may include block sales, sales on the NASDAQ Global Select Market, sales in the over-the-counter market, sales pursuant to negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

Ordinary Shares to be Outstanding after this Offering

Up to            ordinary shares (including up to            ordinary shares represented by the ADSs offered hereby). We believe that under United States generally accepted accounting principles, or U.S. GAAP, the Borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per ADS. The ordinary shares underlying the Borrowed ADSs that we will issue to the ADS Borrower will be issued and outstanding as fully paid shares for company law purposes.

Lending Fee

We will not receive any proceeds from the sale of the Borrowed ADSs in this offering, but we will receive from the ADS Borrower a nominal lending fee of US$0.0004 per Borrowed ADS, which will be applied to fully pay up the ordinary shares underlying the Borrowed ADSs.

Listing	Our ADSs are listed on The NASDAQ Global Select Market under the symbol "HTHT."
Lock-up

We and certain of our officers, directors and principal shareholders have agreed not to sell or otherwise dispose of our ordinary shares, ADSs or certain other securities until the expiration of the lock-up periods described under "Underwriting".

Concurrent Offering

Concurrently with this offering of Borrowed ADSs, we are offering up to US$425,000,000 aggregate principal amount of convertible senior notes, assuming no exercise of the note initial purchasers' option to purchase additional convertible senior notes (or up to US$50,000,000 aggregate principal amount of our convertible senior notes if the note initial purchasers in the convertible senior notes offering exercise its option in full), in reliance on the exemption from registration provided by Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act.

The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan under the ADS Lending Agreement will terminate, and this offering will terminate, and all the Initial Borrowed ADSs (or ADSs fungible with the Initial Borrowed ADSs) must be returned to us.

See "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes" for a description of the convertible senior note offering.
Risk Factors

An investment in our ADSs involves risks. You should carefully consider the information set forth in the sections of this prospectus supplement and the accompanying prospectus entitled "Risk Factors," as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the ADSs.

Capped Call Transactions

In connection with the pricing of the convertible senior notes, we expect to enter into capped call transactions with one or more financial institutions (which may include the ADS Underwriter or its affiliates), which we refer to as the option counterparties. The capped call transactions are expected to reduce potential dilution to our ordinary share capital upon any conversion of convertible senior notes, with such reduction subject to a cap. If the note initial purchasers exercise their option to purchase additional convertible senior notes, we expect to enter into additional capped call transactions.

In connection with establishing their initial hedges of the capped call transactions, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates:

• will enter into various derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the convertible senior notes; and
• may unwind these various derivative transactions and purchase our ADSs in open market transactions shortly following the pricing of the convertible senior notes.

These activities could have the effect of increasing, or reducing the size of a decline in, the market price of our ADSs concurrently with, or shortly following, the pricing of the convertible senior notes. The effect, if any, of these activities, including the direction or magnitude, on the market price of our ADSs or the price of the notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

In addition, we have been advised by the option counterparties that the option counterparties and/or their affiliates may modify the option counterparties' hedge positions by entering into or unwinding various derivatives with respect to our ADSs, the convertible senior notes or other securities of ours and/or purchasing or selling our ADSs, the convertible senior notes or other securities of ours in privately-negotiated and/or open market transactions following the pricing of the convertible senior notes and prior to, or at, the maturity of the convertible senior notes (and are likely to do so following any conversion of the convertible senior notes or repurchase of the convertible senior notes by us on any fundamental change repurchase date, the repurchase date or otherwise). The effect, if any, of these activities on the market price of our ADSs will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, cause or avoid an increase or a decrease in the market price of our ADSs.

In addition, the option counterparties may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

In addition, if the capped call transactions fail to become effective, whether or not the offering of convertible senior notes is completed, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates may unwind the option counterparties' hedge positions with respect to our ADSs, which could adversely affect the value of our ADSs.

For a discussion of the potential impact of any market or other activity by the option counterparties and/or their respective affiliates in connection with the capped call transactions, see "Risk Factors—The capped call transactions may affect the value of our ADSs" and "Underwriting."

Underwriter Conflicts of Interest

All of the proceeds of the offering of the Borrowed ADSs will be paid to an affiliate of the ADS Underwriter. As a result, the ADS Underwriter, or an affiliate thereof, will receive more than 5% of the net proceeds of this offering. Thus, the ADS Underwriter has a "conflict of interest" as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. In accordance with Rule 5121, the ADS Underwriter will not make sales to discretionary accounts without prior written consent of the customer. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market" as defined in Rule 5121, exists for the ADSs.

RISK FACTORS

        Investing in the Borrowed ADSs involves risk. In addition to the other information included or incorporated by reference in this prospectus supplement, you should carefully consider the risks described below before investing in the Borrowed ADSs. The following factors, individually and in the aggregate, could cause our business, results of operations and financial condition to suffer or materially differ from expected and historical results. As a result, the trading price of the Borrowed ADSs and our ordinary shares may decline, and you might lose part or all of your investment.

Risks Related to Our Business

Our operating results are subject to conditions affecting the lodging industry in general.

        Our operating results are subject to conditions typically affecting the lodging industry, which include:

  •
  changes and volatility in national, regional and local economic conditions in China;

  •
  competition from other hotels, the attractiveness of our hotels to customers, and our ability to maintain and increase sales to existing customers and attract new customers;

  •
  adverse weather conditions, natural disasters or travelers' fears of exposure to contagious diseases and social unrest;

  •
  changes in travel patterns or in the desirability of particular locations;

  •
  increases in operating costs and expenses due to inflation and other factors;

  •
  local market conditions such as an oversupply of, or a reduction in demand for, hotel rooms;

  •
  the quality and performance of managers and other employees of our hotels;

  •
  the availability and cost of capital to fund construction and renovation of, and make other investments in, our hotels;

  •
  seasonality of the lodging business and national or regional special events;

  •
  the possibility that leased properties may be subject to challenges as to their compliance with the relevant government regulations; and

  •
  maintenance and infringement of our intellectual property.

        Changes in any of these conditions could adversely affect our occupancy rates, average daily rates and RevPAR, or otherwise adversely affect our results of operations and financial condition.

Our business is sensitive to Chinese and global economic conditions. A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our revenues and results of operations.

        Our business and operations are primarily based in China and we depend on domestic business and leisure traveler customers for a significant majority of our revenues. Accordingly, our financial results have been, and we expect will continue to be, affected by developments in the Chinese economy and travel industry. As the travel industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. In 2008, China was affected by the disruptions to financial markets described below, and, although the Chinese economy recovered in 2010 and remained relatively stable in 2011, the growth rate of China's GDP has decreased since 2012, and it is uncertain whether this economic slowdown will continue into 2018 and beyond. A prolonged slowdown in the Chinese economy could erode consumer confidence which could result in changes to consumer spending patterns for travel and lodging-related products and services.

        China's economic growth rate may materially decline in the near future, which may have adverse effects on our financial condition and results of operations. Risk of a material slowdown in China's economic growth rate is based on several current or emerging factors including: (i) overinvestment by the government and businesses and excessive credit offered by banks; (ii) a rudimentary monetary policy; (iii) excessive privileges to state-owned enterprises at the expense of private enterprises; (iv) the dwindling supply of surplus labor; (v) a decrease in exports due to weaker overseas demand; and (vi) failure to boost domestic consumption.

        The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and it is facing new challenges, including sanctions against Russia over the Ukraine crisis since 2014, shadows of international terrorism spread by Islamic State of Iraq and al-Sham, which has been particularly intensified since the Paris terror attacks in November 2015, the uncertainty associated with the United Kingdom leaving the European Union since the referendum in June 2016 and the impact of the election of Donald Trump as President of the United States. It is unclear whether such challenges will be contained or resolved and what effects they may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world's leading economies, including China's. There have also been concerns over unrest in the Middle East and Africa, which have resulted in significant market volatility, and over the possibility of a war involving Iran or North Korea. In addition, there have been concerns about the economic effect of the earthquake, tsunami and nuclear crisis in Japan and the tensions between Japan and its neighboring countries. Economic conditions in China are sensitive to global economic conditions.

        Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

The lodging industry in China is competitive, and if we are unable to compete successfully, our financial condition and results of operations may be harmed.

        The lodging industry in China is highly fragmented. As a multi-brand hotel group we believe that we compete primarily based on location, room rates, brand recognition, quality of accommodations, geographic coverage, service quality, range of services, guest amenities and convenience of the central reservation system. We primarily compete with other hotel groups as well as various stand-alone lodging facilities in each of the markets in which we operate. Our HanTing Hotels and Ibis Hotels mainly compete with Home Inns, Jinjiang Inn, 7 Days Inn, various regional hotel groups and stand-alone hotels, and certain international brands such as Super 8. HanTing Hotels and Ibis Hotels also compete with two- and three-star hotels, as they offer rooms with amenities comparable to many of those hotels. Our JI Hotels, Starway Hotels, Ibis Styles Hotels, Mercure Hotels and Novotel Hotels face competition from existing three-star and certain four-star hotels, boutique hotels whose price could be comparable and a few hotel chains such as Vienna Hotels and Holiday Inn Express. Our Hi Inns compete mainly with stand-alone guest houses, low-price hotels and budget hotel chains such as Pod Inns, 99 Inns and 100 Inns. Our Joya Hotels, Manxin Hotels and Grand Mercure Hotels compete with existing four-star and five-star hotels. Our Manxin Hotels and Crystal Orange hotels also compete with boutique resort hotels. Our Elan Hotels compete with existing economy hotel chains such as 7 Days Inn, Home Inn or GreenTree Inn. New and existing competitors may offer more competitive rates, greater convenience, services or amenities or superior facilities, which could attract customers away from our hotels and result in a decrease in occupancy and average daily rates for our hotels. Competitors may also outbid us for new leased hotel conversion sites, negotiate better terms for potential manachised or franchised hotels or offer better terms to our existing manachised or franchised hotel owners, thereby slowing our anticipated pace of expansion. Furthermore, our typical guests may change their travel, spending and consumption patterns and choose to stay in other kinds of hotels, especially given the increase in our hotel room rates to keep pace with inflation. Any of these factors may have an adverse effect on our competitive position, results of operations and financial condition.

Our financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes.

        Our financial and operating performance may be adversely affected by epidemics, adverse weather conditions, natural disasters and other catastrophes, particularly in locations where we operate a large number of hotels. Our business could be materially and adversely affected by the outbreak of swine influenza, avian influenza, severe acute respiratory syndrome or other epidemics. In early 2003, several regions in Asia, including Hong Kong and China, were affected by the outbreak of SARS. In recent years, there have reports on the occurrences of avian influenza in various parts of China, including hundreds of confirmed human deaths. Any prolonged recurrence of such contagious disease or other adverse public health developments in China may have a material and adverse effect on our operations. For example, if any of our employees or customers is suspected of having contracted any contagious disease while he or she has worked or stayed in our hotels, we may under certain circumstances be required to quarantine our employees that are affected and the affected areas of our premises.

        Losses caused by epidemics, adverse weather conditions, natural disasters and other catastrophes, including earthquakes or typhoons, are either uninsurable or too expensive to justify insuring against in China. In the event an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenues from the hotel. In that event, we might nevertheless remain obligated for any financial commitments related to the hotel.

        Similarly, war (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected and our reputation may be harmed.

Seasonality of our business and national or regional special events may cause fluctuations in our revenues, cause our ADS price to decline, and adversely affect our profitability

        The lodging industry is subject to fluctuations in revenues due to seasonality and national or regional special events. The seasonality of our business may cause fluctuations in our quarterly operating results. Generally, the first quarter, in which both the New Year and Spring Festival holidays fall, accounts for a lower percentage of our annual revenues than other quarters of the year. We typically have a lower RevPAR in the fourth quarter, as compared to the second and third quarters, due to reduced travel activities in the winter. In addition, national or regional special events that attract large numbers of people to travel may also cause fluctuations in our operating results in particular for the hotel locations where those events are held.

        For example, Expo 2010 Shanghai China, or the Shanghai Expo, drove strong demand and led to increased occupancy rates and average daily rates for our hotels in Shanghai from May 1 to October 31, 2010 and contributed to our revenue increase from 2009 to 2010. However, after the Shanghai Expo's closing on October 31, 2010, the demand for our hotels in Shanghai for the period from November 2010 to February 2011 was lower than the comparable periods of prior years.

        Therefore, you should not rely on our operating or financial results for prior periods as an indication of our results in any future period. As our revenues may vary from quarter to quarter, our business is difficult to predict and our quarterly results could fall below investor expectations, which could cause our ADS price to decline. Furthermore, the ramp-up process of our new hotels can be delayed during the low season, which may negatively affect our revenues and profitability.

Our relatively limited operating history makes it difficult to evaluate our future prospects and results of operations.

        Our operations commenced, through Powerhill Holdings Limited, or Powerhill, with midscale limited service hotels and commercial property development and management in 2005, and we began migrating to our current business of operating and managing a multi-brand hotel group in 2007. Accordingly, you should consider our future prospects in light of the risks and challenges encountered by a company with a relatively limited operating history. These risks and challenges include:

  •
  continuing our growth while trying to achieve and maintain our profitability;

  •
  preserving and enhancing our competitive position in the lodging industry in China;

  •
  offering innovative products to attract recurring and new customers;

  •
  implementing our strategy and modifying it from time to time to respond effectively to competition and changes in customer preferences and needs;

  •
  increasing awareness of our brands and products and continuing to develop customer loyalty;

  •
  attracting, training, retaining and motivating qualified personnel; and

  •
  renewing leases for our leased hotels on commercially viable terms after the initial lease terms expire.

        If we are unsuccessful in addressing any of these risks or challenges, our business may be materially and adversely affected.

Our new leased and owned hotels typically incur significant pre-opening expenses during their development stages and generate relatively low revenues during their ramp-up stages, which may have a significant negative impact on our financial performance.

        The operation of each of our leased and owned hotel goes through three stages: development, ramp-up and mature operations. During the development stage, leased and owned hotels generally incur pre-opening expenses ranging from approximately RMB0.5 to RMB10.0 million per hotel. During the ramp-up stage, when the occupancy rate is relatively low, revenues generated by these hotels may be insufficient to cover their operating costs, which are relatively fixed in nature. As a result, these newly opened leased and owned hotels may not achieve profitability during the ramp-up stage. As we continue to expand our leased and owned hotel portfolio, the significant pre-opening expenses incurred during the development stage and the relatively low revenues during the ramp-up stage of our newly opened leased and owned hotels may have a significant negative impact on our financial performance.

A significant portion of our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

        A significant portion of our operating costs, including rent and depreciation and amortization, is fixed. Accordingly, a decrease in revenues could result in a disproportionately higher decrease in our earnings because our operating costs and expenses are unlikely to decrease proportionately. For example, the New Year and Spring Festival holiday periods generally account for a lower portion of our annual revenues than other periods. However, our expenses do not vary as significantly with changes in occupancy and revenues as we need to continue to pay rent and salary and to make regular repairs, maintenance and renovations and invest in other capital improvements throughout the year to maintain the attractiveness of our hotels. Our property development and renovation costs may increase as a result of increasing costs of materials. However, we have a limited ability to pass increased costs to customers through room rate increases. Therefore, our costs and expenses may remain constant or increase even if our revenues decline, which would adversely affect our net margins and results of operations.

We may not be able to manage our planned growth, which could adversely affect our operating results.

        Our hotel group has been growing rapidly since we began migrating to our current business of operating and managing a multi-brand hotel group. In 2007, we launched our economy hotel product, HanTing Express Hotel, which was subsequently rebranded as HanTing Hotel, and our midscale limited service hotel product, HanTing Hotel, which was subsequently rebranded first as HanTing Seasons Hotel and then as JI Hotel. In May 2012, we completed the acquisition of a 51% equity interest in Starway Hotels (Hong Kong) Limited, or Starway HK, and in December 2013, we acquired the remaining 49% equity interest of Starway HK from C-Travel. We have retained the Starway brand. In addition, we launched Manxin Hotels & Resorts in October 2013, which was subsequently rebranded as Manxin Hotel, Joya Hotel, a new hotel brand targeting the upscale market, in December 2013 and Elan Hotel, a new economy hotel brand targeting business travelers, young customers and urban tourists, in September 2014. In January 2016, we completed strategic alliance transactions with Accor S.A. ("Accor") to join forces in the Pan-China region to develop Accor brands and to form an extensive and long-term alliance with Accor. In May 2017, we completed the acquisition of all of the equity interests in Crystal Orange, which has brands of Crystal Orange Hotel, Orange Hotel Select, Orange Hotel and VUE Hotel. We rebranded HanTing Plus and Manxin Hotel in 2017. Through this organic and acquired growth, we increased the number of our hotels in operation in China from 26 hotels as of January 1, 2007 to 3,541 hotels as of June 30, 2017, and we intend to continue to develop and operate additional hotels in different geographic locations in China.

        Such expansions have placed, and will continue to place, substantial demands on our managerial, operational, technological and other resources. Our planned expansion will also require us to maintain the consistency of our products and the quality of our services to ensure that our business does not suffer as a result of any deviations, whether actual or perceived, in our quality standards. In order to manage and support our growth, we must continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain qualified hotel management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets. We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, recruit and retain qualified personnel and integrate new hotels into our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse effect on our results of operations.

        Expansion into new geographic markets and addition of new hotel products for which we have limited operating experience and brand recognition may present operating and marketing challenges that are different from those we currently encounter in our existing markets. Our expansion within existing markets may cannibalize our existing hotels in those markets and, as a result, negatively affect our overall results of operations. Our inability to anticipate the changing demands that expanding operations will impose on our management and information and operational systems, or our failure to quickly adapt our systems and procedures to the new markets, could result in declines of revenues and increases in expenses or otherwise harm our results of operations and financial condition. Expansion through the introduction of new hotel products or brands may also present operating and marketing challenges. There can be no assurance that any new hotel products or brands we introduce will be well received by our customers and become profitable, and if it becomes profitable, it will be achieved in a timely fashion. If a new product or brand is not well received by our customers, we may not be able to generate sufficient revenue to offset related costs and expenses, and our overall financial performance and condition may be adversely affected.

Our multi-brand business strategy exposes us to potential risks and its execution may divert management attention and resources from our established brand, and if any of the new hotel brands are not well received by the market, we may not be able to generate sufficient revenue to offset related costs and expenses, and our overall financial performance and condition may be adversely affected.

        We rebranded our HanTing Express Hotel as HanTing Hotel, our HanTing Seasons Hotel as JI Hotel and our HanTing Hi Inn as Hi Inn in 2012. In the same year we also acquired the Starway Hotel brand. In addition, we launched Manxin Hotels & Resorts in October 2013, which was subsequently rebranded as Manxin Hotel, Joya Hotel, a new hotel brand targeting the upscale market, in December 2013 and Elan Hotel, a new economy hotel brand targeting business travelers, young customers and urban tourists, in September 2014. We acquired Crystal Orange in May 2017, which holds the brands of Crystal Orange Hotel, Orange Hotel Select, Orange Hotel and VUE Hotel. We rebranded HanTing Plus and Manxin Hotel in 2017. We are still in the process of developing the Elan Hotel, Joya Hotel, Manxin Hotel, JI Hotel, Starway Hotel, Hi Inn, HanTing Plus, Crystal Orange Hotel, Orange Hotel Select, Orange Hotel, and VUE Hotel brands on top of our established brand of HanTing Hotel. In addition to the hotel brands owned by us, we entered into the strategic alliance transactions with Accor in January 2016, and are developing Accor's certain hotel brands in PRC, Taiwan and Mongolia.

  •
  Elan Hotel is our economy hotel brand concept targeting business travelers, young customers and urban tourists. Elan Hotel is committed to provide an unique business and leisure life experience for the hotel guests. The hotels' modern and nature design elements create a fresh and refreshing atmosphere for hotel guests. Elan Hotel brand conveys the concept of enjoyment of life and nature. We plan to expand the Elan Hotel network primarily through manachise and franchise models. The introduction of the Elan Hotel brand exposes us to potential risks, including risks in developing the brand network.

  •
  Joya Hotel is our upscale brand concept targeting affluent travelers and corporate events. Joya Hotels are typically located in central business districts. Since we have limited operating experience in developing and operating hotels in the upscale market, the introduction of the Joya Hotel brand exposes us to potential risks, including risks associated with high capital expenditure level and with entering a highly competitive new market.

  •
  Manxin Hotel is our mid-to-upscale hospitality brand including city hotels and resorts. Manxin Hotel targets business travelers, leisure travelers, families and corporate events. Since we have limited operating experience in developing and operating hotels in the midscale and upscale market, the introduction of the Manxin Hotel brand exposes us to potential risks, including risks associated with high capital expenditure level and with entering a highly competitive new market.

  •
  JI Hotel is our organically developed midscale brand. As of June 30, 2017, we had 327 JI Hotels in operation and an additional 137 JI Hotels under development. We plan to expand the JI Hotel network through both the lease and ownership model and the manachise model. However, we may not be able to successfully identify, secure and develop in a timely fashion additional JI Hotels under the lease and ownership model or to successfully compete for franchise agreements for additional JI Hotels. The accelerated development of JI Hotels exposes us to potential risks, including risks associated with high capital expenditures and uncertain financial outcome.

  •
  Crystal Orange is a leading boutique hotel operator in China founded in 2006, headquartered in Beijing, with more than 100 hotels located primarily in tier 1 and tier 2 cities in China. Since we have limited operating experience in developing and operating hotels in the boutique design hotel market, the introduction of Crystal Orange hotels and accelerated development exposes us to potential risks, including risks associated with high capital expenditures and uncertain financial outcome.

  •
  Before our acquisition, Starway operated under the franchise model, without direct management involvement in the franchised hotels. After the acquisition of Starway, we introduced the lease and ownership and manachise models to the Starway Hotels brand and gradually converted the franchised hotels Starway had before our acquisition to manachised or leased and owned hotels where appropriate. We also selectively terminated the franchise arrangements with certain Starway Hotels that did not meet the new Starway brand standards or did not accept certain changes we made to the franchise agreements. We integrated most of Starway Hotels' support functions into our existing corporate platform and significantly reduced the personnel and other operating costs for Starway. The acquisition of Starway exposes us to potential risks, including risks associated with unsuccessful transformation of business models and failure in growing the brand network.

  •
  Hi Inns target practical and price-conscious travelers. We plan to strengthen the cost control over our Hi Inns to remain competitive in their target market and improve the RevPAR of Hi Inns through effective site selection. However, we may not be able to successfully execute our growth strategy and achieve the desired profitability level for Hi Inns.

  •
  Accor is a worldwide leading hotel operator and we have formed a strategic alliance with Accor since January 2016. Regarding the economy and midscale hotel brands of Accor, we obtained the exclusive franchise rights in respect of "Mercure," "Ibis" and "Ibis Styles" in the PRC, Taiwan and Mongolia and the non-exclusive franchise rights in respect of "Grand Mercure" and "Novotel" in the PRC, Taiwan and Mongolia. We also took a non-controlling stake in Accor's operating platform for its luxury and upscale hotel brands in China, which will develop and operate brands including "Sofitel," "Pullman" and "MGallery by Sofitel." The strategic alliance with Accor exposes us to potential risks, including risks associated with the failure in growing the brand network, high capital expenditures and entering highly competitive markets.

        In addition, we cannot guarantee the size and profitability of the various market segments that each new brand is targeting. The business models of these new brands are not proven and we cannot guarantee that they can generate return comparable to the established HanTing Hotel brand. The process of developing new brands may divert management attention and resources from our established HanTing Hotel brand. We may not be able to find competent management staff to lead and manage the execution of the multi-brand business strategy. If we are unable to successfully execute our multi-brand strategy to target various market segments, we may be unable to generate revenues from these market segments in the amounts and by the times we anticipate, or at all, and our business, competitive position, financial condition and prospects may be adversely affected.

We may not be able to successfully identify, secure and develop in a timely fashion additional hotel properties under the lease and ownership model or develop hotel properties on a timely or cost-efficient basis, which may adversely affect our growth strategy and business.

        We plan to open more hotels to grow our business. Under our lease and ownership model, we may not be successful in identifying and leasing or acquiring additional hotel properties at desirable locations and on commercially reasonable terms or at all. Even if we are able to successfully identify and acquire new hotel properties, new hotels may not generate the returns we expect. We may also incur costs in connection with evaluating hotel properties and negotiating with property owners, including properties that we are subsequently unable to lease or own. In addition, we may not be able to develop additional hotel properties in a timely fashion due to construction or regulatory delays. If we fail to successfully identify, secure or develop in a timely fashion additional hotel properties, our ability to execute our growth strategy could be impaired and our business and prospects may be materially and adversely affected.

        We develop all of our leased and owned hotels directly. Our involvement in the development of properties presents a number of risks, including construction delays or cost overruns, which may result in increased project costs or forgone revenue. We may be unable to recover development costs we incur for projects that do not reach completion. Properties that we develop could become less attractive due to market saturation or oversupply, and as a result we may not be able to recover development costs at the expected rate, or at all. Furthermore, we may not have available cash to complete projects that we have commenced, or we may be unable to obtain financing for the development of future properties on favorable terms, or at all. If we are unable to successfully manage our hotel development to minimize these risks, our growth strategy and business prospects may be adversely affected.

Our leases could be terminated early, we may not be able to renew our existing leases on commercially reasonable terms and our rents could increase substantially in the future, which could materially and adversely affect our operations.

        The lease agreements between our lessors and us typically provide, among other things, that the leases could be terminated under certain legal or factual conditions. If our leases were terminated early, our operation of such properties may be interrupted or discontinued and we may incur costs in relocating our operations to other locations. Furthermore, we may have to pay losses and damages and incur other liabilities to our customers and other vendors due to our default under our contracts. As a result, our business, results of operations and financial condition could be materially and adversely affected.

        We plan to retain the operation of our leased hotels upon lease expiration through (i) renewal of existing leases or (ii) execution of franchise agreements with the lessors. We cannot assure you, however, that we will be able to retain our hotel operation on satisfactory terms, or at all. In particular, we may experience an increase in our rent payments and cost of revenues in connection with renegotiating our leases. If we fail to retain our hotel operation on satisfactory terms upon lease expiration, our costs may increase and our profit generated from the hotel operation may decrease in the future. If we are unable to pass the increased costs on to our customers through room rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

We may not be able to successfully compete for franchise agreements and, as a result, we may not be able to achieve our planned growth.

        Our growth strategy includes expanding through manachising and franchising, by entering into franchise agreements with our franchisees. We believe that our ability to compete for franchise agreements primarily depends on our brand recognition and reputation, the results of our overall operations in general and the success of the hotels that we currently manachise and franchise. Other competitive factors for franchise agreements include marketing support, capacity of the central reservation channel and the ability to operate hotels cost-effectively. The terms of any new franchise agreements that we obtain also depend on the terms that our competitors offer for those agreements. In addition, if the availability of suitable locations for new properties decreases, or governmental planning or other local regulations change, the supply of suitable properties for our manachise and franchise models could be diminished. If the hotels that we manachise or franchise perform less successfully than those of our competitors or if we are unable to offer terms as favorable as those offered by our competitors, we may not be able to compete effectively for new franchise agreements. As a result, we may not be able to achieve our planned growth and our business and results of operations may be materially and adversely affected.

We may have disputes with our franchisees and they may terminate the franchise agreements with us earlier if the franchised hotels' performance is worse than they expected.

        We may have disputes with our franchisees with respect to the performance of the franchise agreements. For example, we have in the past closed certain manachised and franchised hotels as a result of disputes with the franchisees regarding our measures to avoid competition between the franchisees, including keeping appropriate distances between the manachised and franchised hotels. In addition, our franchise agreements with franchisees typically provide that the franchise agreements could be terminated under certain circumstances. If franchise agreements are terminated early, we lose the franchise fees and related management fees. Furthermore, we may have to pay losses and damages to our guests, and our brand image may be adversely impacted. As a result, our business and results of operations and financial conditions may be adversely affected by early termination of our franchise agreements.

        We plan to renew our existing franchise agreements upon expiration. However, we may be unable to retain our franchisees on satisfactory terms, or at all. If a significant number of our existing franchise agreements are terminated early or are not renewed on satisfactory terms upon expiration, our revenue and profit may decrease in the future. If we cannot get new franchisees to cover those expired or terminated franchises, our results of operations could be materially and adversely affected.

Acquisitions, financial investment or strategic investment may have an adverse effect on our ability to manage our business and harm our results of operations and financial condition.

        If we are presented with appropriate opportunities, we may acquire or invest in businesses or assets. For example, we invested in UBOX International Holdings Co Limited in 2012, in China Quanjude (Group) Co., Ltd. and Beijing GOOAGOO Technology Service Co., Ltd. in 2014, in Homeinns Hotel Group, Shanghai Founder Service Co., Ltd. and Beijing Qingpu Tourism Culture Development Co., Ltd. in 2015, and in AAPC Hotel Management Limited, China Young Professionals Apartment Management Limited, Chengjia (Shanghai) Apartment Management Co., Limited and Shanghai CREATER Industrial Co., Ltd. in 2016. We completed the acquisition of all of the equity interests in Crystal Orange in May 2017. As of June 30, 2017, Crystal Orange had 140 hotels in operation located primarily in tier 1 and tier 2 cities in China. In addition, we entered into a five-year memorandum of understanding in September 2017 with OYO, where we agreed to make a US$10 million equity investment in OYO to become a minority shareholder (less than 5%).

        The existing and future acquisitions or investments may expose us to potential risks, including risks associated with unforeseen or hidden liabilities, risks that acquired or invested companies will not achieve anticipated performance levels, diversion of management attention and resources from our existing business, difficulty in integrating the acquired businesses with our existing operational infrastructure, and inability to generate sufficient revenues to offset the costs and expenses of acquisitions or investments. In addition, following completion of an acquisition or investment, our management and resources may be diverted from their core business activities due to the integration process, which diversion may harm the effective management of our business. Furthermore, it may not be possible to achieve the expected level of benefits after integration and the actual cost of delivering such benefits may exceed the anticipated cost. Any difficulties encountered in the acquisition or investment and integration process may have an adverse effect on our ability to manage our business and harm our results of operations and financial condition. If a financial or strategic investment is unsuccessful, then in addition to the diversion of management attention and resources from our existing business we may lose the value of our investment, which could have a material adverse effect on our financial condition and results of operations.

Our legal right to lease certain properties could be challenged or affected adversely by property owners or other third parties or subject to government regulation.

        A substantial part of our business model relies on leases with third parties who either own or lease the properties from the ultimate property owners. We also grant franchises to hotel operators who may or may not own their hotel properties. The land use rights and other property rights with respect to properties we currently lease, manachise or franchise for our existing hotels could be challenged. For example, as of June 30, 2017, our lessors failed to provide the property ownership certificates and/or the land use rights certificates for 66 properties that we lease for our hotel operations. While we have performed due diligence to verify the rights of our lessors to lease such properties, including inspecting documentation issued by government authorities evidencing these lessors' land use rights and other property rights with respect to these properties, our rights under those leases could be challenged by other parties including government authorities. We also cannot assure you that we can always keep good title of the properties we lease currently or will lease in the future, free and clear of all liens, encumbrances and defects before the lease agreements are terminated. If the ultimate owner of the property changes after the original owner of such property mortgages such property to any third party, our legal rights under the lease agreement may be affected adversely and we may not rank senior in the right of continuing occupying the property.

        Under PRC law, all lease agreements are required to be registered with the local housing bureau. While the majority of our standard lease agreements require the lessors to make such registrations, some of our leases have not been registered as required, which may expose both our lessors and us to potential monetary fines. Some of our rights under the unregistered leases may also be subordinated to the rights of other interested third parties. In addition, in several instances where our immediate lessors are not the ultimate owners of hotel properties, no consents or permits were obtained from the owners, the primary lease holders or competent government authorities, as applicable, for the subleases of the hotel properties to us, which could potentially invalidate our leases or result in the renegotiation of such leases results in to terms less favorable to us. Some of the properties we lease from third parties were also subject to mortgages at the time the leases were signed. Where consent to the lease was not obtained from the mortgage holder in such circumstances, the lease may not be binding on the transferee of the property if the mortgage holder forecloses on the mortgage and transfers the property. Moreover, the property ownership or leasehold in connection with our manachised and franchised hotels could be subject to similar third-party challenges.

        Any challenge to our legal rights to the properties used for our hotel operations, if successful, could impair the development or operations of our hotels in such properties. We are also subject to the risk of potential disputes with property owners or third parties who otherwise have rights to or interests in our hotel properties. Such disputes, whether resolved in our favor or not, may divert management's attention, harm our reputation or otherwise disrupt our business.

Any failure to comply with land- and property-related PRC laws and regulations may negatively affect our ability to operate our hotels and we may suffer significant losses as a result.

        Our lessors are required to comply with various land- and property-related laws and regulations to enable them to lease effective titles of their properties for our hotel use. For example, properties used for hotel operations and the underlying land should be approved for commercial use purposes by competent government authorities. In addition, before any properties located on state-owned land with allocated or leased land use rights or on land owned by collective organizations may be leased to third parties, lessors should obtain appropriate approvals from the competent government authorities. As of June 30, 2017, the lessors of approximately a quarter of our executed lease agreements subject to this approval requirement did not obtain the required governmental approvals. Such failure may subject the lessors or us to monetary fines or other penalties and may lead to the invalidation or termination of our leases by competent government authorities, and therefore may adversely affect our ability to operate our leased hotels. While many of our lessors have agreed to indemnify us against our losses resulting from their failure to obtain the required approvals, we cannot assure you that we will be able to successfully enforce such indemnification obligations against our lessors. As a result, we may suffer significant losses resulting from our lessors' failure to obtain required approvals to the extent that we are not fully indemnified by our lessors.

Our success could be adversely affected by the performance of our manachised and franchised hotels and defaults or wrongdoings of our franchisees may affect our reputation, which would adversely affect the results of our operations.

        Our success could be adversely affected by the performance of our manachised and franchised hotels, over which we have less control compared to our leased and owned hotels. As of June 30, 2017, we manachised and franchised approximately 80.6% of our hotels, and we plan to further increase the number of manachised and franchised hotels to increase our national presence in China. Our franchisees for both our manachised and franchised hotels may not be able to develop hotel properties on a timely basis, which could adversely affect our growth strategy and may impact our ability to collect fees from them on a timely basis. Furthermore, given that our franchisees are typically responsible for the costs of developing and operating the hotels, including renovating the hotels to our standards, and all of the operating expenses, the quality of our manachised and franchised hotel operations may be diminished by factors beyond our control.

        Our franchisees may not successfully operate hotels in a manner consistent with our standards and requirements. Our manachised and franchised hotels are also operated under our brand names. If our brands are misused by any of our franchisees, there may be an adverse impact on our business reputation and brand image. In addition, like any operators in service-oriented industries, we are subject to customer complaints and we may face complaints from unsatisfied customers who are unhappy with the standard of service offered by our franchisees. Any complaints, regardless of their nature and validity, may affect our reputation, thereby adversely affecting the results of our operations. We may also have to incur additional costs in placating any customers or salvaging our reputation. For example, in the first half of 2017 we closed 31 manachised and franchised hotels that did not comply with our brand and operating standards.

        If any of our franchisees defaults or commits wrongdoing, there could be situations where the franchisee is not in a position to sufficiently compensate us for losses which we have suffered as a result of such defaults or wrongdoings. While we ultimately can take action to terminate our franchisees that do not comply with the terms of our franchise agreements or commit wrongdoing, we may not be able to identify problems and make timely responses and, as a result, our image and reputation may suffer, which may have a material adverse effect on our results of operations.

If we are unable to access funds to maintain our hotels' condition and appearance, or if our franchisees fail to make investments necessary to maintain or improve their properties, the attractiveness of our hotels and our reputation could suffer and our hotel occupancy rates may decline.

        In order to maintain our hotels' condition and appearance, ongoing renovations and other leasehold improvements, including periodic replacement of furniture, fixtures and equipment, are required. In particular, we manachise and franchise properties leased or owned by franchisees under the terms of franchise agreements, substantially all of which require our franchisees to comply with standards that are essential to maintaining the relevant product integrity and our reputation. We depend on our franchisees to comply with these requirements by maintaining and improving properties through investments, including investments in furniture, fixtures, amenities and personnel.

        Such investments and expenditures require ongoing funding and, to the extent we or our franchisees cannot fund these expenditures from existing cash or cash flow generated from operations,

we or our franchisees must borrow or raise capital through financing. We or our franchisees may not be able to access capital and our franchisees may be unwilling to spend available capital when necessary, even if required by the terms of our franchise agreements. If we or our franchisees fail to make investments necessary to maintain or improve the properties, our hotel's attractiveness and reputation could suffer, we could lose market share to our competitors and our hotel occupancy rates and RevPAR may decline.

We have incurred losses in the past and may incur losses in the future.

        We incurred net losses attributable to our company of RMB111.6 million and RMB136.2 million in 2007 and 2008, respectively. Although we have had net income attributable to our Company since 2009, as we expect our costs to increase as we continue to expand our operations, we may incur losses in the future. We have closed some hotels due to their operating losses. For example, in the first half of 2017 we closed 30 hotels located primarily in third and lower tier cities in China that had relatively low RevPAR. We cannot assure you that we will achieve or sustain profitability in the future.

Interruption or failure of our information systems could impair our ability to effectively provide our services, which could damage our reputation.

        Our ability to provide consistent and high-quality services and to monitor our operations on a real-time basis throughout our hotel group depends on the continued operation of our information technology systems, including our web property management, central reservation and customer relationship management systems. Certain damage to or failure of our systems could interrupt our inventory management, affect the manner of our services in terms of efficiency, consistency and quality, and reduce our customer satisfaction.

        Our technology platform plays a central role in our management of inventory, revenues, loyalty program and franchisees. We also rely on our website, call center and mobile application to facilitate customer reservations. Our systems remain vulnerable to damage or interruption as a result of power loss, telecommunications failures, computer viruses, fires, floods, earthquakes, interruptions in access to our toll-free numbers, hacking or other attempts to harm our systems, and other similar events. Our servers, which are maintained in Shanghai, may also be vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios.

        Furthermore, our systems and technologies, including our website and database, could contain undetected errors or "bugs" that could adversely affect their performance, or could become outdated and we may not be able to replace or introduce upgraded systems as quickly as our competitors or within budgeted costs for such upgrades. If we experience frequent, prolonged or persistent system failures, our quality of services, customer satisfaction, and operational efficiency could be severely harmed, which could also adversely affect our reputation. Steps we take to increase the reliability and redundancy of our systems may be costly, which could reduce our operating margin, and there can be no assurance that whatever increased reliability may be achievable in practice or would justify the costs incurred.

Failure to maintain the integrity of internal or customer data could result in harm to our reputation or subject us to costs, liabilities, fines or lawsuits.

        Our business involves collecting and retaining large volumes of internal and customer data, including credit card numbers and other personal information as our various information technology systems enter, process, summarize and report such data. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential of the personal information that we collect, and to take adequate security measures to safeguard such information. Our current security measures and those of our third-party service providers may not be adequate for the protection of our customer, employee or company data. For instance, we were involved in a law suit where a customer alleged that we disclosed his personal information, although the court eventually ruled in our favor. We may face similar litigation in the future.

        In addition, computer hackers, foreign governments or cyber terrorists may attempt to penetrate our network security and our website. Unauthorized access to our proprietary internal and customer data may be obtained through break-ins, sabotage, breach of our secure network by an unauthorized party, computer viruses, computer denial-of-service attacks, employee theft or misuse, breach of the security of the networks of our third-party service providers, or other misconduct. Because the techniques used by computer programmers who may attempt to penetrate and sabotage our proprietary internal and customer data change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques. Unauthorized access to our proprietary internal and customer data may also be obtained through inadequate use of security controls. The laws and regulations applicable to security and privacy are becoming increasingly important in China. Any theft, loss, fraudulent, unlawful use or disclosure of customer, employee or company data could harm our reputation or result in remedial and other costs, liabilities, fines or lawsuits.

If the value of our brand or image diminishes, it could have a material and adverse effect on our business and results of operations.

        We offer multiple hotel products that are designed to target distinct segments of customers. Our continued success in maintaining and enhancing our brands and image depends, to a large extent, on our ability to satisfy customer needs by further developing and maintaining our innovative and distinctive products and maintaining consistent quality of services across our hotel group, as well as our ability to respond to competitive pressures. If we are unable to do so, our occupancy rates may decline, which could in turn adversely affect our results of operations. Our business may also be adversely affected if our public image or reputation were to be diminished by the operations of any of our hotels, whether due to unsatisfactory service, accidents or otherwise. If the value of our products or image is diminished or if our products do not continue to be attractive to customers, our business and results of operations may be materially and adversely affected.

Failure to protect our trademarks and other intellectual property rights could have a negative impact on our brands and adversely affect our business.

        The success of our business depends in part upon our continued ability to use our brands, trade names and trademarks to increase brand awareness and to further develop our products. The unauthorized reproduction of our trademarks could diminish the value of our brands and their market acceptance, competitive advantages or goodwill. In addition, we consider our proprietary information systems and operating system to be key components of our competitive advantage and our growth strategy. As of September 30, 2017, we have received copyright registration certificates for 37 of our major proprietary information systems and for our operating system. However, none of our other proprietary information system have been patented, copyrighted or otherwise registered as our intellectual property.

        Monitoring and preventing the unauthorized use of our intellectual property is difficult. The measures we take to protect our brands, trade names, trademarks and other intellectual property rights may not be adequate to prevent their unauthorized use by third parties. Furthermore, the application of laws governing intellectual property rights in China and abroad is evolving and could involve substantial risks to us. In particular, the laws and enforcement procedures in the PRC are uncertain and do not protect intellectual property rights to the same extent as do the laws and enforcement procedures in the United States and other developed countries. If we are unable to adequately protect our brands, trade names, trademarks and other intellectual property rights, we may lose these rights and our business may suffer materially.

        We may also be subject to claims for infringement, invalidity, or indemnification relating to third parties' intellectual property rights. Such third party claims may be time-consuming and costly to defend, divert management attention and resources, or require us to enter into licensing agreements, which may not be available on commercially reasonable terms, or at all.

If we are not able to retain, hire and train qualified managerial and other employees, our business may be materially and adversely affected.

        Our managerial and other employees manage our hotels and interact with our customers on a daily basis. They are critical to maintaining the quality and consistency of our services as well as our established brands and reputation. In general, employee turnover, especially in lower-level positions, is relatively high in the lodging industry. As a result, it is important for us to retain as well as attract qualified managerial and other employees who are experienced in lodging or other consumer-service industries. There is a limited supply of such qualified individuals in some of the cities in China where we have operations and other cities into which we intend to expand. In addition, we need to hire qualified managerial and other employees on a timely basis to keep pace with our rapid growth while maintaining consistent quality of services across our hotels in various geographic locations. We must also provide training to our managerial and other employees so that they have up-to-date knowledge of various aspects of our hotel operations and can meet our demand for high-quality services. If we fail to do so, the quality of our services may decrease, which in turn, may have a material and adverse effect on our business.

Our current employment practices may be adversely impacted under the labor contract law of the PRC.

        The PRC National People's Congress promulgated the labor contract law in 2008, and amended it on December 28, 2012. The labor contract law imposes requirements concerning, among others, the execution of written contracts between employers and employees, the time limits for probationary periods, and the length of fixed-term employment contracts. Because the PRC governmental authorities have introduced new labor-related regulations since the effectiveness of the labor contract law, and the interpretation and implementation of these regulations are still evolving, our employment practices could violate the labor contract law and related regulations and could be subject to related penalties, fines or legal fees. If we are subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, our business, financial condition and results of operations may be adversely affected. In addition, a significant number of our employees are dispatched from third-party human resources companies, which are responsible for managing, among others, payrolls, social insurance contributions and local residency permits of these employees. According to a new regulation on labor dispatch, which was promulgated in December 2013 to implement the provisions of the labor contract law, a company is permitted to use dispatched employees for only up to 10% of its labor force after February 29, 2016. To comply with the labor dispatch regulation, we have reduced the percentage of dispatched employees since December 2013 by using service outsourcing arrangement. Under the service outsourcing arrangement, we have entered into service outsourcing agreements with a service outsourcing firm and relevant employees are deemed as employees of this service outsourcing firm. However, since the current labor dispatch regulation does not clearly define the distinction of labor dispatch and service outsourcing, our service outsourcing arrangement may be considered as labor dispatch by the relevant PRC government.

        In addition, according to the Labor Contract Law and its implementing rules, if we intend to enforce the non-compete provision with our employees in the employment contracts or confidentiality agreements, we have to compensate our employees on a monthly basis during the term of the restriction period after the termination or ending of the employment contract, which may cause extra expenses to us.

Failure to retain our management team could harm our business.

        We place substantial reliance on the experience and the institutional knowledge of members of our current management team. Mr. Qi Ji, our founder and executive chairman, Ms. Min (Jenny) Zhang, our chief executive officer, and other members of the management team are particularly important to our future success due to their substantial experiences in lodging and other consumer-service industries. Finding suitable replacements for Mr. Qi Ji, Ms. Min (Jenny) Zhang and other members of our management team could be difficult, and competition for such personnel of similar experience is intense. The loss of the services of one or more members of our management team due to their departures or otherwise could hinder our ability to effectively manage our business and implement our growth strategies.

We are subject to various franchise, hotel industry, construction, hygiene, health and safety and environmental laws and regulations that may subject us to liability.

        Our business is subject to various compliance and operational requirements under PRC laws. For example, we are required to obtain the approval from, and file initial and annual reports with, the PRC Ministry of Commerce, or the MOC, to engage in the hotel franchising business. In addition, each of our hotels is required to obtain a special industry license and a fire control approval issued by the local public security bureau, to have hotel operations included in the business scope of its business license, to obtain hygiene permits and environmental impact assessment approvals, and to comply with license requirements and laws and regulations with respect to construction permit, zoning, fire prevention, public area hygiene, food safety, public safety and environmental protection. If we fail to comply with any applicable construction, hygiene, health and safety, and environmental laws and regulations related to our business, we may be subject to potentially significant monetary damages and fines or the suspension of our operations or development activities. Furthermore, new regulations could also require us to retrofit or modify our hotels or incur other significant expenses.

        New zoning plans or regulations applicable to a specific location may cause us to relocate our hotel(s) in that location, or require additional approvals and licenses that may not be granted to us promptly or at all, which may adversely affect our operating results. Any failure by us to control the use of, or to adequately restrict the discharge of, hazardous substances in our development activities, or to otherwise operate in compliance with environmental laws could also subject us to potentially significant monetary damages and fines or the suspension of our hotel development activities or hotel operations, which could materially adversely affect our financial condition and results of operations. Some of our hotels are not in full compliance with all of the applicable requirements. Such failure to comply with applicable construction permit, environmental, health and safety laws and regulations related to our business and hotel operation may subject us to potentially significant monetary damages and fines or the suspension of operations and development activities of our company or related hotels. We could be subject to any challenges or other actions with respect to such noncompliance.

        Owners of our manachised and franchised hotels are subject to these same permit and safety requirements. Although our franchise agreements require these owners to obtain and maintain all required permits or licenses, we have limited control over these owners. Any failure to obtain and maintain the required permits or licenses by any owner of a manachised or franchised hotel may require us to delay opening of the manachised or franchised hotel or to forgo or terminate our franchise agreement, which could harm our brand, result in lost revenues and subject us to potential indirect liability.

Our limited insurance coverage may expose us to losses, which may have a material adverse effect on our reputation, business, financial condition and results of operations.

        We carry all mandatory and certain optional commercial insurance, including property, business interruption, construction, third-party liability, public liability, product's liability and employer's liability insurance for our leased and owned hotel operations. We also require our lessors and franchisees to purchase customary insurance policies. Although we are able to require our franchisees to obtain the requisite insurance coverage through our franchisees management, we cannot guarantee that our lessors will adhere to such requirements. In particular, there are inherent risks of accidents or injuries in hotels. One or more accidents or injuries at any of our hotels could adversely affect our safety reputation among customers and potential customers, decrease our overall occupancy rates and increase our costs by requiring us to take additional measures to make our safety precautions even more visible and effective. In the future, we may be unable to renew our insurance policies or obtain new insurance policies without increases in cost or decreases in coverage levels. We may also encounter disputes with insurance providers regarding payments of claims that we believe are covered under our policies. Furthermore, if we are held liable for amounts and claims exceeding the limits of our insurance coverage or outside the scope of our insurance coverage, our reputation, business, financial condition and results of operations may be materially and adversely affected.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

        We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include in its annual report a management report on such company's internal control over financial reporting containing management's assessment of the effectiveness of its internal control over financial reporting. In addition, an independent registered public accounting firm must attest to and report on the effectiveness of such company's internal control over financial reporting except where the company is a non-accelerated filer. We currently are a large accelerated filer.

        Our management has concluded that our internal control over financial reporting was effective as of December 31, 2016. Our independent registered public accounting firm has issued an attestation report as of December 31, 2016. However, if we fail to maintain effective internal control over financial reporting in the future, our management and our independent registered public accounting firm may not be able to conclude that we have effective internal control over financial reporting. This could in turn result in the loss of investor confidence in the reliability of our financial statements and negatively impact the trading price of our ADSs. Furthermore, we have incurred and anticipate that we will continue to incur considerable costs, management time and other resources in an effort to continue to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We may not be able to develop hotel properties on a timely or cost-efficient basis, which may adversely affect our growth strategy and business.

        We develop all of our leased and owned hotels directly. Our involvement in the development of properties presents a number of risks, including construction delays or cost overruns, which may result in increased project costs or forgone revenue. We may be unable to recover development costs we incur for projects that do not reach completion. Properties that we develop could become less attractive due to market saturation or oversupply, and as a result we may not be able to recover development costs at the expected rate, or at all. Furthermore, we may not have available cash to complete projects that we have commenced, or we may be unable to obtain financing for the development of future properties on favorable terms, or at all. If we are unable to successfully manage our hotel development to minimize these risks, our growth strategy and business prospects may be adversely affected.

We, our directors, management and employees may be subject to certain risks related to legal proceedings filed by or against us, and adverse results may harm our business.

        We cannot predict with certainty the cost of defense, the cost of prosecution or the ultimate outcome of litigation and other proceedings filed by or against us, our directors, management or employees, including remedies or damage awards, and adverse results in such litigation and other proceedings may harm our business or reputation. Such litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, commercial arrangements, leased properties, share transfer, employment, non-competition and labor law, fiduciary duties, personal injury, death, property damage or other harm resulting from acts or omissions by individuals or entities outside of our control, including franchisees and third-party property owners. For example, our PRC subsidiary, Huazhu Hotel Management Co., Ltd., has a pending arbitration with two third parties in China for dispute under a share transfer agreement entered into in October 2015. Huazhu Hotel Management Co., Ltd. claimed to terminate the share transfer agreement, while the third parties counterclaimed on this. The arbitration tribunal has not decided on this case. Moreover, in the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that is subject to third-party patents or other third-party intellectual property rights. We generally are not liable for the willful actions of our franchisees and property owners; however, there is no assurance that we would be insulated from liability in all cases.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

        We conduct substantially all of our operations in China. As the lodging industry is highly sensitive to business and personal discretionary spending levels, it tends to decline during general economic downturns. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic developments in China. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount and degree of government involvement and influence on the level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past over 30 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. While some of these measures benefit the overall PRC economy, they may also have a negative effect on us. For example, our results of operations and financial condition may be adversely affected by government control over capital investments or changes in environmental, health, labor or tax regulations that are applicable to us.

        As the PRC economy is increasingly intricately linked to the global economy, it is affected in various respects by downturns and recessions of major economies around the world, such as the global financial crisis and sovereign debt crisis in Europe. Stimulus measures designed to help China weather the global financial crisis may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and hotel operating expenses, may increase as a result of higher inflation. Measures to control the pace of economic growth may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition. The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies.

        The PRC government also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Certain measures adopted by the PRC government, such as changes of the People's Bank of China's statutory deposit reserve ratio and lending guideline imposed on commercial banks, may restrict loans to certain industries. The State Administration of Foreign Exchange, or "SAFE", and the relevant Chinese banks where our operating subsidiaries in China opened bank accounts may adopt restrictions on the cross-border payment obligations and dividends repatriation made by these subsidiaries by way of "window guidance" measures. These actions, as well as future actions and policies of the PRC government, could materially affect our liquidity and access to capital and our ability to operate our business.

Inflation in China may disrupt our business and have an adverse effect on our financial condition and results of operations.

        The Chinese economy has experienced rapid expansion together with rising rates of inflation and increasing salaries. Salary increases could potentially increase discretionary spending on travel, but general inflation may also erode disposable incomes and consumer spending. Furthermore, certain components of our operating costs, including personnel, food, laundry, consumables and property development and renovation costs, may increase as a result of an increase in the cost of materials and labor resulting from general inflation. However, we cannot guarantee that we can pass increased costs to customers through room rate increases. This could adversely impact our business, financial condition and results of operations.

Uncertainties with respect to the Chinese legal system could limit the legal protections available to us and our investors and have a material adverse effect on our business and results of operations.

        The PRC legal system is a civil law system based on written statutes. Unlike in common law systems, prior court decisions may be cited for reference but have limited precedential value. Since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties, which may limit legal protections available to us. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult than in more developed legal systems to evaluate the outcomes of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may impede our ability to enforce the contracts we have entered into. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business. Accordingly, we cannot predict the effect of future developments in the PRC legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us and other foreign investors, including you. In addition, any litigation in China may be protracted and result in substantial costs and diversion of our resources and management attention.

Rapid urbanization and changes in zoning and urban planning in China may cause our leased and owned hotels to be demolished, removed or otherwise affected and our franchise agreements to terminate.

        China is undergoing a rapid urbanization process, and zoning requirements and other governmental mandates with respect to urban planning of a particular area may change from time to time. When there is a change in zoning requirements or other governmental mandates with respect to the areas where our hotels are located, the affected hotels may need to be demolished or removed. We have experienced such demolition and relocation in the past and we may encounter additional demolition and relocation cases in the future. For example, in 2016, we were obligated to demolish two leased hotels due to local government zoning requirements. As a result, we wrote off property and equipment of RMB9.9 million associated with these hotels and recognized a loss of RMB7.2 million, which was net of RMB2.7 million that was recorded as a receivable in other current assets as of December 31, 2016. In addition, as of June 30, 2017, we were notified by local government authorities that we may have to demolish four additional leased hotels due to local zoning requirements. Our franchise agreements typically provide that if the manachised or franchised hotels are demolished, the franchise agreements will terminate. In the six months ended June 30, 2017, we were obligated to demolish seven manachised hotels due to local government zoning requirements. Similar demolitions, termination of franchise agreements or interruptions of our hotel operations due to zoning or other local regulations could occur in the future. Any such further demolition and relocation could cause us to lose primary locations for our hotels and we may not be able to achieve comparable operation results following the relocations. While we may be reimbursed for such demolition and relocation, we cannot assure you that the reimbursement, as determined by the relevant government authorities, will be sufficient to cover our direct and indirect losses. Accordingly, our business, results of operations and financial condition could be adversely affected.

Governmental control of currency conversion may limit our ability to pay dividends in foreign currencies to our shareholders and therefore adversely affect the value of your investment.

        We are a company incorporated in the Cayman Islands. Our ability to pay dividends depends upon, among other things, our PRC subsidiaries' ability to obtain and remit sufficient foreign currency. Our PRC subsidiaries must present certain documents to SAFE, its authorized branch, or the designated foreign exchange bank, for approval before they can obtain and remit foreign currencies out of the PRC, including evidence that the relevant PRC taxes have been paid. If our PRC subsidiaries, for any reason, fail to satisfy any of the PRC legal requirements for remitting foreign currency, our ability to pay dividends would be adversely affected.

        The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. For most capital account items, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs, which would adversely affect the value of your investment.

Fluctuation in the value of the Renminbi may have a material adverse effect on your investment.

        The value of the Renminbi against the U.S. dollar, Euro and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. Our revenues and costs are mostly denominated in the Renminbi, and a significant portion of our financial assets are also denominated in the Renminbi. We rely substantially on dividends paid to us by our operating subsidiaries in China. Any significant depreciation of the Renminbi against the U.S. dollar may have a material adverse effect on our revenues, and the value of, and any dividends payable on, our ADSs and ordinary shares. If we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, depreciation of the Renminbi against the U.S. dollar would reduce the U.S. dollar amount available to

us. On the other hand, to the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we receive from the conversion. Fluctuation in the value of the Renminbi in either direction could have a material adverse effect on the value of our company and the value of your investment.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries' ability to distribute profits to us, or otherwise adversely affect us.

        On July 4, 2014, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange for Overseas Investment and Financing and Reverse Investment by Domestic Residents via Special Purpose Vehicles, or Circular 37, which replaced the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles issued by SAFE in October 2005, or Circular 75. Pursuant to Circular 37, any PRC residents, including both PRC institutions and individual residents, are required to register with the local SAFE branch before making contribution to a company set up or controlled by the PRC residents outside of the PRC for the purpose of overseas investment or financing with their legally owned domestic or offshore assets or interests, referred to in this circular as a "special purpose vehicle." In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. In February 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, which took effect on June 1, 2015. This notice has amended SAFE Circular 37, requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

        We attempt to comply, and attempt to ensure that our shareholders and beneficial owners of our shares who are subject to these rules comply, with the relevant requirements. We cannot provide any assurance that our shareholders and beneficial owners of our shares who are PRC residents have complied or will comply with the requirements imposed by Circular 37 or other related rules. Any failure by any of our shareholders and beneficial owners of our shares who are PRC residents to comply with relevant requirements under this regulation could subject such shareholders, beneficial owners and us to fines or sanctions imposed by the PRC government, including limitations on our relevant subsidiary's ability to pay dividends or make distributions to us and our ability to increase our investment in China, or other penalties that may adversely affect our operations.

We rely principally on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

        We are a holding company, and we rely principally on dividends from our subsidiaries in China for our cash requirements, including any debt we may incur. Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our subsidiaries in China are required to set aside a certain amount of its after-tax profits each year, if any, to fund certain statutory reserves. These reserves are not distributable as cash dividends. As of June 30, 2017, a total of RMB3,379.7 million (US$498.5 million) was not distributable in the form of dividends to us due to these PRC regulations. Furthermore, if our subsidiaries in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. The inability of our subsidiaries to distribute dividends or other payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds from the offerings of the ADSs to make loans or additional capital contributions to our PRC operating subsidiaries.

        As an offshore holding company, our ability to make loans or additional capital contributions to our PRC operating subsidiaries is subject to PRC regulations and approvals. These regulations and approvals may delay or prevent us from using the proceeds we received in the past or will receive in the future from the offerings of ADSs to make loans or additional capital contributions to our PRC operating subsidiaries, and impair our ability to fund and expand our business which may adversely affect our business, financial condition and result of operations. For example, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, on June 9, 2016. Under Circular 16, registered capital of a foreign-invested company settled in RMB converted from foreign currencies shall be subject to certain limitations prescribed under Circular 16. In addition, foreign-invested companies may not change how they use such capital without SAFE's approval, and may not in any case use such capital to repay RMB loans if they have not used the proceeds of such loans.

        Furthermore, any offshore funds that we use to finance our PRC entities, including the net proceeds from the offering of the ADSs, are subject to the foreign investment regulations and foreign exchange regulations in the PRC. We may make loans to our PRC entities, but they are subject to approval by or registration with relevant governmental authorities in the PRC. Furthermore, the application of the proceeds under the ADSs is subject to the foreign exchange regulations in the PRC. We may also decide to finance our entities by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, depending on the total amount of investment, capital contributions to our PRC operating subsidiaries is no longer subject to the approval of the PRC Ministry of Commerce or its local branches. Instead, we are required to file and submit required information and documents online within 30 days of such event. However, we cannot assure you that the regulations will always remain favorable to us. If the regulations are revised in the future or we fail to complete such registration or obtain such approvals on time, our ability to use the proceeds of the ADSs and to capitalize our operations in PRC may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

We may be subject to fines and legal sanctions imposed by SAFE or other Chinese government authorities and our ability to further grant shares or share options to, and to adopt additional share incentive plans for, our directors and employees may be restricted if we or the participants of our share incentive plans fail to comply with PRC regulations relating to employee shares or share options granted by offshore special purpose companies or offshore listed companies to PRC participants.

        In February 2012, the SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Individuals Participating in the Stock Incentive Plan of An Overseas Listed Company, or Circular 7, which requires PRC individual participants of stock incentive plans to register with the SAFE and to comply with a series of other requirements. We are an offshore listed company and as a result we and the participants of our share incentive plans who are PRC citizens or foreigners having lived within the territory of the PRC successively for at least one year, or, collectively, the PRC participants, are subject to Circular 7. While we completed the foreign exchange registration procedures and complied with other requirements according to Circular 7 in June 2012, we cannot provide any assurance that we or the PRC individual participants of our share incentive plans have complied or will comply with the requirements imposed by Circular 7. If we or the PRC participants of our share incentive plans fail to comply with Circular 7, we or the PRC participants of our share incentive plans may be subject to fines or other legal sanctions imposed by SAFE or other PRC government authorities and our ability to further grant shares or share options under our share incentive plans to, and to adopt additional share incentive plans for, our directors and employees may be restricted. Such events could adversely affect our operations.

It is unclear whether we will be considered as a PRC "resident enterprise" under the Enterprise Income Tax Law of the PRC, and depending on the determination of our PRC "resident enterprise" status, dividends paid to us by our PRC subsidiaries may be subject to PRC withholding tax, we may be subject to 25% PRC income tax on our worldwide income, and holders of our ADSs may be subject to PRC withholding tax on dividends on, and gains realized on their transfer of our ADSs.

        In 2007, the PRC National People's Congress passed the Enterprise Income Tax Law (amended in 2017), and the PRC State Council subsequently issued the Implementation Regulations of the Enterprise Income Tax Law. The Enterprise Income Tax Law and its Implementation Regulations, or the "EIT Law," provides that enterprises established outside of China whose "de facto management bodies" are located in China are considered "resident enterprises" and are therefore subject to PRC enterprise income tax at the rate of 25% with respect to their income sourced from both within and outside of China. The Implementing Regulation defines the term "de facto management body" as a management body that exercises substantial and overall control and management over the production and operations, personnel, accounting and properties of an enterprise.

        On April 22, 2009, the State Administration of Taxation, or the "SAT" issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a Chinese-controlled offshore-incorporated enterprise is located in China. In addition, on August 3, 2011, the SAT issued Administrative Measures on Income Taxes of Resident Enterprises Incorporated outside Mainland China and Are Controlled by Chinese Enterprises (Trial Implementation), or the Resident Enterprise Administrative Measures, which became effective as of September 1, 2011. The Resident Enterprise Administrative Measures provide clarification for resident status determination and competent tax authorities. However, Circular 82 and the Resident Enterprise Administrative Measures apply only to offshore enterprises controlled by PRC enterprises, not those invested in or controlled by PRC individuals, like our company. Currently, there are no further detailed rules or precedents applicable to us regarding the procedures and specific criteria for determining "de facto management body" for a company like us. It is still unclear if the PRC tax authorities would determine that we should be classified as a PRC "resident enterprise."

        Although we have not been notified that we are treated as a PRC resident enterprise, we cannot assure you that the we will not be treated as a "resident enterprise" under the EIT Law, any aforesaid circulars or any amended regulations in the future. If we are treated as a PRC resident enterprise for PRC enterprise income tax purposes, among other things, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide taxable income. Furthermore, if we are treated as a PRC resident enterprise, payments of dividend by us may be regarded as derived from sources within the PRC and therefore we may be obligated to withhold PRC income tax at 10% on payments of dividend on the ADSs or shares to non-PRC resident enterprise investors. In the case of non-PRC resident individual investors, the tax may be withheld at a rate of 20%.

        In addition, if we are treated as a PRC resident enterprise, any gain realized on the transfer of the ADSs and/or shares by non-PRC resident investors may be regarded as derived from sources within the PRC and accordingly may be subject to a 10% PRC income tax in the case of non-PRC resident enterprises or 20% in the case of non-PRC resident individuals. The PRC tax on dividends and/or gains may be reduced or exempted under applicable tax treaties between the PRC and the ADS holder's home country.

The audit reports incorporated by reference in this prospectus supplement were prepared by auditors who are not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issued the audit reports included in our 2016 20-F is the auditor of companies that are traded publicly in the United States and firms registered with the United States Public Company Accounting Oversight Board, or the "PCAOB." These accounting firms are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their respective compliance with the laws and professional standards of the United States. Because the relevant auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, these auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's and Crystal Orange's auditors' respective audit procedures and quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. As a result, investors may lose confidence in our reported financial information and procedures and the quality of our financial statements and Crystal Orange's financial statements.

If additional remedial measures are imposed on the Big Four PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging the firms' failure to meet specific criteria set by the SEC, with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Securities Exchange Act of 1934, or the "Exchange Act."

        Starting in 2011, the Chinese affiliates of the "big four" accounting firms, (including our independent registered public accounting firm) were affected by a conflict between US law and Chinese law. Specifically, for certain US listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law they could not respond directly to the US regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the China Securities Regulatory Commission, or the "CSRC."

        In late 2012 this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, (including our independent registered public accounting firm). A first instance trial of the proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the Commissioners of the SEC. On February 6, 2015, before a review by the Commissioner had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

        In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

        If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ordinary shares from the Nasdaq Global Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our ADSs, Our Trading Market and This Offering

The market price for our ADSs has been and may continue to be volatile.

        The market price for our ADSs has been volatile and has ranged from a low of US$48.03 to a high of US$125.31 on the NASDAQ Global Select Market in the nine months ended September 30, 2017. The market price is subject to wide fluctuations in response to various factors, including the following:

  •
  actual or anticipated fluctuations in our quarterly operating results;

  •
  changes in financial estimates by securities research analysts;

  •
  conditions in the travel and lodging industries;

  •
  changes in the economic performance or market valuations of other lodging companies;

  •
  announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

  •
  addition or departure of key personnel;

  •
  fluctuations of exchange rates between the RMB and U.S. dollar or other foreign currencies;

  •
  potential litigation or administrative investigations;

  •
  release of lock-up or other transfer restrictions on our outstanding ADSs or ordinary shares or sales of additional ADSs; and

  •
  general economic or political conditions in China.

        In addition, the market prices for companies with operations in China in particular have experienced volatility that might have been unrelated to the operating performance of such companies. The securities of some China-based companies that have listed their securities in the United States have experienced significant volatility, including, in some cases, substantial declines in the market prices of their securities. The performance of the securities of these China-based companies after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the performance of our ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other China-based companies may also negatively affect the attitudes of investors towards China-based companies in general, including us, regardless of whether we have engaged in any inappropriate activities.

        The global financial crisis and the ensuing economic recessions in many countries have contributed and may continue to contribute to extreme volatility in the global stock markets, such as the large declines in share prices in the United States, China and other jurisdictions at various times since 2008. These broad market and industry fluctuations may adversely affect the price of our ADSs, regardless of our operating performance.

We may need additional capital, and the sale of additional ADSs or other equity securities could result in additional dilution to our shareholders and the incurrence of additional indebtedness could increase our debt service obligations.

        We may require additional cash resources due to changed business conditions, strategic acquisitions or other future developments, including expansion through leased and owned hotels and any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity and equity-linked securities could result in additional dilution to our shareholders. The sale of substantial amounts of our ADSs could dilute the interests of our shareholders and ADS holders and adversely impact the market price of our ADSs. As of September 30, 2017, we had approximately 147,935,312 ordinary shares outstanding held as ADSs and options to purchase approximately 2.2 million ordinary shares (of which approximately 2.1 million were exercisable as of that date). The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Future sales or issuances, or perceived future sales or issuances, of substantial amounts of our ordinary shares or ADSs could adversely affect the price of our ADSs.

        If our existing shareholders sell, or are perceived as intending to sell, substantial amounts of our ordinary shares or ADSs, including those issued upon the exercise of our outstanding stock options, the market price of our ADSs could fall. Such sales, or perceived potential sales, by our existing shareholders might make it more difficult for us to issue new equity or equity-related securities in the future at a time and place we deem appropriate. Shares held by our existing shareholders may be sold in the public market in the future subject to the restrictions contained in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. If any existing shareholder or shareholders sell a substantial amount of ordinary shares after the expiration of the lock-up period, the prevailing market price for our ADSs could be adversely affected.

        In addition, certain of our shareholders or their transferees and assignees will have the right to cause us to register the sale of their shares under the Securities Act upon the occurrence of certain circumstances. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these registered shares in the public market could cause the price of our ADSs to decline.

As our founder and co-founders collectively hold a controlling interest in us, they have significant influence over our management and their interests may not be aligned with our interests or the interests of our other shareholders.

        As of September 30, 2017, our founder, Mr. Qi Ji, who is also our executive chairman, and our co-founders, Ms. Tong Tong Zhao and Mr. John Jiong Wu, in total beneficially own approximately 38% of our outstanding ordinary shares on an as-converted basis. The interests of these shareholders may conflict with the interests of our other shareholders. Our founder and co-founders have significant influence over us, including on matters relating to mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may discourage, delay or prevent a change in control of us, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of us or of our assets and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including holders of our ADSs.

ADS holders may not have the same voting rights as the holders of our ordinary shares and generally have fewer rights than our ordinary shareholders, and must act through the depositary to exercise those rights.

        Holders of ADSs do not have the same rights as our ordinary shareholders and may only exercise voting and other shareholder rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Except as described in the deposit agreement, holders of our ADSs may not be able to exercise voting rights attaching to the shares evidenced by our ADSs on an individual basis. Holders of our ADSs appoint the depositary or its nominee as their representative to exercise the voting rights attaching to the shares represented by the ADSs. ADS holders may not receive voting materials in time to instruct the depositary to vote, and it is possible that they may not have the opportunity to exercise a right to vote and/or may lack recourse if the ADSs are not voted as you requested.

ADS holders may not be able to participate in rights offerings and may experience dilution of his, her or its holdings as a result.

        We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement for the ADSs, the depositary will not offer those rights to ADS holders unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act, or exempt from registration under the Securities Act with respect to all holders of ADSs. We are under no obligation to file a registration statement with respect to any such rights or underlying securities or to endeavor to cause such a registration statement to be declared effective. In addition, we may not be able to take advantage of any exemptions from registration under the Securities Act. Accordingly, holders of our ADSs may be unable to participate in our rights offerings and may experience dilution in their holdings as a result.

ADS holders may be subject to limitations on transfer of their ADSs.

        Our ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

As a foreign private issuer, we are permitted to, and we will, rely on exemptions from certain NASDAQ corporate governance standards applicable to U.S. issuers, including the requirement regarding the implementation of a nominations committee. This may afford less protection to holders of our ordinary shares and ADSs.

        The NASDAQ Marketplace Rules in general require listed companies to have, among other things, a nominations committee consisting solely of independent directors. As a foreign private issuer, we are permitted to, and we will, follow home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules, including, among others, the implementation of a nominations committee. The corporate governance practice in our home country, the Cayman Islands, does not require the implementation of a nominations committee. We currently intend to rely upon the relevant home country exemption in lieu of the nominations committee. As a result, the level of independent oversight over management of our company may afford less protection to holders of our ordinary shares and ADSs.

Our articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

        Our amended and restated articles of association contain provisions that have potential to limit the ability of others to acquire control of our company or cause us to enter into change-of-control transactions. These provisions could have the effect of depriving our shareholders of opportunities to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

        For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more classes or series and to fix their designations, powers, preferences, and relative participating, optional or other rights and the qualifications, limitations or restrictions, including, without limitation, dividend rights, conversion rights, voting rights, terms of redemption privileges and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADSs or otherwise. In the event these preferred shares have better voting rights than our ordinary shares, in the form of ADSs or otherwise, they could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may decline and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

        The provisions of our articles of association may encourage potential acquirors to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing shareholder value. However, these provisions may also discourage acquisition proposals or delay or prevent a change in control that could be beneficial to you.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we are incorporated under Cayman Islands law, conduct substantially all of our operations in China and the majority of our officers reside outside the United States.

        We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our subsidiaries in China. Most of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind outside the Cayman Islands or China, the laws of the Cayman Islands and of China may render you unable to effect service of process upon, or to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a judgment of a foreign court of competent jurisdiction for a liquidated sum, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands and which is not inconsistent with a Cayman Islands judgment in respect of the same matters and which is not impeachable on grounds of fraud, without retrial on the merits under the common law by an action commenced on the judgment in the Grand Court of the Cayman Islands. A judgment of a court of another jurisdiction may be reciprocally recognized or enforced if the jurisdiction has a treaty with China or if judgments of the PRC courts have been recognized before in that jurisdiction, subject to the satisfaction of other requirements. However, China does not have treaties providing for the reciprocal enforcement of judgments of courts with Japan, the United Kingdom, the United States and most other Western countries.

        Our corporate affairs are governed by our memorandum and articles of association and by the Companies Law (2016 Revision) and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and provides significantly less protection to investors. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the federal courts of the United States.

        As a result of all of the above, our investors may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Changes in the accounting guidelines relating to the Borrowed ADSs could decrease our earnings per ADS and potentially the price of our ADS.

        The ADS Borrower is hereby offering up to                        ADSs, which are being borrowed pursuant to the ADS Lending Agreement by the ADS Borrower, an affiliate of Deutsche Bank Securities Inc. (or the ADS Underwriter) which is acting as the underwriter in this offering. The ADS Borrower will receive all of the proceeds from the sale of the Borrowed ADSs. We will not receive any proceeds from the sale of the Borrowed ADSs pursuant to this prospectus supplement, but we will receive a nominal lending fee for the use of those ADSs.

        Subject to certain terms of the ADS Lending Agreement, the Borrowed ADSs must be returned to us following the maturity date of the convertible senior notes being offered concurrently, or earlier in certain circumstances. Based on the terms of the ADS Lending Agreement, we believe that, under U.S. GAAP (as in effect on the date of this prospectus supplement), the Borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per share. If these accounting guidelines were to change in the future, we might be required to treat the Borrowed ADSs as outstanding for purposes of computing earnings per ADS, our earnings per ADS would be reduced and our ADS price could decrease, possibly significantly. The ordinary shares underlying the Borrowed ADSs that we will issue to the ADS Borrower will be issued and outstanding as fully paid shares for company law purposes.

The effect of the borrowing of our ADSs pursuant to the ADS Lending Agreement and the issuance of our ADSs in this offering may adversely affect the market price of our ADSs.

        The increase in the number of outstanding ADSs and the sale of Borrowed ADSs could have a negative effect on the market price of our ADSs. The existence of the ADS Lending Agreement, the short sales of our ADSs effected in connection with the sale of our convertible senior notes, and the related derivatives transactions, or any unwind of such short sales or derivatives transactions, could cause the market price of our ADSs to be lower over the term of the ADS Lending Agreement than it would have been had we not entered into that agreement, due to the effect of the increase in the number of outstanding ADSs or otherwise. For example, in connection with any cash settlement of any such derivative transaction, the ADS Underwriter or its affiliates may purchase ADSs and the convertible senior note investors may sell ADSs. In addition, the ADS Borrower expects that, over the same period when the ADS Underwriter sells the Borrowed ADSs, the ADS Borrower, or its affiliates or agents, may, in its discretion, purchase a comparable number of ADSs in the open market. Any of these activities could temporarily increase, temporarily delay a decline in, or temporarily decrease, the market price of our ADSs. The market price of our ADSs could be further negatively affected by these or other short sales of our ADSs, including other sales by the purchasers of the convertible senior notes hedging their investment therein. The effect, if any, of these activities on the market price of our ADSs will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, cause or avoid an increase or a decrease in the market price of our ADSs.

Adjustments by convertible senior note investors of their hedging positions in our ADSs and the expectation thereof may have a negative effect on the market price of our ADSs.

        The up to                        ADSs that may be offered in connection with the ADS Lending Agreement are expected to be used by some investors in the convertible senior notes to establish hedging positions with respect to our ADSs through short sale transactions or privately negotiated derivative transactions. The number of ADSs offered hereby may be more or less than the number of ADSs that will be needed in such hedging transactions. Any buying or selling of shares of our ADSs by investors in the convertible senior notes to adjust their hedging positions in connection with this offering or in the future may affect the market price of our ADSs.

Sales of a significant number of our ADSs in the public markets, or the perception of these sales, could depress the market price of our ADSs.

        Sales of a substantial number of our ADSs or other equity-related securities in the public markets, including the issuance of ADSs upon conversion of the convertible senior notes, could depress the market price of our ADSs, and impair our ability to raise capital through the sale of additional equity securities. Sales of a substantial number of our ADSs or other equity-related securities in the public markets, including the issuance of ADSs upon conversion of the convertible senior notes, could depress the market price of our ADSs, and impair our ability to raise capital through the sale of additional equity securities. Although we and certain of our officers, directors and principal shareholders have agreed not to sell or otherwise dispose of our ordinary shares, ADSs or certain other securities until the expiration of the lock-up periods described under "Underwriting", the ADS Borrower, the ADS Underwriter and the representatives of the initial purchasers of the convertible senior notes may, in their sole discretion, release the restrictions at any time without notice. See "Underwriting." In addition, the ADS Underwriter may, in its sole discretion, release the restrictions on any such ADSs at any time without notice. We cannot predict the effect that future sales of our ADSs or other equity-related securities would have on the market price of our ADSs.

        In addition, the existence of the convertible senior notes may also encourage short selling by market participants because the conversion of the convertible senior notes could depress our ADS price. The price of our ADSs could be affected by possible sales of our ADSs by investors who view the convertible senior notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity, which we expect to occur involving our ADSs.

Conversion of the convertible senior notes being offered concurrently may dilute the ownership interest of existing shareholders, including holders who had previously converted their convertible senior notes.

        The conversion of some or all of the convertible senior notes will dilute the ownership interests of existing shareholders and existing holders of our ADSs. Any sales in the public market of the ADSs issuable upon such conversion, or the market perception that the availability of the Borrowed ADSs may increase the opportunities to create short positions with respect to the ADSs, could adversely affect prevailing market prices of our ADSs. In addition, the existence of the convertible senior notes may encourage short selling by market participants because the conversion of the convertible senior notes could depress the price of our ADSs.

Provisions of the convertible senior notes being offered concurrently could also discourage an acquisition of us by a third party.

        Certain provisions of the convertible senior notes could make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. For example, upon the occurrence of certain transactions constituting a fundamental change, holders of the convertible senior notes will have the right, at their option, to require us to repurchase all of their convertible senior notes or any portion of the principal amount of the convertible senior notes in integral multiples of US$1,000. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes. By discouraging an acquisition of us by a third party, these provisions could have the effect of depriving the holders of our ordinary shares and holders of our ADSs of an opportunity to sell their ordinary shares and ADSs, as applicable, at a premium over prevailing market prices.

The capped call transactions may affect the value of our ADSs.

        In connection with the concurrent offering of the convertible senior notes, we expect to enter into capped call transactions with the option counterparties. The capped call transactions are expected to reduce the potential dilution to our ADSs upon conversion of the convertible senior notes, with such reduction subject to a cap. If the note initial purchasers exercise their option to purchase additional convertible senior notes, we expect to enter into additional capped call transactions.

        In connection with establishing their initial hedges of the capped call transactions, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates:

  •
  will enter into various derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the convertible senior notes; and

  •
  may unwind these various derivative transactions and purchase our ADSs in open market transactions shortly following the pricing of the convertible senior notes.

        These activities could have the effect of increasing, or reducing the size of a decline in, the market price of our ADSs concurrently with, or shortly following, the pricing of the convertible senior notes. The effect, if any, of these activities, including the direction or magnitude, on the market price of our ADSs will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

        In addition, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates may modify the option counterparties' hedge positions by entering into or unwinding various derivatives with respect to our ADSs, the convertible senior notes or other securities of ours and/or purchasing or selling our ADSs, the convertible senior notes or other securities of ours in privately-negotiated and/or open market transactions following the pricing of the convertible senior notes and prior to, or at, the maturity of the convertible senior notes (and are likely to do so following any conversion of the convertible senior notes or repurchase of the convertible senior notes by us on any fundamental change repurchase date, the repurchase date or otherwise). The effect, if any, of these activities on the market price of our ADSs will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, cause or avoid an increase or a decrease in the market price of our ADSs.

        In addition, the option counterparties may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

        In addition, if the capped call transactions fail to become effective, whether or not the offering of convertible senior notes is completed, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates may unwind the option counterparties' hedge positions with respect to our ADSs, which could adversely affect the value of our ADSs.

        We do not make any representation or prediction as to the direction or magnitude of any potential effect that the capped call transactions described above may have on the market price of the ADSs or other securities of ours. In addition, we do not make any representation that the option counterparties or their respective affiliates will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. See "Description of Capped Call Transactions."

We are subject to counterparty risk with respect to the capped call transactions and the ADS Lending Agreement.

        We are subject to the risk that each of the counterparties to the capped call transactions and the ADS Borrower may default under the capped call transactions or ADS Lending Agreement, respectively. Neither our exposure to the credit risk of the option counterparties under the capped call transactions nor our exposure to the ADS Borrower under the ADS Lending Agreement will be secured by any collateral. In the past, economic conditions have resulted in the actual or perceived failure or financial difficulties of a number of financial institutions, including the bankruptcy filing by Lehman Brothers Holdings Inc. and various of its affiliates. If either an option counterparty or the ADS Borrower becomes subject to insolvency proceedings, we will become an unsecured creditor in those proceedings with a claim equal to our exposure at that time under our transactions with them. In each case, our exposure will depend on many factors. Generally, in the case of the capped call transactions, the increase in our exposure will be correlated to the increase in the market price and in the volatility of our ADSs and, in the case of the ADS Lending Agreement, our exposure will be correlated to the market price of our ADSs and the number of Loaned ADSs outstanding at the time of any default by the ADS Borrower. In addition, as a result of a default by any counterparty to the capped call transactions, we may suffer more dilution than we currently anticipate with respect to our ADSs. See "—Conversion of the convertible senior notes will dilute the ownership interest of existing ordinary shareholders and holders of our ADSs, including holders who have previously converted their convertible senior notes" for more information regarding the dilutive effects of conversion of the convertible senior notes. We can provide no assurances as to the financial stability or viability of any counterparty to the capped call transactions or the ADS Borrower.

We may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences for U.S. Holders.

        Based on our audited financial statements and relevant market and shareholder data, we believe that we should not be treated as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes with respect to the 2016 or 2015 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2017 taxable year. The application of the PFIC rules is subject to ambiguity in several respects and, in addition, we must make annual separate determination each year as to whether we are a PFIC (after the close of each taxable year). The determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market price of our ADSs from time to time, which may be volatile). Among other matters, if our market capitalization declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years. Accordingly, we cannot assure you of our PFIC status for our current taxable year ending December 31, 2017 or for any future taxable year. If we were treated as a PFIC for any taxable year during which a U.S. Holder held an ADS or an ordinary share, certain adverse United States federal income tax consequences could apply to the U.S. Holder (as defined herein). For a more detailed discussion of United States federal income tax consequences to U.S. Holders, see "Taxation—United States Federal Income Taxation—Passive Foreign Investment Company Rules."

USE OF PROCEEDS

        If the concurrent offering of the convertible senior notes is consummated, we expect that offering to produce net proceeds of approximately US$             million, or approximately US$             million if the note initial purchasers' option to purchase additional convertible senior notes is exercised in full, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us. We will not receive any proceeds from the sale of the Borrowed ADSs in this offering, but we will receive from the ADS Borrower a nominal lending fee of US$0.0004 per Borrowed ADS, which will be applied to fully pay up the ordinary shares underlying the Borrowed ADSs. We have been informed by the ADS Borrower that it or its affiliates or agents intend to use the short position created by the ADS loan and the concurrent short sales of the Borrowed ADSs to facilitate transactions by which some investors in the convertible senior notes offered may hedge their investments.

        We expect to use the net proceeds from the convertible senior notes offering as follows: (i) approximately US$             million of the net proceeds (assuming no exercise of the note initial purchasers' option) to pay the cost of the capped call transactions; and (ii) the remaining net proceeds to repay all or part of the principal and interest of the loans that we borrowed from a US$250 million revolving credit facility under the US$500 million Facilities Agreement, to make investments into minority equity interests in businesses that are in our industry or are complementary to our business, and to fund other general corporate purposes.

        If the note initial purchasers' option is exercised, we may use a portion of the net proceeds from the sale of the additional convertible senior notes to enter into additional capped call transactions. We expect to use the remainder of the net proceeds from the sale of additional convertible senior notes for the same purposes described above.

        The foregoing represents our current intentions to use and allocate the net proceeds of this offering and the concurrent offering of the convertible senior notes based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply these net proceeds. If an unforeseen event occurs or business conditions change, we may use these proceeds differently than as described in this prospectus supplement.

        In utilizing the proceeds of this offering and the concurrent offering of the convertible senior notes, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risks Relating to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds from the offerings of any securities to make loans or additional capital contributions to our PRC operating subsidiaries."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratios are calculated using financial information extracted, where applicable, from the audited consolidated financial Statements, which are prepared in accordance with U.S. GAAP. For purposes of computing this ratio, earnings generally consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest.

	Year Ended December 31,
						Six Months Ended June 30, 2017
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.5	1.6	1.6	2.0	2.7	2.7

CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2017:

  •
  on an actual basis; and

  •
  on an adjusted basis to give effect to (1) the concurrent sale of the convertible senior notes (assuming no exercise of the note initial purchasers' option), after deducting the underwriting discounts and commissions and other estimated offering expenses payable by us, (2) our maximum repayment of long-term debt of US$250 million, and (3) our payment of dividend of approximately RMB300 million (US$45 million) after this offering.

        You should read this table together with our financial statements and the related notes and the information under "Item 5. Operating and Financial Review and Prospects" included in our 2016 20-F, as well as our unaudited consolidated financial information as of and for the six months ended June 30, 2017, included in our current report on Form 6-K furnished to the SEC on October 26, 2017, both of our 2016 20-F and such Form 6-K being incorporated by reference in this prospectus supplement.

	As of June 30, 2017
	Actual		As adjusted(1)
	(RMB)	(US$)	(RMB)	(US$)
	(in thousands, except share data)
Short-term debt	162,586	23,983	162,586	23,983
Long-term debt, current	135	20	135	20
Long-term debt, non-current	3,658,041	539,590	1,963,217	289,590
Convertible notes	—	—
Shareholders' equity:
Ordinary shares (US$0.0001 par value per share; 8,000,000,000 shares authorized; 279,227,146 shares issued and outstanding as of June 30, 2017)	204	30	204	30
Treasury shares (3,096,764 shares as of June 30, 2017)	(107,331)	(15,832)	(107,331)	(15,832)
Additional paid-in capital	3,753,504	553,671	3,753,504	553,671
Retained earnings	2,349,896	346,628	2,049,896	302,376
Accumulated other comprehensive income	32,743	4,830	32,743	4,830

Total China Lodging Group, Limited shareholders' equity	6,029,016	889,327	5,729,016	845,075
Non-controlling interest	18,708	2,760	18,708	2,760

Total equity	6,047,724	892,087	5,747,724	847,835
Total capitalization	9,705,765	1,431,677

(1)
We expect to use a portion of the net proceeds from the convertible senior notes offering to pay the cost of the capped call transaction, as described under "Use of Proceeds." The above table does not include the impact from the cost of the capped call transactions, our receipt of the nominal lending fees for the Borrowed ADSs or the accounting treatment of the ADS Lending Agreement.

(2)
Total capitalization equals the sum of long-term debt (non-current), convertible notes and total equity.

Other than described above, there have been no material changes to our total capitalization since June 30, 2017.

DIVIDEND POLICY

        On December 21, 2015, we declared a special cash dividend of US$0.17 per ordinary share, or US$0.68 per ADS, each representing four ordinary shares. Our ADS holders are entitled to such dividends to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. The total amount of cash distributed for the special dividend was US$42.5 million, which was paid in full by March 31, 2016. We had never declared or paid cash dividends prior to December 21, 2015. On September 28, 2017, our board of directors approved to pay dividends of approximately RMB300 million (US$45 million) to our shareholders. The record date for this dividend distribution is December 4, 2017. Citibank, N.A., depositary for the ADSs, expects to pay out dividends to ADS holders on or about December 15, 2017. Other than this dividend, we do not have any plan to declare or pay any dividends in the foreseeable future.

        Subject to our memorandum and articles of association and applicable laws, our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

        We are a holding company with no material operations of our own. We conduct our operations primarily through our subsidiaries in China. As a result, our ability to pay dividends and to finance any debt we may incur depends upon dividends paid to us by our subsidiaries. If our subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our PRC subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Pursuant to laws applicable to entities incorporated in the PRC, our subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires an annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end) until the accumulative amount of such reserve fund reaches 50% of its registered capital; the other fund appropriations are at the subsidiaries' discretion. These reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends. Our board of directors has complete discretion in deciding whether to distribute dividends.

EXCHANGE RATE INFORMATION

        Our business in conducted in China and substantially all of our revenues are denominated in RMB. However, periodic reports made to shareholders will be expressed in U.S. dollars using the then current exchange rates. The conversion of Renminbi into U.S. dollars in this prospectus supplement is solely for the convenience of readers. The exchange rate refers to the exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board. On October 20, 2017, the exchange rate, as set forth in the H.10 statistical release of the Federal Reserve Board, was RMB6.5785 to US$1.00.

        The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

Period	Period end	Average(1)	High	Low
	(RMB per US$1.00)
2012	6.2301	6.2990	6.2221	6.3879
2013	6.0537	6.1412	6.0537	6.2438
2014	6.2046	6.1704	6.0402	6.2591
2015	6.4778	6.2869	6.1870	6.4896
2016	6.9430	6.6549	6.4480	6.9580
2017
Six months ended June 30	6.7793	6.8716	6.7793	6.9575
April	6.8900	6.8876	6.8778	6.8988
May	6.8098	6.8843	6.8098	6.9060
June	6.7793	6.8066	6.7793	6.8382
July	6.7240	6.7694	6.7240	6.8039
August	6.5888	6.6670	6.5888	6.7272
September	6.6533	6.5697	6.4773	6.6591
October (through October 13)	6.5785	6.6210	6.5712	6.6533

(1)
Annual averages are calculated by averaging the rates on the last business day of each month during the annual period. Monthly averages are calculated by averaging the rates on each business day during the month.

DESCRIPTION OF THE REGISTERED ADS BORROW FACILITY AND CONCURRENT OFFERING OF CONVERTIBLE SENIOR NOTES

        Concurrently with this offering of Borrowed ADSs, we are offering up to US$425,000,000 aggregate principal amount of convertible senior notes, assuming no exercise of the note initial purchasers' option to purchase additional convertible senior notes (or up to US$50,000,000 aggregate principal amount of our convertible senior notes if the note initial purchasers in the convertible senior notes offering exercise their option in full), in reliance on the exemption from registration provided by Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan under the ADS Lending Agreement will terminate, and this offering will terminate, and all the Initial Borrowed ADSs (or ADSs fungible with the Initial Borrowed ADSs) must be returned to us.

        To facilitate transactions by which some investors in the convertible senior notes may hedge their investment in such notes, we have entered into the ADS Lending Agreement, dated as of the date hereof, with the ADS Borrower, under which we have agreed to loan to the ADS Borrower up to an aggregate of                        of our ADSs from time to time during the period beginning on the first date on which any ADSs being offered pursuant to this prospectus supplement and the accompanying prospectus are delivered to investors and ending on a date specified in the ADS Lending Agreement by reference to the provisions of the underwriting agreement that provide for this prospectus supplement to be available for the sale of the Borrowed ADSs for a specified number of trading days (in each case, subject to market disruption and the unavailability of the accompanying prospectus).

        Subject to the terms of the ADS Lending Agreement, the ADSs borrowed pursuant to the ADS Lending Agreement must generally be returned to us on the earliest of:

  •
  a date following the maturity date of the convertible senior notes;

  •
  the date as of which we have notified the ADS Borrower in writing of our intention to terminate the ADS Lending Agreement at any time after the latest of (x) the date on which the entire principal amount of the convertible senior notes ceases to be outstanding, (y) the date as of which the ADS Borrower has returned all Borrowed ADSs to us such that there are no further Borrowed ADSs outstanding, and (z) the date on which the entire principal amount of any additional convertible securities of ours that we have in writing consented to permit the ADS Borrower to hedge under the ADS Lending Agreement ceases to be outstanding, in each case, whether as a result of conversion, redemption, repurchase, cancellation or otherwise; and

  •
  the date on which the ADS Lending Agreement shall terminate in accordance with its terms.

        We refer to this period as the loan availability period.

        The ADS loan under the ADS Lending Agreement will terminate, and this offering will terminate, and any Borrowed ADSs must be returned to us (i) if the offering of the convertible senior notes is not consummated and (ii) following the end of the loan availability period. In addition, the ADS Borrower may terminate all or any portion of the ADS loan under the ADS Lending Agreement at any time or upon our default under the ADS Lending Agreement, including certain breaches by us of our representations and warranties, covenants or agreements under the ADS Lending Agreement. We may terminate the ADS loan with the ADS Borrower upon a default of the ADS Borrower under the ADS Lending Agreement, including certain breaches by the ADS Borrower of its representations and warranties, covenants or agreements under the ADS Lending Agreement, or the bankruptcy of the ADS Borrower.

        If the ADS Borrower is legally prevented from returning Borrowed ADSs to us or if it is commercially impracticable or, in certain other circumstances, upon our request, the ADS Borrower may pay us the value of the Borrowed ADSs in cash instead of returning the Borrowed ADSs.

        We will not receive any proceeds from the sale of the Borrowed ADSs in this offering, but we will receive from the ADS Borrower a nominal processing fee of US$0.0004 per Borrowed ADS, which will be applied to fully pay up the ordinary shares underlying the Borrowed ADSs.

        The ordinary shares underlying the Borrowed ADSs that we will issue to the ADS Borrower will be issued and outstanding as fully paid shares for company law purposes. The ADS depositary will be the holder of the ordinary shares underlying the Borrowed ADSs. The holders of the Borrowed ADSs will have all of the rights of a holder of our outstanding ADSs, including the right, through the ADS depositary, to vote on all matters on which our ADS holders have a right to vote (except the ADS Borrower and its affiliates have agreed not to vote the Borrowed ADSs held by them) and the right, through the ADS depositary, to receive any dividends or other distributions made to ADS holders in respect of any dividend or other distribution that we may pay or make on our outstanding ordinary shares. However, under the ADS Lending Agreement, the ADS Borrower has agreed:

  •
  to pay us an amount equal to any cash dividends or distributions (in liquidation or otherwise) that are paid on the Borrowed ADSs (net of any fees, costs or tax withholdings and deductions); and

  •
  to pay or deliver to us any other dividend or distribution on the Borrowed ADSs (other than a dividend or distribution of ADSs) (net of any fees, costs or tax withholdings and deductions), or an amount equal to the value thereof (net of any fees, costs or tax withholdings and deductions).

        The ADS Borrower is initially offering            Borrowed ADSs at US$        per ADS for sale pursuant to this prospectus supplement and the accompanying prospectus. It is currently expected that the short position established by the ADS Borrower in making the initial offering of ADSs will be used to facilitate swap transactions with investors in the convertible senior notes. The ADS Borrower may offer for sale pursuant to this prospectus supplement and the accompanying prospectus the additional Borrowed ADSs that it is entitled to borrow under the ADS Lending Agreement in various transactions at any time and from time to time after the issuance of the convertible senior notes, in amounts to be determined by the ADS Borrower. We refer to these ADSs as "Additional Borrowed ADSs." In connection with the sale of the Additional Borrowed ADSs, the ADS Borrower, or its affiliates, may effect such transactions by selling the Borrowed ADSs to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from purchasers of ADSs for whom the dealers may act as agents or to whom they may sell as principals. In addition, the ADS Borrower expects that, over the same period when the ADS Underwriter sells the Additional Borrowed ADSs, the ADS Borrower, or its affiliates or agents, may, in its discretion, purchase a comparable number of ADSs in the open market and use such ADSs to facilitate short sales and/or privately negotiated derivative transactions by investors in the convertible senior notes. In addition, the ADS Borrower, or its affiliates or agents, may from time to time purchase our ADSs in the open market and use such ADSs to facilitate short sales and/or privately negotiated derivative transactions by investors in the convertible senior notes.

        The existence of the Registered ADS Borrow Facility and the sale of the Borrowed ADSs under this prospectus supplement and accompanying prospectus could have the effect of causing the market price of our ADSs to be lower over the term of the ADS Lending Agreement than it would have been had we not entered into the ADS Lending Agreement. In addition, any purchases of ADSs in connection with the termination of any portion of the ADS Lending Agreement or otherwise may have the effect of increasing, or preventing a decline in, the market price of our ADSs during or following the loan unwind period. See "Risk Factors—Risks Related to Our Notes, ADSs and Ordinary Shares—The effect of the issuance of our ADSs in this offering may be to lower the market price of our ADSs." We are also subject to counterparty risk in the event of a default by the ADS Borrower in respect of its obligations under the ADS Lending Agreement. If the ADS Borrower becomes subject to insolvency proceedings, this may negatively affect our ability to recover any Borrowed ADSs from the ADS Borrower. See "Risk Factors—Risks Related to Our ADSs, Our Trading Market and This Offering—We are subject to counterparty risk with respect to the capped call transactions and the ADS Lending Agreement."

DESCRIPTION OF THE CONCURRENT CAPPED CALL TRANSACTIONS

        In connection with the pricing of the convertible senior notes, we expect to enter into privately-negotiated capped call transactions with one or more financial institutions (which may include the ADS Underwriter or its affiliates), which we refer to as the option counterparties. The capped call transactions will cover, subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the convertible senior notes, the number of ADSs that will initially underlie the convertible senior notes sold.

        If the note initial purchasers exercise their option to purchase additional convertible senior notes, we expect to enter into additional capped call transactions with the option counterparties, which will initially cover the number of ADSs that will initially underlie the additional convertible senior notes sold to the note initial purchasers. We refer to any such additional capped call transactions and the initial capped call transactions collectively as the capped call transactions.

        The capped call transactions are expected to reduce the potential dilution with respect to our ADSs upon any conversion of the convertible senior notes to the extent that the market price per ADS, as measured under the terms of the capped call transactions, exceeds the applicable strike price of the capped call transactions, which initially corresponds to the applicable conversion price of the convertible senior notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the convertible senior notes. If, however, the market price per share of our ADSs, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution upon conversion of the convertible senior notes to the extent that such market price exceeds the cap price of the capped call transactions.

        The cap price will initially be      % above the closing price of our ADSs on The NASDAQ Global Select Market on the date of this offering memorandum and is subject to customary anti-dilution adjustments.

        We will not be required to make any cash payments to the option counterparties upon the exercise of the options that are evidenced by the capped call transactions. In connection with the conversion of any convertible senior notes, we will be entitled to receive from the option counterparties a number of ADSs (and cash in lieu of fractional shares), for all such convertible senior notes converted on a conversion date generally corresponding to the amount by which the market price per ADS, as measured under the terms of the capped call transactions, exceeds the applicable strike price of the capped call transactions during the relevant valuation period under the capped call transactions, with such number of ADSs (and cash in lieu of fractional shares) subject to a cap, as described above. If the convertible senior notes, or portions thereof, are converted early, then the capped call transactions, or the corresponding portion thereof, will be subject to early termination.

        In connection with establishing the option counterparties' initial hedge positions with respect to the capped call transactions, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates:

  •
  will enter into various cash-settled over-the-counter derivative transactions with respect to our ADSs concurrently with, or shortly following, the pricing of the convertible senior notes; and

  •
  may unwind these over-the-counter derivative transactions with respect to our ADSs and purchase our ADSs in open market transactions shortly following the pricing of the convertible senior notes.

        These activities could have the effect of increasing, or reducing the size of a decline in, the market price of our ADSs concurrently with, or shortly following, the pricing of the convertible senior notes. The effect, if any, of these activities, including the direction or magnitude, on the market price of our

ADSs or the price of our convertible senior notes will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

        In addition, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates may modify the option counterparties' hedge positions by entering into or unwinding various derivatives with respect to our ADSs, the convertible senior notes or other securities of ours and/or purchasing or selling our ADSs, the convertible senior notes or other securities of ours in privately-negotiated and/or open market transactions following the pricing of the convertible senior notes and prior to, or at, the maturity of the convertible senior notes (and are likely to do so following any conversion of the convertible senior notes or repurchase of the convertible senior notes by us on any fundamental change repurchase date, the repurchase date or otherwise).

        The effect, if any, of these activities on the market price of our ADSs will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, cause or avoid an increase or a decrease in the market price of our ADSs. In addition, the option counterparties may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control. See "Risk Factors—Risks Related to the Convertible Senior Notes and the Offering of the Convertible Senior Notes—The capped call transactions may affect the value of our ADSs" and "Underwriting."

MARKET PRICE INFORMATION FOR OUR AMERICAN DEPOSITARY SHARES

        Our ADSs have been listed on the NASDAQ Global Select Market under the symbol "HTHT" since March 26, 2010. The table below sets forth, for the periods indicated, the high and low market prices on the NASDAQ Global Select Market for our ADSs. On October 20, 2017, the last reported closing sale price of the ADSs on the NASDAQ Global Market was US$134.52 per ADS. The following table sets forth the high and low market prices for our ADSs on the NASDAQ Global Select Market for the periods indicated.

	Price per ADS
	High	Low
	(US$)
Annual highs and lows
2012	17.35	10.95
2013	30.92	14.80
2014	30.02	20.00
2015	32.89	17.47
2016	53.70	25.71
Quarterly highs and lows
First Quarter 2015	26.28	17.47
Second Quarter 2015	30.89	19.66
Third Quarter 2015	26.56	21.34
Fourth Quarter 2015	32.89	24.41
First Quarter 2016	38.21	25.71
Second Quarter 2016	38.01	32.80
Third Quarter 2016	46.90	36.79
Fourth Quarter 2016	53.70	41.90
First Quarter 2017	64.04	48.03
Second Quarter 2017	87.38	58.24
Third Quarter 2017	125.31	77.10
Monthly highs and lows
April 2017	70.98	58.24
May 2017	80.89	69.12
June 2017	87.38	75.48
July 2017	101.73	77.10
August 2017	114.95	97.59
September 2017	125.31	111.63
October 2017 (through October 20, 2017)	135.91	117.93

UNDERWRITING

        The Borrowed ADSs being offered under this prospectus supplement and the accompanying prospectus are ADSs that we have agreed pursuant to the ADS Lending Agreement to loan to Deutsche Bank AG, London Branch (the ADS Borrower), an affiliate of Deutsche Bank Securities Inc. (the ADS Underwriter). We have entered into an underwriting agreement with the ADS Underwriter and the ADS Borrower with respect to this offering.

                                             Initial Borrowed ADSs will be offered at US$             per ADS, and Additional Borrowed ADSs may be offered for sale in transactions, including block sales, on the Nasdaq Global Select Market, in the over-the-counter market, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices. The ADS Borrower has advised us that it may intend to offer Additional Borrowed ADSs on a delayed basis.

        The Borrowed ADSs will be offered in the United States through the ADS Underwriter, either directly or indirectly through its U.S. broker-dealer affiliates, or such other registered dealers as may be designated by the ADS Underwriter, and these dealers may receive compensation in the form of discounts, concessions or commissions, including from purchasers of ADSs for whom the dealers may act as agents or to whom they may sell as principals. The ADS Borrower has informed us that the sales of the Borrowed ADSs are intended to facilitate directly or indirectly privately negotiated transactions (including swaps relating to the ADSs) and short sales by which some investors in the convertible senior notes may hedge their investments in the convertible senior notes. In connection with facilitating such transactions, the ADS Borrower or its affiliates expect to receive customary negotiated fees from investors in the convertible senior notes, which may be deemed to be underwriter's compensation. The ADS Borrower and its affiliates may engage in such transactions at any time and from time to time during the term of the ADS Lending Agreement in ADS amounts to be determined by the ADS Borrower and such affiliates. Over the same period that the ADS Borrower, or its affiliates, sell the Borrowed ADSs, its or its affiliates or agents may, in their discretion, purchase a comparable number of ADSs on the open market. The ADS Borrower and its affiliates may from time to time purchase ADSs in the market and use such ADSs, including ADSs purchased in connection with the sale of the Borrowed ADSs, to facilitate transactions by which some investors in the convertible senior notes may hedge their investments in the convertible senior notes. See "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes."

        The ADS Borrower, or its affiliates, will receive all of the proceeds from the sale of the Borrowed ADSs. We will not receive any proceeds from the sale of Borrowed ADSs. Under the ADS Lending Agreement, we will receive a fee of US$0.0004 per ADS from the ADS Borrower or its affiliate.

        The ADSs are listed on the Nasdaq Global Select Market under the symbol "HTHT."

        We have agreed to indemnify the note initial purchasers of the convertible senior notes, or the "note initial purchasers," and the ADS Underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the note initial purchasers or the ADS Underwriter may be required to make in respect of any of these liabilities.

        The Company expects that delivery of the Borrowed ADSs will be made against payment therefor on November     , 2017, which will be the fifth business day following the date of the pricing of the convertible senior notes (such settlement being referred to as "T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Borrowed ADSs more than two business days prior to November     , 2017 will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Borrowed ADSs who wish to trade the Borrowed ADSs during such period should consult their advisors.

No Sales of Similar Securities

        The Company will not (A) until the end of the period during which we have agreed under the terms of the ADS Lending Agreement to extend ADS loans from time to time to the ADS Borrower or such earlier date that the ADS Borrower and the ADS Underwriter consent to in writing and (B) until the end of the 90-day period following the date of the offering memorandum related to the convertible senior notes or such earlier date that the initial purchaser representative consents to in writing, without the consent of the representatives of the initial purchasers of the convertible senior notes, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of such securities, in cash or otherwise or (3) file any registration statement with the SEC relating to the offering of any such securities, or (4) publicly disclose the intention to make any such offer, pledge, sale or disposition, or enter into any such transaction, swap, hedge or other arrangement, or file any such registration statement, subject to certain exceptions, including the grant of such securities pursuant to our existing share incentive plans, or the issuance of any such securities upon the exercise of options granted under existing employee share incentive plans.

        Certain of our officers, directors and principal shareholders have agreed that, without the prior written consent of the ADS Borrower, the ADS Underwriter and the representatives of the initial purchasers of the convertible senior notes, they will not, until 90 days after the date of the final offering memorandum related to the convertible senior notes or such earlier date that the initial purchaser representative consents to in writing, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs beneficially owned by them or any securities so owned convertible into or exercisable or exchangeable for ordinary shares or ADSs or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of such securities, in cash or otherwise or (3) publicly disclose the intention to make any such offer, pledge, sale or disposition, or enter into any such transaction, swap, hedge, or other arrangement. These restrictions are subject to certain exceptions, including that Mr. Qi Ji may sell up to 500,000 ADSs provided that such sales occur at least 45 days following the completion of the offering of the convertible senior notes and do not exceed 30,000 ADSs in any trading day.

Other Relationships

        The ADS Underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        The ADS Borrower, an affiliate of Deutsche Bank Securities Inc., has entered into the ADS Lending Agreement with us as described above under "Description of the Registered ADS Borrow Facility and Concurrent Offering of Convertible Senior Notes."

        The ADS Underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities.

        In addition, in the ordinary course of their business activities, the ADS Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The ADS Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Expenses

        The expenses of this offering that are payable by us are estimated to be US$            (excluding underwriting discounts and commissions).

Concurrent Offering

        Concurrently with this offering, we are offering up to US$425 million aggregate principal amount of convertible senior notes, assuming no exercise of the option of the note initial purchasers to purchase additional convertible senior notes (or up to US$50 million aggregate principal amount of convertible senior notes if the note initial purchasers exercise their option in full), in reliance on the exemption from registration provided by Rule 144A under the Securities Act and pursuant to Regulation S under the Securities Act.

        The offering of the Initial Borrowed ADSs hereby is contingent upon the closing of the convertible senior notes offering, and the convertible senior notes offering is contingent upon the offering of the Initial Borrowed ADSs hereunder. If the concurrent offering of convertible senior notes pursuant to Rule 144A and Regulation S is not consummated, the ADS loan under the ADS Lending Agreement will terminate, and this offering will terminate and all the Initial Borrowed ADSs (or ADSs fungible with the Initial Borrowed ADSs) must be returned to us.

Capped Call Transactions

        In connection with the pricing of the convertible senior notes, we expect to enter into capped call transactions with one or more financial institutions (which may include the ADS Underwriter or its affiliates), which we refer to as the option counterparties. The capped call transactions are expected to reduce the potential dilution to our ADSs upon conversion of the convertible senior notes, with such reduction subject to a cap. If the note initial purchasers exercise their option to purchase additional convertible senior notes, we expect to enter into additional capped call transactions.

        In connection with establishing their initial hedges of the capped call transactions, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates:

  •
  will enter into various derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the convertible senior notes; and

  •
  may unwind these various derivative transactions and purchase our ADSs in open market transactions shortly following the pricing of the convertible senior notes.

        These activities could have the effect of increasing, or reducing the size of a decline in, the market price of our ADSs concurrently with, or shortly following, the pricing of the convertible senior notes. The effect, if any, of these activities, including the direction or magnitude, on the market price of our ADSs will depend on a variety of factors, including market conditions, and cannot be ascertained at this time.

        In addition, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates may modify the option counterparties' hedge positions by entering into or unwinding various derivatives with respect to our ADSs, the convertible senior notes or other securities of ours and/or purchasing or selling our ADSs, the convertible senior notes or other securities of ours in privately-negotiated and/or open market transactions following the pricing of the convertible senior notes and prior to, or at, the maturity of the convertible senior notes (and are likely to do so following any conversion of the convertible senior notes or repurchase of the convertible senior notes by us on any fundamental change repurchase date, the repurchase date or otherwise).

        The effect, if any, of these activities on the market price of our ADSs will depend on a variety of factors, including market conditions, and cannot be ascertained at this time. Any of these activities could, however, cause or avoid an increase or a decrease in the market price of our ADSs. In addition, the option counterparties may choose to engage in, or to discontinue engaging in, any of these transactions with or without notice at any time, and their decisions will be in their sole discretion and not within our control.

        In addition, if the capped call transactions fail to become effective, whether or not the offering of convertible senior notes is completed, we have been advised by the option counterparties that the option counterparties and/or their respective affiliates may unwind the option counterparties' hedge positions with respect to our ADSs, which could adversely affect the value of our ADSs.

        See "Description of the Concurrent Capped Call Transactions" and "Risk Factors—Risks related to the convertible senior notes and the offering of the convertible senior notes—The capped call transactions may affect the value of our ADSs."

Conflicts of Interest

        All of the proceeds of the offering of the Borrowed ADSs will be paid to the ADS Underwriter or its affiliates. As a result, the ADS Underwriter, or an affiliate thereof, will receive more than 5% of the net proceeds of this offering. Thus, the ADS Underwriter has a "conflict of interest" as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. In accordance with Rule 5121, the ADS Underwriter will not make sales to a discretionary account without prior written consent of the customer. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market" as defined in Rule 5121 exists for the ADSs.

Selling Restrictions

Australia

        This prospectus supplement and the accompanying prospectus is not a disclosure document under Chapter 6D of the Corporations Act 2001 (Cth), or the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the ADSs under this prospectus supplement and the accompanying prospectus is only made to persons to whom it is lawful to offer the ADSs without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus supplement and the accompanying prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the ADSs sold to the offeree within 12 months after its transfer to the offeree under this prospectus supplement and the accompanying prospectus.

Cayman Islands

        We are not listed on the Cayman Islands Stock Exchange and therefore we are prohibited under the Companies Law from making any invitation to the public in the Cayman Islands to subscribe for any of our securities, and no invitation, whether directly or indirectly is made hereby to the public in the Cayman Islands to subscribe for any of our securities.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, the ADSs may not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that the ADSs may, with effect from and including the Relevant Implementation Date, be offered to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of ADSs to the public" in relation to any of the ADSs in any Relevant Member States means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe for the ADSs, as the same may be varied in that Member State, by any measure implementing the Prospectus Directive in that Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

  (a)
  The ADSs may not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

  (b)
  No advertisement, invitation or document relating to the ADSs may be issued, whether in Hong Kong or elsewhere, which is directed at or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

Japan

        The ADSs have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and may not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to, or for the account or benefit of, any person for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Financial Instruments and Exchange Law of Japan and (ii) in compliance with any other relevant laws and regulations of Japan.

Malaysia

        No prospectus supplement and the accompanying prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia pursuant to the Securities Commission Act, 1993, as the offer for purchase of, or invitation to purchase, the ADSs is meant to qualify as an "excluded offer or excluded invitation" within the meaning of Section 38 of the Securities Commission Act, 1993. The ADSs will not be offered, sold, transferred or otherwise disposed, directly or indirectly, nor any document or other material in connection therewith distributed, in Malaysia, other than to persons falling within any one of the categories or persons specified in Schedule 2 and/or Schedule 3 of the Securities Commission Act, 1993, who are also persons to whom any offer or invitation to purchase or sell would be an excluded offer or invitation within the meaning of Section 38 of the Securities Commission Act, 1993.

The People's Republic of China

        This prospectus supplement and the accompanying prospectus do not constitute a public offer of the ADSs, whether by way of sale or subscription, in the PRC. Other than to qualified domestic institutional investors in the PRC, the ADSs are not being offered and may not be offered or sold, directly or indirectly, in the PRC to or for the benefit of, legal or natural persons of the PRC. According to the laws and regulatory requirements of the PRC, with the exception of qualified domestic institutional investors in the PRC, the ADSs may, subject to the laws and regulations of the relevant jurisdictions, only be offered or sold to non-PRC natural or legal persons in Taiwan, Hong Kong or Macau or any country other than the PRC.

Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act (Chapter 289), or the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

  (c)
  shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

  (d)
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person, or any person pursuant to Section 275(2), or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

  (1)
  where no consideration is given for the transfer; or

  (2)
  by operation of law.

State of Kuwait

        The ADSs have not been authorized or licensed for offering, marketing or sale in the State of Kuwait. The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of the ADSs in the State of Kuwait is restricted by law unless a license is obtained from the Kuwaiti Ministry of Commerce and Industry in accordance with Law 31 of 1990. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are required by us and the ADS Underwriter to inform themselves about and to observe such restrictions. Investors in the State of Kuwait who approach us or any of the ADS Underwriter to obtain copies of this prospectus supplement and the accompanying prospectus are required by us and the ADS Underwriter to keep this prospectus supplement and the accompanying prospectus confidential and not to make copies thereof or distribute the same to any other person and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ADSs.

Switzerland

        This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of Article 652a or 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), and neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

United Arab Emirates

        This prospectus supplement and the accompanying prospectus are not intended to constitute an offer, sale or delivery of ADSs or other securities under the laws of the United Arab Emirates, or the UAE. The ADSs have not been and will not be registered under Federal Law No. 4 of 2000 Concerning the Emirates Securities and Commodities Authority and the Emirates Security and

Commodity Exchange, or with the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or with any other UAE exchange.

        This offering, the ADSs and interests therein have not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities in the UAE, and do not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended) or otherwise.

        In relation to its use in the UAE, this prospectus supplement and the accompanying prospectus are strictly private and confidential and are being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the ADSs may not be offered or sold directly or indirectly to the public in the UAE.

United Kingdom

        The ADSs may not be offered or sold other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the ADSs would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, or the FSMA, by the Company. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the ADSs other than in circumstances in which Section 21(1) of the FSMA does not apply to the Company.

TAXATION

Cayman Islands Taxation

        The following is a discussion on certain Cayman Islands tax consequences of an investment in the ADSs and the common shares represented by such ADSs. The discussion is of a general nature and is a general summary of present law, which is subject to prospective and retroactive change, and is included here for information purposes only. It is not intended to be, and should not be construed as, legal or tax advice, does not consider any investor's particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law. Prospective investors in the ADSs should consult their own tax advisers with respect to their particular circumstances and the effects of state, local or foreign laws, including Cayman Islands law, to which they may be subject.

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or to holders of our ADSs or ordinary shares levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, brought to, or produced before a court of the Cayman Islands. The Cayman Islands is a party to a double taxation treaty with the United Kingdom but otherwise is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Under existing Cayman Islands laws, payments of dividends and capital in respect of our shares or the ADSs will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend to any holder of our shares or ADSs, as the case may be, nor will gains derived from the disposal of our shares or ADSs be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

        No stamp duty is payable in respect of the issue of the ADSs. The ADSs themselves will be stampable if they are executed in or brought into the Cayman Islands.

Hong Kong Taxation

        The following is a summary of the material Hong Kong tax consequences of the ownership of the ADSs by an investor that either holds the ADSs (and recognizes gains on a mark-to-market basis for accounting purposes) or resells the ADSs. This summary does not purport to address all possible tax consequences of the ownership of the ADSs, and does not take into account the specific circumstances of any particular investors (such as tax-exempt entities, certain insurance companies, broker-dealers etc.), some of which may be subject to special rules. This summary is based on the tax laws of Hong Kong as in effect on the date of this prospectus supplement.

        Under the current laws of Hong Kong, no capital gain tax is imposed in Hong Kong in respect of capital gains from the sale of the ADSs.

        Revenue gains from the sale of ADSs by persons carrying on a trade, profession or business in Hong Kong where the gains are derived from or arise in Hong Kong from the trade, profession or business will be chargeable to Hong Kong profits tax, which is currently imposed at the rate of 16.5% on corporations and at the rate of 15% on individuals and unincorporated businesses.

        China Lodging HK, Starway HK, IBIS China Investment Limited, ACL Greater China Limited, TAHM Investment Limited and Orange Hotel Hong Kong Limited are subject to a profit tax at the rate of 16.5% on assessable profit determined under relevant Hong Kong tax regulations. No Hong Kong profit tax has been provided as we have not had any assessable profit that was earned in or derived from Hong Kong during the years presented.

        Gains arising from the sale of ADSs, where the purchases and sales of ADSs are effected outside of Hong Kong, should not be subject to Hong Kong profits tax.

        According to the current tax practice of the Hong Kong Inland Revenue Department, dividends paid by us on ADSs would not be subject to any Hong Kong tax, even if received by investors in Hong Kong.

        No Hong Kong stamp duty is payable on the transfers of the ADSs outside Hong Kong.

Singapore Taxation

        China Lodging Singapore is subject to Singapore corporate income tax at a rate of 17%. No Singapore profit tax has been provided as we have not had assessable profit that was earned in or derived from Singapore during the years presented.

PRC Taxation

Income Tax and Withholding Tax

        The EIT Law applies a uniform 25% enterprise income tax rate to PRC resident enterprises, including both foreign-invested enterprises and domestic enterprises. The EIT Law imposes an enterprise income tax of 10% on dividends distributed by a foreign-invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered a "nonresident enterprise" without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding tax rate. Holding companies in Hong Kong, for example, are subject to a 5% withholding tax rate if the holding companies are the beneficial owners of the dividends. The Cayman Islands, where we are incorporated, does not have such a tax treaty with China. Thus, dividends paid to us by our subsidiaries in China may be subject to the 10% withholding tax if we are considered a "non-resident enterprise" under the EIT Law.

        The EIT Law provides that enterprises established outside of China whose "de facto management bodies" are located in China are considered "resident enterprises." The "de facto management body" is defined as the organizational body that effectively exercises overall management and control over production and business operations, personnel, finance and accounting, and properties of the enterprise. Currently, there are no detailed rules or precedents governing the procedures and specific criteria for determining "de facto management body." The State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled offshore incorporated enterprise is located in China, which include: (a) the location where senior management members responsible for an enterprise's daily operations discharge their duties; (b) the location where financial and human resource decisions are made or approved by organizations or persons; (c) the location where the major assets and corporate documents are kept; and (d) the location where more than half (inclusive) of all directors with voting rights or senior management have their habitual residence. In addition, the SAT issued the Administrative Measures on Income Taxes of Chinese-controlled Offshore Incorporated Resident Enterprises (Trial Implementation), or Tax Trial Measures, on July 27, 2011, effective September 1, 2011, providing more guidance on the implementation of Circular 82. The Tax Trial Measures clarify matters including resident status determination, post-determination administration and competent tax authorities. Both Circular 82 and the Tax Trial Measures apply only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups and are not applicable to our case. But the determining criteria set forth in Circular 82 and the Tax Trial Measures may reflect the SAT's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC enterprise groups or by PRC or foreign individuals. As such, it is still unclear if the PRC tax authorities would determine that, notwithstanding our status as the Cayman Islands holding company of our operating business in China, we should be classified as a PRC "resident enterprise."

        Although we have not been notified that we are treated as a PRC resident enterprise, we cannot assure you that we will not be treated as a "resident enterprise" under the EIT Law, any aforesaid circulars or any amended regulations in the future. If we are treated as a PRC "resident enterprise" for PRC enterprise income tax purposes, we will be subject to PRC income tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although dividends distributed from our PRC subsidiaries to us would be exempt from the PRC dividend withholding tax, since such dividend income distributed to a PRC resident enterprise is exempted from enterprise income tax under the EIT Law. However, if we are required under the EIT Law to pay income tax on any dividends we receive from our subsidiaries, our income tax expenses will increase and the amount of dividends, if any, we may pay to our shareholders and ADS holders may be materially and adversely affected.

        Furthermore, if we are treated as a PRC resident enterprise, payments of dividend by us in respect of our ADSs and/or shares may be regarded as derived from sources within the PRC and therefore we may be obligated to withhold PRC income tax at 10% on payments of dividend on the ADSs or shares to non-PRC resident enterprise investors. In the case of non-PRC resident individual investors, the tax may be withheld at a rate up to 20%. In addition, if we are treated as a PRC resident enterprise, any gain realized on the transfer of the ADSs and/or shares by non-PRC resident investors may be regarded as derived from sources within the PRC and accordingly may be subject to a 10% PRC income tax in the case of non-PRC resident enterprises or 20% in the case of non-PRC resident individuals. The PRC tax on dividend or gains may be reduced or exempted under applicable tax treaties between the PRC and the holder's home country.

Value-added Tax

        On March 23, 2016, the Ministry of Finance of China and the State Administration of Taxation of China jointly issued the Circular on the Nationwide Implementation of Pilot Program for the Collection of Value Added-Tax Instead of Business Tax, or Circular 36, which became effective on May 1, 2016. Subsequent to the effectiveness of Circular 36, most of our PRC subsidiaries' business will be subject to value-added tax, or VAT, at a rate of 6% and they would be permitted to offset input VAT by providing valid VAT invoices received from vendors against their VAT liability.

        According to Circular 36, the entities and individuals providing the services within PRC shall be subject to VAT. The services are treated as being provided within PRC where either the service provider or the service recipient is located in PRC. The services subject to VAT include the provision of financial services such as transferring financial instruments. Based on the definition of "financial instruments" under Circular 36, the ADSs and/ shares is likely to be treated as financial instruments. As such, where a holder of the ADSs and/ shares who is an entity or individual located outside of the PRC re-sells the ADSs and/ shares to an entity or individual located outside of the PRC and derives any gain, since neither the service provider nor the service recipient is located in the PRC, theoretically the Circular 36 does not apply and we do not have the obligation to withhold the VAT or the local levies. However, there is uncertainty as to the applicability of VAT if either the seller or buyer of ADSs and/ shares is located within the PRC.

United States Federal Income Taxation

        The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of ordinary shares or ADSs, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person's decision to own such ordinary shares or ADSs. This discussion applies only to a U.S. Holder that holds ordinary shares or ADSs as capital assets for tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder's particular circumstances, including alternative minimum tax consequences, the potential application of the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  dealers or traders in securities who use a mark-to-market method of tax accounting;

  •
  persons holding ordinary shares or ADSs as part of a straddle, wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to the ordinary shares or ADSs;

  •
  persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

  •
  entities classified as partnerships for U.S. federal income tax purposes;

  •
  tax-exempt entities, including "individual retirement accounts" or "Roth IRAs";

  •
  persons that own or are deemed to own ten percent or more of our voting stock;

  •
  persons who acquired our ordinary shares or ADSs pursuant to the exercise of an employee stock option or otherwise as compensation; or

  •
  persons holding shares in connection with a trade or business conducted outside of the United States.

        If an entity that is classified as a partnership for U.S. federal income tax purposes owns ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning ordinary shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the ordinary shares or ADSs.

        This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. It is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms.

        A "U.S. Holder" is a holder who, for U.S. federal income tax purposes, is a beneficial owner of ordinary shares or ADSs and is:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has otherwise elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

        In general, a U.S. Holder who owns ADSs will be treated as the owner of the underlying shares represented by those ADSs for U.S. federal income tax purposes. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying shares represented by those ADSs.

        U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and foreign tax consequences of owning and disposing of ordinary shares or ADSs in their particular circumstances.

        This discussion assumes that we are not, and will not become, a passive foreign investment company, as described below.

Taxation of Distributions

        Distributions paid on ordinary shares or ADSs, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends.

        A non-corporate recipient of dividend income from a "qualified foreign corporation" will generally be eligible for tax at a reduced U.S. federal tax rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met. A non-U.S. corporation (other than a corporation that is a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (b) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Our ADSs are listed on the NASDAQ Global Market, and will qualify as readily tradable on an established securities market in the United States so long as they are so listed. Based on our audited financial statements and relevant market and shareholder data, we believe that we should not be treated as a PFIC for U.S. federal income tax purposes with respect to the 2016 or 2015 taxable year. In addition, based on our audited financial statements and our current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2017 taxable year. In the event we are deemed to be a resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the double taxation treaty between the PRC and the United States, or the Treaty, (which the U.S. Treasury Department has determined is satisfactory for this purpose) and in that case we would be treated as a qualified foreign corporation with respect to dividends paid on our ordinary shares or ADSs. Since we do not expect that our ordinary shares will be listed on established securities markets, we do not believe that dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. There can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in future years. Each non-corporate U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate applicable to qualified dividend income for any dividends we pay with respect to our ADSs or ordinary shares. The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.

        As discussed above under "—PRC Taxation," dividends we pay may be subject to PRC withholding tax. For U.S. federal income tax purposes, the amount of any dividend will include amounts withheld in respect of such PRC withholding tax. Subject to applicable limitations, some of which may vary depending upon a U.S. Holder's circumstances, PRC income taxes withheld from dividends on ordinary shares or ADSs at a rate not exceeding the rate applicable under the Treaty will be creditable against the U.S. Holder's U.S. federal income tax liability. PRC taxes withheld in excess of the rate applicable under the Treaty will not be eligible for credit against a U.S. Holder's federal income tax liability. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

        Dividends will be included in a U.S. Holder's income on the date of the U.S. Holder's, or in the case of ADSs, the depositary's, actual or constructive receipt of the dividend. The amount of any dividend income paid in RMB will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss, which would be U.S. source ordinary gain or loss, if the dividend is converted into U.S. dollars after the date of receipt.

Sale or Other Disposition of Ordinary Shares or ADSs

        For U.S. federal income tax purposes, gain or loss realized on the sale or other disposition of ordinary shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the ordinary shares or ADSs for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder's tax basis in the ordinary shares or ADSs disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. The deductibility of capital losses is subject to limitations.

        As described above under "—PRC Taxation," if we were deemed to be a tax resident enterprise under PRC tax law, gains from dispositions of our ordinary shares or ADSs may be subject to PRC withholding tax. In that case, a U.S. Holder's amount realized would include the gross amount of the proceeds of the sale or disposition before deduction of the PRC tax. Although any such gain of a U.S. Holder would generally be characterized as U.S.-source income, a U.S. Holder that is eligible for the benefits of the Treaty may be entitled to elect to treat the gain as foreign-source income for foreign tax credit purposes, in which case such gain may be classified under a separate category for income resourced by treaty for foreign tax credit limitation purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the Treaty and the creditability of any PRC tax on dispositions in their particular circumstances.

Passive Foreign Investment Company Rules

        We do not believe we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our 2016 taxable year. However, because PFIC status depends on the composition of our income and assets and the market value of our assets from time to time, as well as our market capitalization at the close of each quarter, there can be no assurance that we will not be a PFIC for any taxable year. While we do not currently expect to be or become a PFIC in the current or future taxable years, the determination of whether we are or will become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market price of our ADSs from time to time, which may be volatile). Among other matters, if our market capitalization declines, we may be or become a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being or becoming a PFIC for the current or one or more future taxable years.

        In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and capital gains.

        If we were a PFIC for any taxable year during which a U.S. Holder held ordinary shares or ADSs, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the ordinary shares or ADSs would be allocated ratably over the U.S. Holder's holding period for the ordinary shares or ADSs. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its ordinary shares or ADSs exceeds 125% of the average of the annual distributions on the ordinary shares or ADSs received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

        Alternatively, if we were a PFIC, a U.S. Holder could, if certain conditions are met, make a mark-to-market election with respect to our ADSs that would result in tax treatment different from the general tax treatment for PFICs described above. Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to our ADSs will generally continue to be subject to the foregoing rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. If a U.S. Holder were to make a mark-to-market election, the holder generally would recognize as ordinary income any excess of the fair market value of the ADSs at the end of each taxable year over its adjusted tax basis, and would recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the holder's tax basis in the ADSs will be adjusted to reflect these income or loss amounts. If we were a PFIC, it is unclear whether our ordinary shares would be treated as "marketable stock" eligible for the mark-to-market election. Any gain recognized on the sale or other disposition of ADSs in a year when we are a PFIC would be treated as ordinary income and any loss would be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

        A timely election to treat us as a qualified electing fund under Section 1295 of the Code would also result in alternative treatment from the general treatment for PFICs described above (which alternative treatment could, in certain circumstances, mitigate the adverse tax consequences of holding shares in a PFIC). U.S. Holders should be aware, however, that we do not intend to satisfy record-keeping and other requirements that would permit U.S. Holders to make qualified electing fund elections if we were a PFIC.

        In addition, if we were a PFIC, the favorable rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. Furthermore, if we were a PFIC for any taxable year during which a U.S. Holder held ordinary shares or ADSs, such U.S. Holder may be required to file a report containing such information as the U.S. Treasury may require. U.S. Holders should consult their tax advisers regarding whether we are or were a PFIC and the potential application of the PFIC rules.

Specified Foreign Financial Assets

        Certain U.S. Holders that own "specified foreign financial assets" with an aggregate value in excess of USD 50,000 are generally required to file an information statement along with their tax returns, currently on Form 8938, with respect to such assets. "Specified foreign financial assets" include any financial accounts held at a non-U.S. financial institution, as well as securities issued by a non-U.S. issuer that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Regulations extend this reporting requirement to certain entities that are treated as formed or availed of to hold direct or indirect interests in specified foreign financial assets based on certain objective criteria. U.S. Holders who fail to report the required information could be subject to substantial penalties. In addition, the statute of limitations for assessment of tax would be suspended, in whole or in part. Prospective investors should consult their own tax advisors concerning the application of these rules to their investment in ADSs or ordinary shares, including the application of the rules to their particular circumstances.

Information Reporting and Backup Withholding

        Dividend payments with respect to ADSs or ordinary shares and proceeds from the sale or exchange of ADSs or ordinary shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisers regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov. We also maintain a website at ir.huazhu.com, but information contained on our website is not incorporated by reference in this prospectus supplement. You should not regard any information on our website as a part of this prospectus supplement.

        As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. See "Incorporation of Documents by Reference" in the accompanying prospectus for more information.

        Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus supplement, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to our principal executive office located at No. 2266 Hongqiao Road, Changning District, Shanghai 200336, People's Republic of China. Our telephone number at this address is (86) 21 6195-2011.

LEGAL MATTERS

        Certain legal matters with respect to the United States federal law and New York state law in connection with this offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP and for the ADS Underwriter by Latham & Watkins LLP. Certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman and for the ADS Underwriter by Walkers. Legal matters as to PRC law will be passed upon for us by Jingtian & Gondgcheng and for the ADS Underwriter by Tian Yuan Law Firm.

EXPERTS

        The consolidated financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference to our annual report on Form 20-F for the year ended December 31, 2016 and the effectiveness of our internal control over financial reporting as of December 31, 2016 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Crystal Orange Hotel Holding Limited at December 31, 2016 and for the year ended December 31, 2016 incorporated by reference herein have been audited by Ernst & Young Hua Ming LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

        The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People's Republic of China.

        The office of Ernst & Young Hua Ming LLP is located at Level 16, Ernst & Young Tower, Oriental Plaza, No.1 East Chang An Ave, Dong Cheng District, Beijing 100738, People's Republic of China.

PROSPECTUS

China Lodging Group, Limited

Ordinary Shares

Debt Securities

Warrants

        We may offer and sell ordinary shares, debt securities or warrants in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

        Each time we or any selling security holder sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

        We or any selling security holder may sell the securities independently or together with any other securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

        Our ADSs are listed on the NASDAQ Global Select Market and are traded under the ticker symbol "HTHT."

        Investing in our securities involves risks. You should read the "Risk Factors" section contained in the applicable prospectus supplement and the documents we incorporate by reference in this prospectus before investing in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2017.

i

ABOUT THIS PROSPECTUS

        Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described in the sections entitled "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference" in this prospectus.

        In this prospectus, unless otherwise indicated or unless the context otherwise requires,

  •
  "ADSs" refers to our American depositary shares, each representing four ordinary shares, and "ADRs" refers to the American depositary receipts that may evidence our ADSs;

  •
  "PRC" or "China" refers to the People's Republic of China, excluding, for purposes of this prospectus, Taiwan, Hong Kong and Macau;

  •
  "RMB" refers to the legal currency of China;

  •
  "shares" or "ordinary shares" refers to our ordinary shares, par value US$0.0001 per share;

  •
  "$", "US$" or "U.S. dollars" refers to the legal currency of the United States; and

  •
  "we," "us," "our company" or "our" refers to China Lodging Group, Limited, a Cayman Islands company, and its predecessor entities and subsidiaries.

        This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, or the Securities Act. By using a shelf registration statement, we or any selling security holder may sell any of our securities from time to time and in one or more offerings. Each time we or any selling security holders sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or the applicable supplement to this prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2016 filed with the SEC on April 21, 2017, or the 2016 20-F;

  •
  our current report on Form 6-K furnished with the SEC on October 26, 2017; and

  •
  all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date of this prospectus and until the termination or completion of the offering under this prospectus.

        Our 2016 20-F contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to our principal executive office located at No. 2266 Hongqiao Road, Changning District, Shanghai 200336, People's Republic of China. Our telephone number at this address is (86) 21 6195-2011.

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the information incorporated by reference herein and therein may contain "forward-looking statements" within the meaning of, and are intended to qualify for the safe harbor from liability established by, the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "could," "will," "should," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," "future," "is/are likely to," "project" or "continue" or the negative of these terms or other comparable terminology. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include:

  •
  our anticipated growth strategies, including developing new hotels at desirable locations in a timely and cost-effective manner and launching a new hotel brand;

  •
  our future business development, results of operations and financial condition;

  •
  expected changes in our revenues and certain cost or expense items;

  •
  our ability to attract customers and leverage our brand; and

  •
  trends and competition in the lodging industry.

        You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. You should read thoroughly this prospectus, any accompanying prospectus supplement and the documents that we reference in this prospectus and any applicable prospectus supplement with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. Factors that could cause or contribute to such differences include those discussed in the section titled "Risk Factors." They include economic and political conditions and government policies in the countries in which we operate, inflation rates, exchange rates, regulatory developments, technological improvements, customer demand and competition. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This prospectus also contains or incorporates by reference data, including industry-demand and product-pricing data, related to the lodging market in several countries, including China. This market data includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions.

        The forward-looking statements and any related statements made in this prospectus and the documents incorporated by reference are made as of the date of the respective documents. The forward-looking statements obtained from third-party studies or reports are made as of the date of the corresponding study or report. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though circumstances may change in the future.

 OUR COMPANY

        We are a leading and fast-growing multi-brand hotel group in China with leased and owned, manachised and franchised models. Under the lease and ownership model, we directly operate hotels located primarily on leased properties. Under the manachise model, we manage manachised hotels through the on-site hotel managers we appoint and collect fees from franchisees. Under the franchise model, we provide training, reservation and support services to the franchised hotels and collect fees from franchisees but do not appoint on-site hotel managers. We apply a consistent standard and platform across all of our hotels. We completed the acquisition of all of the equity interests in Crystal Orange Hotel Holdings Limited ("Crystal Orange") on May 25, 2017. As of June 30, 2017, Crystal Orange had 140 hotels in operation. As of June 30, 2017, we had 686 leased and owned hotels, 2,654 manachised hotels and 201 franchised hotels that were in operation and 30 leased and owned hotels and 582 manachised and franchised hotels that were contracted or under development. As of the same date, we had 359,530 hotel rooms in operation, and we operate approximately 24% of these hotel rooms under the lease and ownership model and the rest under the manachise and franchise models.

        As of the date of this prospectus, our hotel brands include Hi Inn, HanTing Hotel, HanTing Plus, Elan Hotel, JI Hotel, Starway Hotel, Joya Hotel, VUE Hotel, Crystal Orange Hotel, Orange Hotel Select, Orange Hotel and Manxin Hotel. We have also entered into brand franchise agreements with Accor and enjoyed exclusive franchise rights in respect of "Mercure," "Ibis" and "Ibis Styles" in the PRC, Taiwan and Mongolia and non-exclusive franchise rights in respect of "Grand Mercure" and "Novotel" in the PRC, Taiwan and Mongolia.

        Our operations commenced with mid-scale limited service hotels and commercial property development and management in 2005. We began our current business of operating and managing a multi-brand hotel group in 2007.

RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading "Item 3. Key Information—D. Risk Factors" in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, or the Exchange Act, and any risk factors and other information described in the applicable prospectus supplement before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

 USE OF PROCEEDS

        Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes. We will not receive proceeds from sales of securities by persons other than us except as may otherwise be stated in any applicable prospectus supplement.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges on a historical basis for the period indicated. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. The ratios are calculated using financial information extracted, where applicable, from the audited consolidated financial statements, which are prepared in accordance with U.S. GAAP.

        For purposes of computing this ratio, earnings generally consist of pre-tax income from continuing operations before adjustment for income or loss from equity investees and fixed charges excluding capitalized interest. Fixed charges consist of interest expense, the portion of rental expense considered representative of the interest factor and capitalized interest. See Exhibit 12.1 to this Form F-3 for the calculation of this ratio.

	Year Ended December 31,
						Six Months Ended June 30, 2017
	2012	2013	2014	2015	2016
Ratio of earnings to fixed charges	1.5	1.6	1.6	2.0	2.7	2.7

 DESCRIPTION OF THE SECURITIES

        We may issue from time to time, in one or more offerings, the following securities:

  •
  ordinary shares, including ordinary shares represented by ADSs;

  •
  debt securities; and

  •
  warrants.

        We will set forth in the applicable prospectus supplement a description of the debt securities and warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

Introduction

        As of the date of this prospectus, our authorized share capital is an amount of US$900,000 and consists of 8,000,000,000 ordinary shares of par value US$0.0001 each and 1,000,000,000 preferred shares of par value US$0.0001 each. As of the same date, we have 284,104,800 ordinary shares issued and outstanding and we do not have any preferred shares outstanding.

        We were incorporated as an exempted company with limited liability under the Companies Law, Cap 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands, or the Companies Law, on January 4, 2007. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. A Cayman Islands exempted company:

  •
  is a company that conducts its business outside the Cayman Islands;

  •
  is exempted from certain requirements of the Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

  •
  does not have to make its register of shareholders open to inspection; and

  •
  may obtain an undertaking against the imposition of any future taxation.

        The following summarizes the material terms of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares. This summary is not complete, and you should read our amended and restated memorandum and articles of association, which have been filed with the SEC.

        The following discussion primarily concerns ordinary shares and the rights of holders of ordinary shares. The holders of ADSs will not be treated as our shareholders and will be required to surrender their ADSs for cancellation and withdrawal from the depositary facility in which the ordinary shares are held in accordance with the provisions of the deposit agreement in order to exercise shareholders' rights in respect of the ordinary shares. The depositary will agree, so far as it is practical, to vote or cause to be voted the amount of ordinary shares represented by ADSs in accordance with the non-discretionary written instructions of the holders of such ADSs. See "—Voting Rights Attaching to the Shares" below.

Meetings

        Subject to the Company's regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than five clear days' notice in writing. Notice of every general meeting will be given to all of our shareholders other than those that, under the provisions of our amended and restated articles of association or the terms of issue of the ordinary shares they hold, are not entitled to receive such notices from us, and also to our directors and principal external auditors. Extraordinary general meetings may be called only by (i) the chairman of our board of directors, or (ii) a majority of our board of directors and may not be called by any other person.

        Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to applicable regulatory requirements, it will be deemed to have been duly called, if it is so agreed (i) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; and (ii) in the case of any other meeting, by our shareholders together holding not less than 95% of the voting rights represented by the issued voting shares giving that right.

        One or more shareholders entitled to vote and present in person or by proxy that represent not less than one-third in nominal value of the total issued voting shares will constitute a quorum. No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders meetings.

        A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person, if represented by its duly authorized representative—being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

        The quorum for a separate general meeting of the holders of a separate class of shares is described in "—Modification of Rights" below.

        Our amended and restated articles of association do not allow our shareholders to approve matters to be determined at shareholders meetings by way of written resolutions without a meeting.

Voting Rights Attaching to the Shares

        Subject to any special rights or restrictions as to voting for the time being attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote on a show of hands, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid share of which such shareholder is the holder.

        No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us have been paid.

        If a clearing house (or its nominee(s)), being a corporation, is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders provided that the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house (or its nominee(s)) including the right to vote individually on a show of hands.

        While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of the Company, it is not a concept that is accepted as a common practice in the Cayman Islands, and the Company has made no provisions in its amended and restated articles of association to allow cumulative voting for such elections.

Protection of Minorities Shareholders

        The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and to report thereon in a manner as the Grand Court shall direct.

        Any shareholder may petition the Grand Court of the Cayman Islands, which court may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up. Where any such petition has been presented by our shareholders, the Grand Court is permitted to make alternative orders to a winding-up order including orders regulating the conduct of our affairs in the future, requiring us to refrain from doing an act complained of by the petitioner or for the purchase of our shares by us or another shareholder.

        Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.

        The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge (i) an act which is ultra vires or illegal, (ii) an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of us, and (iii) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

Pre-emption Rights

        There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.

Liquidation Rights

        Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares: (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up on the shares held by them, respectively and (ii) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

        If we are wound up, the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Modification of Rights

        Except with respect to share capital (as described below) and the location of the registered office, alterations to our amended and restated memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders meeting.

        Subject to the Companies Law, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated, with the sanction of a special resolution, passed at a separate general meeting of the holders of the shares of that class. The provisions of our amended and restated articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

        The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

        We may from time to time by ordinary resolution:

  •
  increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

  •
  cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

  •
  sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum of association, subject nevertheless to the Companies Law, and so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights, over, or may have such deferred rights or be subject to any such restrictions as compared with the others as we have power to attach to unissued or new shares; and

  •
  divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in general meeting may be determined by our directors.

        We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

        Subject to any applicable restrictions set forth in our amended and restated articles of association, including, for example, the board of directors' discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under the share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ Global Select Market or in another form that our directors may approve.

        Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

  •
  the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of share;

  •
  the instrument of transfer is properly stamped (in circumstances where stamping is required);

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

  •
  fee of such maximum sum as the NASDAQ Global Select Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with the requirements of the NASDAQ Global Select Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

        We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the NASDAQ Global Select Market, the SEC, or by any other recognized stock exchange on which our securities are listed.

Dividends

        Subject to the Companies Law, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

        Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides (i) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (ii) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

        Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

        Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

        No dividend or other money payable by us on or in respect of any share shall bear interest against us.

        In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (i) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (ii) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. On the recommendation of our directors, we may also by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

        Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

        All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

        Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

        We are entitled to sell any shares of a shareholder who is untraceable, provided that:

  •
  all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained un-cashed for a period of 12 years prior to the publication of the advertisement and during the three months referred to in third bullet point below;

  •
  we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and

  •
  we have caused an advertisement to be published in newspapers in the manner stipulated by our amended and restated articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement and the NASDAQ Global Select Market has been notified of such intention.

        The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Differences in Corporate Law

        The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

        Mergers and Similar Arrangements.    Under the laws of the Cayman Islands, two or more companies may merge or consolidate in accordance with Section 233 of the Companies Law. A merger means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such constituent companies as the surviving company. A consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such constituent companies in the new consolidated company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by each constituent company by a special resolution of the shareholders and such other authorization as may be specified in such company's articles of association. The consent of each holder of a fixed or floating security interest of a constituent company in a proposed merger or consolidation must also be obtained.

        For a director who has a financial interest in the plan of merger or consolidation, he should declare the nature of his interest at the board meeting where the plan was considered. Following such declaration, subject to any separate requirement for Audit Committee approval under the applicable law or any applicable requirements imposed from time to time by the NASDAQ Global Select Market, the SEC, or by any other recognized stock exchange on which the securities are listed, and unless disqualified by the chairman of the relevant board meeting, he may vote on the plan of merger or consolidation.

        A shareholder resolution is not required if a Cayman Islands incorporated parent company is seeking to merge with one or more of its Cayman Islands incorporated subsidiary companies (i.e., companies where at least ninety per cent (90%) of the issued shares of which (of one or more classes) that are entitled to vote are owned by the parent company). In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

        The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or money and other assets or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

        After the plan of merger or consolidation has been approved by the directors, authorized by a resolution of the shareholders and the holders of fixed or floating security interest have given their consent, the plan of merger or consolidation is executed by each company and filed, together with certain ancillary documents, with the Registrar of Companies in the Cayman Islands.

        A shareholder may dissent from a merger or consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares. Such dissent rights are unavailable in respect of shares subject to a plan of merger or consolidation for which (i) an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent and (ii) in certain other situations.

        A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection. Such shareholders then have 20 days to give to the company their written election in the form specified by the Companies Law to dissent from the merger or consolidation.

        Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

        Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then within 20 days thereafter, the company shall or any dissenting shareholder may file a petition with the Grand Court for a determination of the fair value of the shares of all dissenting shareholders. At the petition hearing, the Grand Court shall determine the fair value of the shares of such dissenting shareholders as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

        Shareholders' Suits.    In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

  •
  a company is acting or proposing to act illegally or beyond the scope of its authority;

  •
  the act complained of, although not beyond the scope of its authority, could be effected duly if authorized by more than a simple majority vote which has not been obtained; or

  •
  those who control the company are perpetrating a "fraud on the minority."

        Corporate Governance.    Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the NASDAQ Global Select Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such a meeting. You may also refer to "Item 16G—Corporate Governance" in our most recent annual report on Form 20-F, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act.

Board of Directors

        We are managed by our board of directors. Our amended and restated memorandum and articles of association provide that the number of our directors will be fixed from time to time pursuant to an ordinary resolution of our shareholders but must consist of not less than two directors. There is no maximum number of directors unless otherwise determined by our shareholders in general meeting. Subject to matters set out below, any director on our board may be removed by way of an ordinary resolution of our shareholders or by the consent of a majority of the directors then in office.

        Our amended and restated articles of association provides that for so long as Ctrip.com International, Ltd. ("Ctrip"), together with its affiliates, continues to hold at least 8% of our outstanding ordinary shares, Ctrip shall have the right to appoint one (1) director to our board of directors and such director may only be removed or replaced by Ctrip; provided, however, that any person nominated by Ctrip to serve as a director must be accepted by a majority of our directors, in their reasonable discretion, before such nomination becomes effective. Any amendment or revocation of the relevant article in our amended and restated articles of association requires the prior written consent of Ctrip as long as Ctrip has the right to appoint such director.

        Our amended and restated articles of association provide that for so long as Winner Crown Holdings Limited ("Winner Crown"), together with its affiliates, continues to hold at least 15% of our outstanding ordinary shares, Winner Crown shall have the right to appoint two (2) directors to our board of directors and such directors may only be removed or replaced by Winner Crown; provided, however, that any person nominated by Winner Crown to serve as directors must be accepted by a majority of our directors, in their reasonable discretion, before such nomination becomes effective. Any amendment or revocation of the relevant article in our amended and restated articles of association requires the prior written consent of Winner Crown as long as Winner Crown has the right to appoint any such director.

        Our Company, AAPC Hong Kong Limited ("Accor") and various other parties entered into a deed of voting and right of first refusal (the "Deed of Voting and ROFR") on January 25, 2016. Pursuant to the Deed of Voting and ROFR (the form of which is included in a current report that we filed with the SEC on November 27, 2015), our articles of associations were amended to give effect to certain rights of Accor. Our amended and restated articles of association provide that for so long as Accor, together with its affiliates holds ordinary shares on an as converted basis that represent at least 8% of our Pro Forma Share Capital (as defined in the Deed of Voting and ROFR), Accor shall have the right to designate one (1) director to our board of directors and to any executive or management committee of our board of directors and such director may only be removed or replaced by Accor, for cause or otherwise as provided in the securities purchase agreement dated as of 14 December, 2014 between the Company and Accor. Any person designated by Accor to serve as a director shall be nominated and elected to our board of directors, provided that our board of directors shall only refrain from nominating and electing an Accor director designee if it reasonably determines that such designee has a criminal record or would cause us to violate any anti-corruption rules or to lose any material licenses. In addition, in the event of a founder departure, we must notify Accor within 10 days thereof, procure that a representative designated by Accor be appointed as a member of the nomination committee or other committee of our board of directors authorized to appoint the successor or any person assuming any of his material duties or responsibilities, and promptly share with the Accor director all relevant information with respect to any potential candidates provided to any other members of our board of directors or its nomination committee. Accor's rights above will terminate upon the earliest to occur of any termination event as provided in the Deed of Voting and ROFR. Any amendment or revocation of the relevant article in our amended and restated articles of association requires the prior written consent of Accor as long as Accor's rights pursuant to such article have not terminated.

        Any vacancies or additions to the existing board of directors can be filled by way of an ordinary resolution of our shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum where the number of remaining directors falls below the minimum number fixed by our board of directors. Any director appointed by our board of directors to fill a casual vacancy shall hold office until the first general meeting of shareholders after his appointment and be subject to re-election at such meeting. Any director appointed by our board of directors as an addition to the existing board shall hold office until our next following annual general meeting and shall be eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors. There is no requirement under Cayman Islands law or our amended and restated articles of association that a majority of our directors be independent.

        Meetings of our board of directors may be convened by the secretary on request of director or by any director. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.

        A meeting of our board of directors shall be competent to make lawful and binding decisions if at least two of the members of our board of directors are present or represented. At any meeting of our directors, each director, be it by such director's presence or by such director's alternate, is entitled to one vote.

        Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have an additional or casting vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Committees of the Board of Directors

        Pursuant to our amended and restated articles of association, our board of directors has established an audit committee and a compensation committee.

Issuance of Additional Ordinary Shares or Preferred Shares

        Our amended and restated memorandum and articles of association authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights and voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

        Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preferred shares may dilute the voting rights of holders of ordinary shares.

        Subject to applicable regulatory requirements, our board of directors may issue additional ordinary shares without action by our shareholders to the extent of available authorized but unissued shares. The issuance of additional ordinary shares may be used as an anti-takeover device without further action on the part of the shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.

Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find More Information About Us."

Interested Directors

        There are no provisions under Cayman Islands law that require a director who is interested in a transaction entered into by a Cayman company to disclose his interest nor will render such director liable to such company for any profit realized pursuant to such transaction.

History of Securities Issuance

        In December 2014, we entered into agreements with Accor to join forces in the Pan-China region to develop Accor brand hotels and to form an extensive and long-term alliance with Accor. The transactions with Accor were completed in the first quarter of 2016. Pursuant to the amended and restated master purchase agreement with Accor, we acquired from Accor certain businesses from Accor and, in return, issued 24,895,543 ordinary shares to Accor, which represented 9.0% of our ordinary shares outstanding after issuance. We also granted to Accor a right to nominate one director to our board of directors.

        We announced a share repurchase program approved by our board of directors on April 20, 2015, which was amended in March 2016. Under the terms of the approved program, we may repurchase up to US$80 million worth of our issued and outstanding ADSs. The repurchases may be made from time to time on the open market at prevailing market prices and subject to restrictions relating to volume, price and timing. This share repurchase plan was effective until April 20, 2017, and was implemented in a manner consistent with market conditions, the interest of the shareholders, the trading price of the ADSs and in compliance with relevant rules under the Exchange Act. We repurchased ADSs representing 3,096,764 ordinary shares on the open market for an aggregate consideration of RMB107.3 million in 2015. The repurchased shares were presented as "treasury shares" in shareholders' equity on our consolidated balance sheets. We did not repurchase any ADSs under this program in 2016 or 2017.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        Citibank, N.A. has agreed to act as the depositary for the American Depositary Shares. Citibank's depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent rights and interests in securities that are on deposit with the depositary. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs." The depositary typically appoints a custodian to safe-keep the securities on deposit. In this case, the custodian is Citibank, N.A.-Hong Kong, located at 9/F, Citi Tower, One Bay East, 83 Hoi Bun Road, Kwun Tong, Kowloon, Hong Kong.

        We appointed Citibank as depositary pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC, under cover of a Registration Statement on Form F-6 (Registration No. 333-165402). You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov).

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety.

        Each ADS represents the right to receive four ordinary shares on deposit with the custodian. An ADS also represents the right to receive any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary. As an ADS holder you appoint the depositary to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on behalf of you to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary (commonly referred to as the "direct registration system" or "DRS"). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary to the holders of the ADSs. The direct registration system includes automated transfers between the depositary and The Depository Trust Company ("DTC"), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder." When we refer to "you," we assume the reader owns ADSs and will own ADSs at the relevant time.

Dividends and Distributions

        As a holder, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of a specified record date.

  Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the Custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

  Distributions of Ordinary Shares

        Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary shares ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-ordinary shares ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary may sell all or a portion of the new ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

  Distributions of Rights

        Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary and we will assist the depositary in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

        The depositary will not distribute the rights to you if:

  •
  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

  •
  We fail to deliver satisfactory documents to the depositary; or

  •
  It is not reasonably practicable to distribute the rights.

        The depositary will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary is unable to sell the rights, it will allow the rights to lapse.

  Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary in determining whether such distribution is lawful and reasonably practicable.

        The depositary will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder would receive upon failing to make an election, as more fully described in the deposit agreement.

  Other Distributions

        Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary may sell all or a portion of the property received.

        The depositary will not distribute the property to you and will sell the property if:

  •
  We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

  •
  We do not deliver satisfactory documents to the depositary; or

  •
  The depositary determines that all or a portion of the distribution to you is not reasonably practicable.

        The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

  Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will timely notify the depositary. If it is reasonably practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary may determine.

Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, a split-up, cancellation, consolidation or reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the ordinary shares. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Ordinary Shares

        The depositary may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary will only issue ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary. As such, you will be deemed to represent and warrant that:

  •
  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

  •
  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

  •
  You are duly authorized to deposit the ordinary shares.

  •
  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

  •
  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary and also must:

  •
  ensure that the surrendered ADR certificate is properly endorsed or otherwise in proper form for transfer;

  •
  provide such proof of identity and genuineness of signatures as the depositary deems appropriate;

  •
  provide any transfer stamps required by the State of New York or the United States; and

  •
  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares may be limited by U.S. and Cayman Islands legal considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares being withdrawn. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

  •
  Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends.

  •
  Obligations to pay fees, taxes and similar charges.

  •
  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares are described in "Description of Share Capital—Voting Rights Attaching to the Shares" above.

        At our request, the depositary will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary to exercise the voting rights of the securities represented by ADSs.

        If the depositary timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities represented by the holder's ADSs. In the event voting takes place at a shareholders' meeting by show of hands, the depositary will instruct the custodian to vote in accordance with the voting instructions received from a majority of holders of ADSs who provided voting instructions. In the event voting takes place at a shareholders' meeting by poll, the depositary will instruct the custodian to vote in accordance with the voting instructions received from the holders of ADSs.

        Please note that the ability of the depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary in a timely manner. Securities for which no voting instructions have been received will not be voted.

Fees and Charges

        As an ADS holder, you will be required to pay the following service fees to the depositary:

Service	Fees
• Issuance of ADSs	Up to U.S. 5¢ per ADS issued
• Cancellation of ADSs	Up to U.S. 5¢ per ADS cancelled
• Distribution of cash dividends or other cash distributions	Up to U.S. 5¢ per ADS held
• Distribution of ADSs pursuant to stock dividends, free stock distributions or exercise of rights	Up to U.S. 5¢ per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to U.S. 5¢ per ADS held
• Depositary services	Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary

        As an ADS holder you will also be responsible to pay certain fees and expenses incurred by the depositary and certain taxes and governmental charges such as:

  •
  Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

  •
  Expenses for cable, telex and fax transmissions and for delivery of securities.

  •
  Taxes and duties upon the transfer of securities (i.e., when ordinary shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred by the depositary in connection with compliance with exchange control regulations and other applicable regulatory requirements.

  •
  Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

        Depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary banks by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary banks and by the brokers (on behalf of their clients) delivering the ADSs to the depositary banks for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary banks to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed. In the case of distributions other than cash (i.e., stock dividend, rights), the depositary banks charge the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary banks send invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary banks generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

        Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of such changes.

        The depositary may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary may agree from time to time.

Amendments and Termination

        We may agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses) or as may be required by law.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office at all reasonable times but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary's obligations to you. Please note the following:

  •
  We and the depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

  •
  The depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

  •
  The depositary disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

  •
  We and the depositary will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

  •
  We and the depositary disclaim any liability if we are prevented or forbidden from acting on account of any law or regulation, any provision of our amended and restated Memorandum and Articles of Association, any provision of any securities on deposit or by reason of any act of God or war or other circumstances beyond our control.

  •
  We and the depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for the deposit agreement or in our amended and restated Memorandum and Articles of Association or in any provisions of securities on deposit.

  •
  We and the depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting ordinary shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

  •
  We and the depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit which is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

  •
  We and the depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

Pre-Release Transactions

        The depositary may, in certain circumstances, issue ADSs before receiving a deposit of ordinary shares. These transactions are commonly referred to as "pre-release transactions." The deposit agreement limits the aggregate size of pre-release transactions and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary and to the custodian proof of taxpayer status and residence and such other information as the depositary and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

  •
  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

  •
  Hold the foreign currency (without liability for interest) for the applicable holders.

PLAN OF DISTRIBUTION

        We or any selling security holder may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

  •
  through agents;

  •
  to dealers or underwriters for resale;

  •
  directly to purchasers; or

  •
  through a combination of any of these methods of sale.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any selling security holder or any dealers acting for us or on our behalf or a selling security holder may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        The prospectus supplement relating to any offering will identify or describe:

  •
  any underwriter, dealers or agents;

  •
  their compensation;

  •
  the net proceeds to us or any selling security holder;

  •
  the purchase price of the securities;

  •
  the initial public offering price of the securities; and

  •
  any exchange on which the securities will be listed.

Sale through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        If dealers are used in the sale of the securities offered through this prospectus, we or any selling security holder will sell the securities to them as principals, unless we otherwise indicate in the prospectus supplement. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

        We or any selling security holder may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

        We or any selling security holder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Institutional Investors

        If indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, then payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

  •
  commercial and savings banks;

  •
  insurance companies;

  •
  pension funds;

  •
  investment companies;

  •
  educational and charitable institutions; and

  •
  other similar institutions as we may approve.

        The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution's purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

  •
  the validity of the arrangements; or

  •
  the performance by us or the institutional investor.

Market Making, Stabilization and Other Transactions

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

        We, any selling security holder and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we or any selling security holder may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

        We or any selling security holder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us or any selling security holder, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are incorporated and existing under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

        However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors; and

  •
  Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

        We are incorporated in the Cayman Islands, and conduct substantially all of our operations in China through our subsidiaries in China. Most of our officers reside outside the United States and some or all of the assets of those persons are located outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws of the United States or otherwise.

        We have appointed Cogency Global lnc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

        Conyers Dill & Pearman, our special legal counsel as to Cayman Islands law, and Jingtian & Gongcheng, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and the PRC, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the federal securities laws of the United States or any state or territory in the United States; or

  •
  entertain original actions brought in the courts of the Cayman Islands or the PRC against us or our directors or officers predicated solely upon the federal securities laws of the United States or any state or territory within the United States.

        Conyers Dill & Pearman has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

        Jingtian & Gongcheng has further advised us that the recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. There is currently no treaty between the PRC and the United States that provides for mutual recognition and enforcement of judgments rendered in the other state. As of the date of this prospectus, although there have been occasions where courts in the PRC and California respectively recognized and enforced judgments rendered by courts in the other jurisdiction, there is uncertainty whether a PRC court would generally form the view that reciprocity exists between the PRC and the United States and therefore recognize and enforce judgments rendered by United States courts on reciprocal basis. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. Therefore, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

 LEGAL MATTERS

        Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our special United States counsel, to the extent governed by the laws of the State of New York, and by Conyers Dill & Pearman, our special legal counsel as to Cayman Islands law, to the extent governed by the laws of the Cayman Islands. Legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng, our counsel as to PRC law. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

 EXPERTS

        The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2016 and the effectiveness of our internal control over financial reporting as of December 31, 2016 have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Crystal Orange Hotel Holding Limited at December 31, 2016 and for the year ended December 31, 2016 incorporated by reference herein have been audited by Ernst & Young Hua Ming LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

        The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai 200002, People's Republic of China.

        The office of Ernst & Young Hua Ming LLP is located at Level 16, Ernst & Young Tower, Oriental Plaza, No.1 East Chang An Ave, Dong Cheng District, Beijing 100738, People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are currently subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Under the Exchange Act, we are required to file with or furnish to the SEC reports, including annual reports on Form 20-F and other information. All information filed with or furnished to the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's website at www.sec.gov. We also maintain a website at ir.huazhu.com, but information contained on our website is not incorporated by reference in this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

        As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, upon our written request, will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

        We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus and any prospectus supplement are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect a copy of the registration statement at the SEC's Public Reference Room in Washington, D.C., as well as through the SEC's website.